     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 2000
                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                     METAPATH SOFTWARE INTERNATIONAL, INC.

             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    7371                                   98-0195754
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                              STRAND BRIDGE HOUSE
                                 138-142 STRAND
                                LONDON WC2R 1HH
                                 UNITED KINGDOM
                              (44) (207) 898-8800
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                            Clifford P. Wagner, Jr.
                          1755 North Collins Boulevard
                            Richardson, Texas 75080
                                 (972) 644-6886
                         ------------------------------

                                   COPIES TO:

     AKIKO MIKUMO, ESQ.             DEREK L. MEADES         WALTER A. LOONEY, JR., ESQ.
   COREY R. CHIVERS, ESQ.          METAPATH SOFTWARE        SIMPSON THACHER & BARTLETT
 WEIL, GOTSHAL & MANGES LLP       INTERNATIONAL, INC.       99 BISHOPSGATE, 21ST FLOOR
      ONE SOUTH PLACE             STRAND BRIDGE HOUSE             LONDON EC2M 3YH
      LONDON EC2M 2WG                138-142 STRAND               UNITED KINGDOM
       UNITED KINGDOM               LONDON WC2R 1HH             (44) (207) 422-4000
    (44) (207) 903-1000              UNITED KINGDOM          (44) (207) 422-4022 (FAX)
 (44) (207) 903-0990 (FAX)        (44) (207) 898-8800
                               (44) (207) 898-8199 (FAX)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                   TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM AGGREGATE            AMOUNT OF
                SECURITIES TO BE REGISTERED                       OFFERING PRICE(1)(2)            REGISTRATION FEE
Common Stock, $0.01 par value...............................          $172,500,000                    $45,540

(1) Includes shares which the Underwriters have the option to purchase solely to cover over-allotments.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SUBJECT TO COMPLETION--March 3, 2000
We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the document filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction that would not be permitted or legal.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
         , 2000

                                 [LOGO OF MSI]

                     METAPATH SOFTWARE INTERNATIONAL, INC.

                            -  SHARES OF COMMON STOCK
          ------------------------------------------------------------

    METAPATH SOFTWARE INTERNATIONAL, INC.:

    - We are a leading global provider of business and operational support systems software and services to the wireless telecommunications industry.

    - Metapath Software International, Inc.
      Strand Bridge House
      138-142 Strand
      London WC2R 1HH
      United Kingdom

    SYMBOL AND MARKET

    - MSII/Nasdaq National Market

    THE OFFERING:

    - We are offering   -  shares of our common stock.

    - The underwriters have an option to purchase up to   -  additional shares
      from us to cover over-allotments.

    - This is the initial public offering of our common stock.

    - As part of this offering, we will offer to selected persons, including a number of our employees, the right to buy up to 5% of the shares of common stock being sold by us.

    - We plan to use the proceeds from this offering for working capital, other general corporate purposes and potential acquisitions.

    - Closing:          , 2000

-------------------------------------------------------------------------------------
                                                               Per Share        Total
-------------------------------------------------------------------------------------
Public offering price:                                        $            $
Underwriting fees:
Proceeds to Metapath Software International, Inc.
-------------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful and complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

               ROBERTSON STEPHENS

                               JEFFERIES & COMPANY, INC.

                                               DLJDIRECT INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       [INSERT FRONT COVER PAGE]

    You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or any sale of the common stock.

                               TABLE OF CONTENTS

                                           PAGE
                                         --------
Prospectus Summary.....................         2
Risk Factors...........................         6
Special Note Regarding Forward-Looking         19
  Statements...........................
Use of Proceeds........................        20
Dividend Policy........................        20
Capitalization.........................        21
Dilution...............................        22
Selected Consolidated Financial Data...        23
Management's Discussion and Analysis of        24
  Financial Condition and Results of
  Operations...........................
Business...............................        35

                                           PAGE
                                         --------
Management.............................        53
Related Party Transactions.............        66
Principal Stockholders.................        72
Description of Capital Stock...........        75
Certain U.S. Federal Tax Considerations        77
  for Non-U.S. Holders.................
Shares Eligible for Future Sale........        80
Underwriting...........................        82
Legal Matters..........................        84
Experts................................        84
Additional Information.................        85
Index of Consolidated Financial               F-1
  Statements...........................

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. OTHER THAN IN THE FINANCIAL INFORMATION OR UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO OUR RECAPITALIZATION AND REINCORPORATION AS A DELAWARE CORPORATION PRIOR TO THIS OFFERING AND ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. ALL INFORMATION IN THIS PROSPECTUS RELATING TO THE NUMBER OF SHARES OF OUR COMMON STOCK OR OPTIONS IS BASED UPON INFORMATION AS OF DECEMBER 31, 1999.

                     METAPATH SOFTWARE INTERNATIONAL, INC.

    We are a leading global provider of business and operational support systems, or OSS, software used by the wireless telecommunications industry to launch and support mobile voice and data services. Fixed wireless and mobile wireless operators and service providers turn to us for software and service solutions that support key stages of their network and business lifecycle, from wireless license acquisition and network design and build-out to ongoing service management and customer relationship management. We began our business in 1989 as a provider of radio frequency engineering services and network planning software to leading wireless operators. Building on this experience, we expanded our product and service offerings to address areas of increasing importance to the wireless communications industry. We now have products and services that enable our clients to create and support new and existing services, improve network quality, evolve to third generation networks and address customer experiences and demands. We derive substantially all of our revenue from the sale of software product licenses, radio frequency engineering services and other services, including customer services and customer relationship management consulting, to these wireless operators and service providers.

    We currently offer to our clients five software packages that provide solutions for network planning, network performance management, usage data mediation (gathering usage information for use in business operations), service provisioning (activating and deactivating subscriber services) and customer relationship management. In addition to our software products, we offer radio frequency, or RF, engineering services to help our clients implement and rollout new products and services as well as to facilitate their network build-out and project management. We have also recently expanded our other service offerings from traditional customer support services, such as implementation, technical, maintenance and training services, to include consulting capabilities in the customer relationship management and network optimization areas.

    Telecommunications service providers operate in an increasingly competitive and complex marketplace that is undergoing vast changes. Deregulation and privatization have increased competition worldwide. At the same time, advances in technology and increased customer demand have resulted in the proliferation of communications services, including both traditional and Internet-based voice, wireless, data and video services. These same factors have similarly transformed the wireless telecommunications industry, which is experiencing rapid subscriber growth, intense competition, consolidation, introduction of new third generation, or 3-G, network technologies, convergence of traditional wireline, wireless and cable television services, and the introduction of new wireless data services.

    These trends have created challenges for operators and service providers in effectively managing their network operations, service offerings and customer relationships. As they seek to meet these challenges, wireless service operators and providers are increasingly turning to third-party vendors for superior software solutions and consulting services. By utilizing commercial software applications, operators seek state of the art solutions, capable of supporting growth, that they can implement at significantly lower costs rather than building these applications internally. Our software and service solutions are targeted at the three key areas--network management, service management and customer relationship management--where we believe operators and service providers are focusing their attention.

    Our objective is to be the leading provider of OSS software and services to the wireless communications industry. The key elements of our strategy include:

    - further penetrating our existing world-class client base;

    - enhancing our products to support wireless data applications;

    - pursuing acquisitions, strategic alliances and partnerships; and

    - attracting new clients.

    We have over 100 clients in more than 60 countries across North America, Europe, Asia, South America and Africa. Our clients include some of the world's leading wireless operators and service providers such as AT&T Wireless, Nextel, PrimeCo, Sprint PCS, Vodafone AirTouch, Telstra, Diax, Connect (Austria), various entities in China through China Telecom and SingTel Mobile. We typically provide our software and services to our clients on a direct relationship basis.

    We operate under the "MSI" trade name. Our principal executive offices are located at Strand Bridge House, 138-142 Strand, London WC2R 1HH, United Kingdom and our telephone number is (44) (207) 898-8800. Our Web site is www.msi-world.com. The information on our Web site is not incorporated by reference into this prospectus.

                                  THE OFFERING

Common stock offered.........................  - shares

Common stock to be outstanding after the
  offering...................................  - shares

Use of proceeds..............................  For working capital, general corporate purposes and potential acquisitions of
                                               businesses. See "Use of Proceeds."

Proposed Nasdaq National Market symbol.......  MSII

    The number of shares of common stock to be outstanding after this offering includes:

    - [      ] number of shares of common stock outstanding as of December 31,
      1999; and

    - [      ] shares of common stock issuable upon the assumed exercise of warrants prior to the closing of this offering.

    The number of shares of common stock to be outstanding after the offering does not include:

    - [      ] shares of common stock issuable upon exercise of options
      outstanding as of December 31, 1999, of which options for       shares are
      currently exercisable; and

    - [      ] shares of common stock reserved for future issuance in connection with options that maybe granted under our stock plans as of December 31, 1999.

    We have a registered trademark for "Planet" in the United States for certain uses, and have submitted trademark applications in the United States and abroad for the names "MSI-TM-," "Planet-TM-" (for other uses), "Maxxer-TM-," "Ceos-TM-," "Cerve-TM-," "Ceer-TM-," and "Customer-Adaptive-TM-." All other trademarks and trade names appearing in this prospectus are the property of their respective holders.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    THE FOLLOWING FINANCIAL INFORMATION SHOULD BE READ TOGETHER WITH THE "SELECTED CONSOLIDATED FINANCIAL DATA" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1997        1998        1999
                                                            ---------   ---------   ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Product licenses........................................   $22,290    $ 27,725    $ 34,384
  RF engineering services.................................    40,445      51,682      30,301
  Other services..........................................     7,962      14,862      27,843
                                                             -------    --------    --------
  Total revenue...........................................    70,697      94,269      92,528
Cost of revenues:
  Product licenses........................................       954         311         500
  RF engineering services.................................    25,698      32,862      24,862
  Other services..........................................     5,152       8,072      16,497
                                                             -------    --------    --------
  Total cost of revenues..................................    31,804      41,245      41,859
Gross profit..............................................    38,893      53,024      50,669
Total operating expenses..................................    41,833      61,522      71,293
Operating loss............................................    (2,940)     (8,498)    (20,624)
Net loss..................................................   (10,358)    (11,128)    (19,909)
Loss per share:
  Basic and diluted.......................................   $ (0.54)   $  (0.49)   $  (0.57)
Weighted-average shares outstanding:
  Basic and diluted.......................................    19,095      22,561      34,766

                                                              AS OF DECEMBER 31, 1999
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................   $ 5,105
Working capital.............................................      (820)
Total assets................................................    94,711
Long-term debt, excluding current portion...................       976
Total stockholders' equity..................................    51,724

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. ANY OF THE FOLLOWING RISKS COULD SERIOUSLY HARM OUR BUSINESS OR ADVERSELY AFFECT OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS. AS A RESULT, THESE RISKS COULD CAUSE THE DECLINE IN THE TRADING PRICE OF OUR COMMON STOCK. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES.

RISKS RELATED TO OUR BUSINESS

    OUR REVENUE GROWTH DEPENDS ON OUR ABILITY TO DEVELOP, MARKET AND SELL OUR CEOS, CEER, CERVE AND MAXXER SOFTWARE PRODUCTS.

    We currently derive a significant part of our revenue from the licensing of our OSS software solutions. We commercially introduced under our MSI brand name two products in 1999 (Ceer and Cerve) and two in late 1998 (Ceos and Maxxer). During 1999, we recognized nominal amounts of revenues from Maxxer, and no revenues from Ceer or Cerve. In addition, in 1999, nearly half of our revenues for our Ceos product were attributable to a single client, Sprint. We expect that any growth in the foreseeable future will depend largely on an increase in revenues related to these new software products and continuing revenues from existing or enhanced versions of our other software. If we fail to generate revenues from these new products or to market or upgrade our other software successfully, we may not be able to increase our revenues, or our revenues may in fact decrease, which would adversely affect our financial condition and the value of an investment in our common stock. In addition, our ability to generate revenues for our Ceos, Ceer, Cerve and Maxxer products is dependant upon our ability to successfully develop and market these products. In doing so, we will have to spend substantial resources for marketing and development. If our marketing and development efforts are not successful, we may not be able to increase our revenues, and, in fact, our revenues may decrease.

    OUR BUSINESS MAY BE HARMED IF OUR NEW PRODUCTS DO NOT GAIN CLIENT
    ACCEPTANCE.

    Our clients may have to make significant expenditures to implement our new software products. Some of these products do not perform a role necessary for the operation of a wireless network, but rather are marketed on the basis of their ability to provide other benefits which might lower costs or increase revenues. To the extent our clients do not perceive our new products to be cost-effective or preferable to products offered by our competitors or to solutions that can be created in-house, these new products, as well as other new products we may develop or acquire, may not be favorably received by our clients and may not generate significant revenues.

    WE HAVE A LIMITED HISTORY OF PROVIDING OSS AND CRM SOLUTIONS SINCE OUR ACQUISITION OF THE METAPATH SOFTWARE CORPORATION AND MAY EXPERIENCE DIFFICULTIES IN ENTERING THESE LINES OF BUSINESSES AND INTEGRATING THIS ACQUISITION.

    While we have provided network planning software since 1989, we have a limited history of providing OSS and CRM software. We began offering our OSS and CRM software following our acquisition in December 1998 of Metapath Software Corporation, a company formed in 1994. Entering this line of business and integrating a new company required us to adjust our business operations and make a number of significant personnel changes, including changes and additions to our sales and marketing, professional services and support, research and development and management teams. For all these reasons, as you evaluate our business, you must consider the risks and difficulties frequently encountered by companies in a new and rapidly evolving market. With our limited operating history of providing OSS and CRM solutions, it is difficult to forecast our future operating results. As we do not have a long history upon which to base forecasts of future operating results, any predictions about our future revenues and expenses may not be as accurate as those made based on a longer operating history. Also, our status as a perceived new entrant may also affect our competitive position to the extent our potential clients are more inclined to implement OSS software solutions of a more established competitor.

    WE HAVE A HISTORY OF LOSSES AND WE ANTICIPATE OUR LOSSES WILL CONTINUE.

    We have incurred significant losses in the past three years, and we expect to continue to incur losses for the foreseeable future. We reported a net loss of approximately $19.9 million for the year ending December 31, 1999, and a net loss of approximately $11.1 million in 1998. Our revenues may not continue to grow or even continue at their current level. In addition, we expect our operating expenses to increase and we expect to continue to incur negative operating cash flow as we develop and expand our business into the OSS and CRM areas. For example, we intend to increase our spending in research and development, sales and marketing and capital expenditures as we expand our OSS and CRM offerings. If our revenues do not increase as much as we expect, or if our expenses increase at a greater pace than revenues, we may not be profitable or, if we become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

    WE RELY ON A LIMITED NUMBER OF CLIENTS FOR A SIGNIFICANT PORTION OF OUR REVENUE AND LOSS OF A SINGLE CLIENT COULD ADVERSELY AFFECT OUR BUSINESS.

    We have derived, and believe that we will continue to derive, a significant portion of our revenues through large financial commitments by a limited number of clients. For example, during 1999, we derived approximately 33% of our revenues from Sprint. Our top clients for any given year may change as we complete current projects and begin new ones or as we enter into new licenses. Many factors can limit the software and services required by any one client, including industry consolidation, technological developments, economic slowdown and internal budget constraints. In addition, some of our license agreements provide our clients with the option to renew maintenance and support services during any given year. Thus, revenue attributable to our maintenance and support services from existing clients can decline if our clients decide not to renew our services. As a result of these factors, the amount of revenue we derive from a specific client is likely to vary from period to period, and a major client in one period may not produce significant additional revenue in a subsequent period. To the extent that any major client terminates its relationship with us, our revenue could decline significantly.

    OUR LENGTHY SALES CYCLE MAKES IT DIFFICULT TO ANTICIPATE THE TIMING OF SALES, AND REVENUE MAY VARY FROM PERIOD TO PERIOD.

    The sales cycle associated with the purchase of our products is lengthy, and the time between the initial proposal to a prospective client and the signing of a license agreement may frequently be between eight months and one year or more. In particular, the sales cycle may be longer in those emerging markets where we currently operate or may operate in the future. Our products involve a commitment of capital which may be significant to the client, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. These delays may reduce our revenue in a particular period without a corresponding reduction in our costs, which could hurt our results of operations for that period.

    IF WE DO NOT CONTINUALLY ENHANCE OUR PRODUCT AND SERVICE OFFERINGS TO MEET THE CHANGING NEEDS OF OPERATORS, WE WILL LOSE FUTURE BUSINESS TO OUR COMPETITORS.

    We believe that our future success will depend to a significant extent upon our ability to enhance our product and service offerings and to introduce new products and services to meet the requirements of our clients in a rapidly developing and evolving market. We devote significant resources to refining and expanding our products, developing additional pre-configured market-based packages and investigating complementary products and technologies. We believe our products currently meet our clients' need to have solutions capable of handling an increased amount of network data and throughput, and we are working to improve our system performance. However, our clients' requirements may change, and our present or future products and services may not satisfy the evolving needs of the communications market. If we are unable to anticipate or respond adequately to client needs, we will lose business and our financial performance will suffer.

    OUR QUARTERLY RESULTS MAY FLUCTUATE. IF WE FAIL TO MEET EARNINGS ESTIMATES, OUR STOCK PRICE COULD DECLINE.

    Our quarterly operating results may fluctuate and are difficult to predict. As a result, we believe that period-to-period comparisons of our results of operations are not good indications of our future performance. It is likely that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. In such an event, the market price of our common stock may decline significantly. A number of factors are likely to cause our quarterly results to vary, including:

    - the amount of revenue derived from individual clients;

    - the length of sales cycles;

    - fluctuations in demand for our products and services;

    - the timing of recognition of revenues relating to significant license agreements;

    - our clients' willingness to buy, rather than build, business and OSS software;

    - reductions in the prices of products or services offered by our competitors;

    - costs of integrating technologies or businesses;

    - innovation and introduction of new technologies, products and services in the telecommunications and information technology industries;

    - telecommunications market conditions and economic conditions generally;

    - changes in the actual and estimated costs and time to complete fixed-price projects;

    - the timing of expansion into new markets, both domestically and internationally;

    - the utilization rate of our professional services employees and the extent to which we use third-party subcontractors to provide consulting services;

    - our annual compensation system for our sales force;

    - our ability to collect outstanding accounts receivable from very large product licenses; and

    - the timing and payments associated with possible acquisitions.

    Due to these factors, quarterly revenues, expenses and results of operations could vary significantly in the future. You should take these factors into account when evaluating past periods, and, because of the potential variability due to these factors, you should not rely upon results of past periods as an indication of our future performance.

    We forecast the volume and timing of orders for our operational planning, but these forecasts are based on many factors and subjective judgments, and we cannot assure their accuracy. We have hired and trained a large number of personnel in core areas, including product development, sales and marketing and professional services, based on our forecast of future revenues. As a result, a significant portion of our operating expenses are fixed in the short term. Therefore, failure to generate revenue according to our expectations in a particular quarter could have an immediate negative effect on results for that quarter.

    In the future, our sales may continue to involve large financial commitments from a relatively small number of clients. As a result, the cancellation, deferral, or failure to complete the sale of even a small number of licenses for our products and related services could adversely affect our quarterly results. Also, we often book a large portion of our quarterly sales in the last month of any given quarter, and often in the last week of that month. This sales pattern is caused by client purchasing patterns driven by quarterly capital expenditure budgets. Accordingly, delays in the completion of sales near the end of a quarter could contribute to the fluctuation of quarterly results. Significant sales may also occur earlier than expected, which could cause operating results for later quarters to compare unfavorably with operating results from earlier quarters. In addition, our quarterly revenue profile reflects a seasonal pattern of lower first quarter revenues, due in part to an annual compensation system that incentivizes the sales force to close contracts in the fourth quarter resulting fewer closings in the first quarter as the sales team rebuilds prospects within the sales pipeline. This is also due in part to the focus of sales and marketing staff on preparing for significant promotional events during the first quarter.

    Typically we recognize revenue from our Planet software licenses at the time of delivery. Our other software product licenses do not qualify for revenue recognition upon product delivery. For these products, revenue may be deferred if significant requirements under the contract are yet to be fulfilled, express conditions relating to product acceptance remain unsatisfied, or when collection is not considered probable. With these uncertainties, we may not be able to predict accurately when revenue from these contracts will be recognized.

    OUR FAILURE TO MEET CLIENT EXPECTATIONS OR DELIVER ERROR-FREE SOFTWARE COULD RESULT IN LOSSES AND NEGATIVE PUBLICITY.

    The complexity of our products and the potential for undetected software errors increase the risk of claims and claim-related costs. Due to the mission-critical nature of our provisioning and mediation software, undetected software errors are of particular concern. The implementation of our products, which we accomplish through our professional services division, typically involves working with sophisticated software, computing and communications systems. If we experience difficulties with an implementation or do not meet project milestones in a timely manner, we could be obligated to devote more customer support, engineering and other resources to a particular project and to provide these services at reduced or no charge. If our software contains undetected errors or we fail to meet our clients' expectations or project milestones in a timely manner, we could experience:

    - delayed or lost revenues and market share due to adverse client reaction;

    - loss of existing clients;

    - negative publicity regarding us and our products and services, which could adversely affect our ability to attract new clients or retain current clients;

    - expenses associated with providing additional products and services to a client at a reduced charge or at no charge;

    - claims for substantial damages against us, regardless of our responsibility for any failure;

    - increased insurance costs; and

    - diversion of development resources and management time and resources.

    Our licenses with clients generally contain provisions designed to limit our exposure to potential claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license agreements usually cap the amounts recoverable for damages to the amounts paid by the licensee to us for the product or services giving rise to the damages. We cannot be certain that these contractual provisions will protect us from additional liability.

Also, our limitation of liability does not cover situations where we are found to have infringed on the intellectual property rights of a third party. Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of any large claim against us could adversely affect our operating results and financial condition.

    OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE LOSE MEMBERS OF OUR MANAGEMENT TEAM.

    Our success depends to a significant degree upon the continued contributions of our executive officers, both individually and as a group. See "Management--Directors, Executive Officers and Key Employees." Our future performance will substantially depend on our ability to retain and motivate them. In addition, we currently do not carry key-person life insurance to cover the loss of members of our management team. The loss of the services of any of our executive officers or members of our management team could prevent us from executing our business strategy.

    OUR ABILITY TO ATTRACT, TRAIN AND RETAIN QUALIFIED EMPLOYEES IS CRUCIAL TO RESULTS OF OPERATIONS AND FUTURE GROWTH.

    Our future success depends in large part on our ability to hire, train and retain software developers, systems architects, project managers, radio frequency engineers, telecommunications business process experts, systems analysts, trainers, writers, consultants and sales and marketing professionals of various experience levels. Skilled personnel, especially software developers, are in short supply, and this shortage may continue. This shortage is particularly prevalent in the international markets where we operate. As a result, competition for these people is intense, and the industry turnover rate for them is high. Any inability to hire, train and retain a sufficient number of qualified employees could hinder the growth of our business. In addition, we believe that the prospective employees that we target after the offering may perceive that the stock option component of our compensation packages is not as valuable as the component was prior to this offering. Consequently, we may have difficulty hiring our desired numbers of qualified employees after this offering. Moreover, even if we are able to expand our employee base, the resources required to attract and retain such employees may adversely affect our operating margins.

    WE MAY NOT BE SUCCESSFUL IN OUR EFFORTS TO IDENTIFY, ACQUIRE OR INTEGRATE ADDITIONAL BUSINESSES.

    A component of our business strategy is to expand our presence in new or existing markets by acquiring additional businesses. Our failure to manage risks associated with such acquisitions could harm our business. For example, we may not be able to identify, acquire or profitably manage additional businesses or integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. Acquisitions involve a number of risks, including:

    - diversion of management's attention;

    - difficulty in integrating and absorbing the acquired business, its employees, corporate culture, managerial systems, processes and services;

    - failure to retain key personnel;

    - client dissatisfaction or performance problems with an acquired firm;

    - assumption of unknown liabilities; and

    - other unanticipated events or circumstances.

    Also, financing the acquisitions by issuing equity securities would dilute our existing stockholders.

    WE HAVE INTERNATIONAL OPERATIONS, AND OUR FAILURE TO MANAGE THEM EFFECTIVELY COULD HARM OUR BUSINESS.

    We currently have 23 offices worldwide. For the year ended December 31, 1999, operations outside of the United States and Canada accounted for approximately 46% of our total revenues. We believe that the percentage of total revenues attributable to international operations will grow and continue to be significant. We intend to expand our existing international operations and may enter additional international and emerging markets, which will require significant management attention and financial resources and could adversely affect our operating margins and earnings. In order to expand our international operations, we will need to hire additional personnel and develop relationships with potential international clients. Our inability to do so on a timely basis would limit our growth in international markets and harm our business.

    Our international business operations are subject to a number of material risks, including, but not limited to:

    - difficulties in building and managing foreign operations;

    - difficulties in enforcing agreements and collecting receivables through foreign legal systems and addressing other legal issues;

    - longer sales and payment cycles;

    - taxation issues;

    - fluctuations in the value of foreign currencies, particularly in emerging markets with weaker currencies;

    - difficulties in hiring, training and retaining skilled employees; and

    - unexpected domestic and international economic or political changes.

    To date, we have encountered each of the risks set forth above in our international operations. If we are unable to expand and manage our international operations effectively, our business may be harmed.

    FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD HARM OUR PROFITABILITY AND COMPETITIVE ADVANTAGE.

    Substantially all of our international sales are currently denominated in U.S. dollars. For example, approximately 85% of our sales in 1999 were in U.S. dollars. In the course of our international operations, we incur expenses in a number of currencies. Fluctuations in the value of the U.S. dollar and foreign currencies may make our services more expensive than local service offerings. This could make our service offerings less competitive than local service offerings, which could harm our business. We do not currently have any foreign exchange contracts or other financial instruments with respect to foreign currency to hedge against adverse exchange rate movements. Therefore, fluctuations in the value of foreign currencies could have a negative impact on the profitability or competitive advantage of our global operations and harm our business.

    WE MAY INCUR SIGNIFICANT COSTS TO DEFEND OR ESTABLISH OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS, AND OUR COMPETITORS MAY INFRINGE ON OUR TECHNOLOGY.

    Any misappropriation of our technology or the development of competitive technology could seriously harm our business. We regard a substantial portion of our software products and technology as proprietary and rely on a combination of copyright, trademark and trade secret laws, client license agreements and employee and third-party agreements to protect our proprietary rights. We have a registered trademark in the United States for our Planet trademark for certain uses. We currently have trademark applications pending in the United States and, in many instances, abroad for our MSI, Planet, Maxxer, Ceos, Cerve, Ceer and Customer-Adaptive marks. There can be no assurance that our trademark applications will be granted. In addition, we currently do not own any issued patents for our technology, but rely on unpatented trade secrets to protect our technology. Our current steps to protect our proprietary rights may not be adequate, and we do not know if they will prevent misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. In addition, other companies could independently develop similar or superior technology without violating our proprietary rights. If we have to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk and a negative outcome could materially affect our business.

    CLAIMS BY OTHERS THAT WE INFRINGE THEIR PROPRIETARY TECHNOLOGY COULD DIVERT OUR RESOURCES, RESULT IN UNEXPECTED COSTS AND LICENSE FEES AND HARM OUR BUSINESS.

    Third parties could claim that our current or future products or technology infringe their proprietary rights. An infringement claim against us could be costly even if the claim is invalid, and could distract our management from the operation of our business. Furthermore, a judgment against us could require us to pay substantial damages and could also include an injunction or other court order that could prevent us from selling our products. If we faced a claim relating to proprietary technology or information, we might seek to license technology or information, or develop our own, but we might not be able to do so at a reasonable cost, or at all. Our failure to obtain the necessary licenses or other rights or to develop non-infringing technology could prevent us from selling our products and could seriously harm our business.

    OUR RELIANCE ON OUR ALLIANCES AND PARTNERSHIPS COULD THREATEN OUR ABILITY TO SELL OUR SOFTWARE PRODUCTS.

    Our success relies upon our continued relationships with certain telecommunication network infrastructure vendors, computer hardware and software platform vendors, and software application vendors including, among others, Nortel Networks, Siemens, Oracle, SAS Institute and Environmental Systems Research Institute. If any of our current corporate partners breaches or terminates its agreement or fails to perform its obligations under its agreement, we might not be able to sustain or grow our business. In particular, if any of these companies or our other current or future corporate partners discontinues their support of our products, fails to address appropriately performance issues related to their components incorporated in or used with our products, face claims of infringement of third party intellectual property rights with respect to technology included in our products, or fails to fulfill or cooperate with joint marketing programs, our ability to sell our products would be hampered. Additionally, in the event that any of our significant relationships are terminated, we may not be able to replace them in a timely manner, if at all. For a further discussion of our alliances and partnerships please refer to "Business--Alliances and Partnerships."

    PROBLEMS RESULTING FROM THE YEAR 2000 PROBLEM COULD REQUIRE US TO INCUR UNANTICIPATED EXPENSE AND COULD DIVERT MANAGEMENT'S TIME AND ATTENTION.

    The Year 2000 problem could harm our business and financial results. Many currently installed computer systems and software products produced before January 1, 2000 were coded to accept or recognize only two-digit entries in the date code field. These systems may interpret the date code "00" as the year 1900 rather than the year 2000. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded or replaced to comply with Year 2000 requirements or risk failure or miscalculations causing disruptions of normal business activities. We are not aware of any material Year 2000 problems with our software or components provided by third parties that are incorporated into our products that have harmed or threaten to harm our business, but we cannot assure you that no such problems will emerge. Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, aspects of our normal business activities or operations. In addition, a significant Year 2000 problem involving our products or components provided to us by third-party vendors could cause our clients to consider seeking alternative providers or cause an unmanageable burden on our customer support and technical services. Any significant Year 2000 problem could require us to incur significant unanticipated expenses to remedy these problems and could divert management's time and attention.

    IF WE FAIL TO ACCURATELY ESTIMATE THE RESOURCES NECESSARY TO COMPLETE ANY FIXED-PRICE CONTRACT, OR IF WE FAIL TO MEET OUR PERFORMANCE OBLIGATIONS, WE MAY BE REQUIRED TO ABSORB COST OVERRUNS AND WE MAY SUFFER LOSSES ON PROJECTS.

    In addition to time and materials contracts, we have periodically entered into fixed-price contracts for software implementation, and we may do so in the future. These fixed-price contracts involve risks because they require us to absorb possible cost overruns. Our failure to accurately estimate the resources required for a project or our failure to complete our contractual obligations in a manner consistent with the project plan would likely cause us to have lower margins or to suffer a loss on a project, which would negatively impact our operating results. On occasion, we have been required to commit unanticipated additional resources to complete projects. We may experience similar situations in the future. In addition, for specific projects, we may fix the price before the requirements are finalized. This could result in a fixed price that turns out to be too low, which would cause us to suffer a loss on the project that would negatively impact our operating results.

    OUR BUSINESS MAY BE HARMED IF WE INCREASE OUR STAFFING LEVELS IN ANTICIPATION OF A PROJECT AND UNDERUTILIZE OUR PERSONNEL BECAUSE SUCH PROJECT IS DELAYED, REDUCED OR TERMINATED.

    Since our business is driven by large, and sometimes multi-year, contracts, we forecast our personnel needs for future projected business. If we increase our staffing levels in anticipation of a project and that project is delayed, terminated or its scope reduced, we may underutilize these additional personnel, which would increase cost of revenues expenses and could harm our business.

    OUR BUSINESS WILL NOT OPERATE EFFICIENTLY AND OUR RESULTS OF OPERATIONS WILL BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY.

    We have grown rapidly and expect to continue to grow rapidly both by hiring new employees and serving new business and geographic markets. Our historical growth has placed, and will continue to place, a significant strain on our management and our operating and financial systems to integrate these new personnel.

    Our personnel systems, procedures and controls may be inadequate to support our future operations. In order to accommodate the increased number of engagements, clients and size of our operations, we will need to hire, train and retain sufficient personnel to manage our operations. We will also need to continually improve our financial and management controls, reporting systems and operating systems as we grow. We may encounter difficulties in developing and implementing these controls and other systems. If we encounter such difficulties, we may not be able to successfully focus on serving our clients' needs and our financial results will suffer.

RISKS RELATED TO OUR INDUSTRY

    WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE, MARKET CONDITIONS AND INDUSTRY DEVELOPMENTS TO MAINTAIN OR GROW OUR REVENUES.

    Over the last decade, the market for telecommunications products and services has been characterized by rapid technological developments, evolving industry standards, dramatic changes in the regulatory environment, emerging companies and frequent new product and service introductions. Our future success depends largely on our ability to enhance our existing products and services and to introduce new products and services that are based on leading technologies and that are capable of adapting to changing technologies, industry standards and client preferences. In addition, we must hire, train and retain professionals who can fulfill the increasingly sophisticated needs of our clients. If we are unable to successfully respond to these technological developments or do not respond in a timely or cost-effective way, our sales could decline and our costs for developing competitive products could increase.

    New technologies, services or standards could require significant changes in our business model, development of new products or provision of additional services. New products and services may be expensive to develop and may result in the introduction of additional competitors into the marketplace. Furthermore, if the overall market for business and OSS software grows more slowly than we anticipate, or if our products and services fail in any respect to achieve market acceptance, our revenues would decline and operating results and financial condition could be materially adversely affected. Our revenues may be adversely affected if the future growth of the wireless market does not continue as we expect, or if the outsourcing of business and OSS software and services declines.

    OUR SUCCESS IS DEPENDENT ON THE CONTINUED TREND TOWARD OUTSOURCING WIRELESS TELECOMMUNICATIONS BUSINESS AND OPERATIONS SUPPORT SYSTEMS SERVICES.

    Our success is dependent on the continued trend by wireless operators, wireless service providers and network equipment vendors to outsource for their business and OSS needs. If our clients elect to perform more OSS services themselves, our revenues may decline and our business would be harmed. In addition, the demand for our products and services is dependent upon the magnitude and timing of our clients' spending. Our clients' spending patterns depend on a variety of factors, including access to financing, the status of regulation or deregulation, changing standards for wireless technology, overall demand for wireless services, competitive pressures and general economic conditions. In addition, spending patterns in the wireless industry can be subject to some degree of seasonality, with lower levels of spending in the first calendar quarter, based on annual budget cycles. Any substantial decrease or delay in spending by our clients could harm our business.

    THE TELECOMMUNICATIONS INDUSTRY IS EXPERIENCING CONSOLIDATION, WHICH MAY REDUCE THE NUMBER OF POTENTIAL CLIENTS FOR OUR SOFTWARE.

    The telecommunications industry has experienced significant consolidation. In the future, there may be fewer potential clients requiring business and OSS and related services, increasing the level of competition in the industry. In addition, larger, consolidated telecommunications companies have strengthened their purchasing power, which could create pressure on the prices and the margins we could realize. These companies are also striving to streamline their operations by combining different telecommunications systems and the related operations support systems into one system, reducing the number of vendors needed. Although we have sought to address this situation by continuing to market our products and services to new clients and by working with major operators to provide products and services that they need to remain competitive, we cannot be certain that we will not lose clients as a result of industry consolidation.

    COMPETITION FROM LARGER, BETTER CAPITALIZED OR EMERGING COMPETITORS FOR THE TELECOMMUNICATIONS PRODUCTS AND SERVICES THAT WE OFFER COULD RESULT IN PRICE REDUCTIONS, REDUCED GROSS MARGINS AND LOSS OF MARKET SHARE.

    Competition in the telecommunications products market is intense. We compete against other companies selling telecommunications software and services and against the in-house development efforts of our clients. We expect competition to persist and intensify in the future. We cannot be certain that we will be able to compete successfully with existing or new competitors, and increased competition could result in price reductions, reduced gross margins and loss of market share. For instance, some of our current competitors include Amdocs, NCR and SLP in customer relationship management, Comptel, Nortel and Lucent in service management (provisioning and mediation), Metrica (ADC) in network performance optimization, and Aethos (Logica), LCC (Ericsson) and Aircom (Nokia) in network planning. Also, competitors in the consulting area include LCC (Ericsson), Wireless Facilities and Andersen Consulting, all of whom supply products and services that compete with our portfolio either directly or indirectly. In addition, we face competition from network infrastructure vendors who supply software products and services similar to ours on favourable prices and terms as part of their hardware offerings. We may also face other competitors in the future as technologies further advance and develop.

    Many of our current competitors have longer operating histories, a larger customer base, greater brand recognition and greater financial, technical, marketing and other resources than we do. Some of our new products and services compete in markets where these competitors already operate, and we experience the difficulties typically associated with new entry into these markets. Both of these factors place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. In addition, many of our competitors have well-established relationships with our current and potential clients and have extensive knowledge of our industry. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in client requirements. They may also be able to devote more resources to the development, promotion and sale of their products and services than we can. To the extent that our competitors offer customized products that are competitive with our more standardized product offerings, our competitors may have a substantial competitive advantage, which may cause us to lower our prices and realize lower margins.

    Current and potential competitors also have established or may establish cooperative relationships among themselves or with others to increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, some of our competitors may develop products and services that are superior to, or have greater market acceptance than, the products and related services that we offer.

    OUR STOCK PRICE MAY BE PARTICULARLY VOLATILE BECAUSE OF THE INDUSTRY WHICH WE OPERATE.

    The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology and telecommunications companies have been extremely volatile, and have experienced fluctuations that have often been unrelated to or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the price of our common stock.

    IF OUR CLIENTS DO NOT RECEIVE SUFFICIENT FINANCING, OUR BUSINESS MAY BE HARMED.

    Some of our clients and potential clients are new entrants to the telecommunications market and have limited or no operating histories and limited financial resources. These clients often must obtain significant amounts of financing to pay for their spectrum licenses, fund operations and deploy their networks. We frequently work with such companies prior to their receipt of financing. If these companies fail to receive adequate financing, particularly after we have begun working with them, our results of operations may be harmed.

    CHANGES IN TELECOMMUNICATIONS REGULATION COULD ADVERSELY AFFECT OUR CLIENTS AND MAY LEAD TO LOWER SALES.

    Although a recent trend towards deregulation has occurred, our clients are still subject to extensive regulation as telecommunications service providers. Changes in legislation or regulation that adversely affect our existing and potential clients could lead them to spend less on business and OSS software, which would reduce our revenues, and, in turn, seriously affect our business and financial condition.

RISKS RELATED TO THIS OFFERING

    OUR SECURITIES HAVE NO PRIOR MARKET AND WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE AFTER THE OFFERING.

    Prior to this offering, you could not buy or sell our common stock publicly. Accordingly, we cannot assure you that an active public trading market for our stock will develop or be sustained after this offering. The market price after this offering may vary significantly from the initial offering price in response to factors including those below, some of which are beyond our control:

    - variations in our quarterly operating results;

    - changes in financial estimates or investment recommendations by securities analysts relating to our stock;

    - changes in market valuations of other telecommunications software companies or telecommunications businesses in general;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - loss of a major client;

    - additions or departures of key personnel or members of our management team;

    - trends in industry regulations;

    - the potential for future sales of our common stock; and

    - fluctuations in the stock market price and volume of traded shares generally, especially fluctuations in the traditionally volatile technology sector.

    The initial public offering price has been determined by negotiations between us and the representatives of the underwriters. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

    YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION BY INVESTING IN OUR COMMON STOCK.

    The initial public offering price of our common stock is substantially higher than the net tangible book value of each outstanding share of common stock immediately after the offering. As a result, purchasers of common stock in this offering will suffer immediate and substantial dilution. This dilution will reduce the net tangible book value of their shares, since these investments will be at a substantially higher per share price than they were for our existing stockholders. The dilution will be $[ ] per share in the net tangible book value of the common stock from the initial public offering price. If additional shares are sold by the underwriters following exercise of their over-allotment option, or if outstanding options to purchase shares of common stock are exercised, you will incur further dilution.

    WE MAY NEED TO RAISE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE.

    We may need to raise additional funds to take advantage of future business opportunities or react to changes in the markets in which we operate, and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able to:

    - develop or deliver enhancements and additional features for our products;

    - develop new products and services;

    - hire, train and retain skilled employees;

    - enhance our infrastructure;

    - respond to competitive pressures or unanticipated requirements;

    - pursue international expansion; or

    - pursue acquisition opportunities.

    CONCENTRATION OF OWNERSHIP MAY HAVE THE EFFECT OF DELAYING OR PREVENTING A CHANGE IN CONTROL.

    Upon completion of this offering, our directors, executive officers, existing stockholders and each of their affiliates will beneficially own, in the aggregate, approximately [ ]% of our outstanding common stock. This percentage will be [ ]% if the underwriters exercise their over-allotment option in full. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. For additional information regarding our stock ownership see "Principal Stockholders."

    WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.

    In the past, stockholders have often brought securities class action litigation against companies following periods of volatility in the market price of their securities. Due to the potential volatility of our stock price, we may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could adversely affect our operating results and financial condition.

    PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY AND COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

    Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay for shares of our common stock. These provisions include:

    - authorizing the board of directors to issue preferred stock;

    - prohibiting cumulative voting in the election of directors;

    - limiting the persons who may call special meetings of stockholders;

    - prohibiting stockholder action by written consent;

    - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

    - classifying our board of directors.

    We are also subject to certain provisions of Delaware law which could delay, deter or prevent us from entering into an acquisition, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met. See "Description of Capital Stock--Preferred Stock," and "--Anti-Takeover Provisions."

    FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

    Sales of a substantial number of shares of common stock in the public market following this offering could cause the market price of our common stock to decline and could impair our ability to raise capital through the sale of additional equity securities. After this offering, we will have outstanding shares of common stock. All the shares sold in this offering will be
freely tradable. Of the remaining       shares of common stock outstanding after
this offering,       of these shares will be eligible for sale in the public
market beginning 180 days after the date of this prospectus. After this offering
we also intend to register up to approximately       additional shares of our
common stock for sale upon the exercise of outstanding stock options issued pursuant to compensatory benefit plans or reserved for future issuance pursuant to our 1999 Stock Option Plan.

    WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS AND OUR INVESTMENT OF THOSE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.

    We have not allocated the net proceeds of this offering for specific uses. Our management has broad discretion to spend the proceeds from this offering in ways with which stockholders may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns. This could harm our business and could cause the price of our common stock to decline.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements relating to future events or our future financial performance. Examples of forward-looking statements include statements we have made about anticipated trends in the wireless telecommunications industry, anticipated growth in the OSS and CRM software and services markets, future trends affecting our RF engineering services and Planet software, our intention to increase investment in new products and product development, our strategy to build strategic alliances and engage in potential acquisitions, and the effect these factors may have on our business. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. You should not rely on these statements because they are only predictions about future events and therefore by their nature are inherently uncertain. Actual events or results may differ materially. In evaluating these statements, you should also specifically consider various factors, including the risks described above in "Risk Factors" and in other parts of this prospectus. These factors may cause our actual results to differ materially from those expressed or implied by any forward-looking statement.

                                USE OF PROCEEDS

    We estimate the net proceeds from the sale of the       shares of common
stock offered by us to be $               million, or $           million if the
underwriters exercise their over-allotment option in full, at the initial public
offering price of $           per share, after deducting the estimated
underwriting discounts and commissions and offering expenses payable by us.

    We intend to use the net proceeds of this offering primarily for additional working capital and other general corporate purposes, including potential acquisitions, increased sales and marketing expenditures, increased research and development expenditures, material capital expenditures and the leasing of additional facilities. With respect to acquisitions, we may acquire additional businesses, products and technologies, or establish joint ventures that we believe will complement our current or future business. We have no definitive agreement with respect to any acquisition, although we regularly engage in discussions with other companies and assess opportunities on an ongoing basis. With respect to research and development expenditures, we expect to accelerate the development of our products and services, particularly our new offerings in the area of CRM and in support of 3-G technologies. The amounts that we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, competitive and technological developments and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have not declared or paid any cash dividend on our common stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1999:

    - On an actual basis; and

    - On an as adjusted basis, giving effect to our sale of the common stock in this offering, the application of the net proceeds as described under "Use
      of Proceeds," and our       for       stock split effected prior to the
      closing of this offering as part of our recapitalization described under "Related Party Transactions--Reincorporation and Recapitalization."

    Read the following information in conjunction with our consolidated financial statements and related notes thereto, which can be found at the end of this prospectus.

                                                              AS OF DECEMBER 31, 1999
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS
                                                                 EXCEPT PER SHARE)
Cash and cash equivalents...................................   $  5,105
                                                               ========      ========
Long-term obligations (1)...................................   $    976
Stockholders' equity:
  Common stock, $0.001 par value, 75,000,000 shares
    authorized, 35,103,000 shares issued, actual;
    350,000,000 shares authorized,       shares issued, as
    adjusted (2)............................................         35
  Preferred stock, $0.001 par value, 10,000,000 shares
    authorized, no shares issued, actual; 25,000,000 shares
    authorized, no shares issued, as adjusted...............         --            --
  Additional paid-in capital................................     78,715
  Cumulative translation adjustment.........................     (1,155)
  Retained earnings.........................................    (25,871)
                                                               --------      --------
    Total stockholders' equity..............................     51,724
                                                               --------      --------
      Total capitalization..................................   $ 52,700
                                                               --------      --------

------------------------

(1) See Note 14 of Notes to Financial Statements.

(2) Does not include       shares subject to options outstanding at a weighted
    average exercise price of $      per share, of which options for
    shares are currently exercisable.

                                    DILUTION

    As of December 31, 1999, our net tangible book value was approximately
$16.5 million, or $
per share of common stock. Net tangible book value represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

    After giving effect to our sale of common stock in this offering at the initial public offering price of $ per share, and our receipt of the estimated net proceeds from the sale, our net tangible book value as of December 31, 1999 would have been approximately $ million, or $ per share. This represents an immediate increase in net tangible book value of $ per share to existing stockholders and an immediate dilution of $ per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............                   -
Net tangible book value per share before the offering.......        -
Increase per share attributable to new investors............        -
                                                              -------
Net tangible book value per share after this offering.......                   -
                                                                         -------
Dilution per share to new investors.........................                   -
                                                                         =======

    The following table summarizes, as of December 31, 1999, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discounts and commissions and our estimated offering expenses.

                                              SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                            ---------------------   ----------------------     PRICE
                                              NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                            ----------   --------   -----------   --------   ---------
Existing stockholders.....................           -       -%     $78,750,000       -%       $   -
New investors.............................           -       -%               -       -%           -
                                            ----------     ---      -----------     ---
Total.....................................           -       -%               -       -%
                                            ==========     ===      ===========     ===

    The discussion and tables above assume no exercise of stock options outstanding as of December 31, 1999. As of December 31, 1999, there were options
outstanding to purchase a total of   shares of common stock, with a weighted
average exercise price of $  per share, and warrants outstanding to purchase a
total of   shares of common stock, with a weighted average exercise price of $
per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Description of Capital Stock" and notes to consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The statement of operations data and the balance sheet data presented below for, and as of the end of, each of the years in the five year period ended December 31, 1999 are derived from our consolidated financial statements. The consolidated financial statements for the three years ended December 31, 1999 have been audited by Arthur Andersen, our independent accountants. The audited consolidated financial statements as of December 31, 1998 and 1999 and for each of the years in the three year period ended December 31, 1999, and the report thereon, are included elsewhere in this prospectus. The audited consolidated financial statements as of December 31, 1996 and 1995 and for each of the years in the two year period ended December 31, 1996 were audited by Price Waterhouse. When you read this selected historical financial data, it is important that you read along with it the historical financial statements and related notes as well as the section titled "Management's Discussion and Analysis of Financial Condition and Operating Results" included elsewhere in this prospectus.

                                                                      YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------------------
                                                        1995(1)      1996       1997       1998       1999
                                                        --------   --------   --------   --------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..............................................  $39,048    $58,539    $ 70,697   $ 94,269   $ 92,528
Cost of revenues......................................    5,638     28,451      31,804     41,245     41,859
Gross profit..........................................   33,410     30,088      38,893     53,024     50,669
Operating expenses:
  Research and development............................       --      7,989      16,747     18,523     25,587
  In-process research and development write-off.......       --         --          --     10,200         --
  Sales and marketing.................................       --      4,060       9,277     17,720     19,431
  General and administrative..........................   23,287     11,367      15,809     14,583     19,462
  Amortization of intangible assets...................       --         --          --        496      6,813
Total operating expenses..............................   23,287     23,416      41,833     61,522     71,293
Operating profit (loss)...............................   10,123      6,672      (2,940)    (8,498)   (20,624)
Interest expense and other income, net................     (176)      (706)        290         (2)    (2,886)
Income (loss) from continuing operations before income
  taxes...............................................   10,299      7,378      (3,230)    (8,496)   (17,738)
Provision for income taxes............................    4,042      2,355       1,413      1,797      2,150
Income (loss) from continuing operations before
  minority interests..................................    6,257      5,023      (4,643)   (10,293)   (19,888)
Minority interests....................................       --         14         226        155        (21)
Income (loss) from continuing operations..............    6,257      5,009      (4,417)   (10,138)   (19,909)
Operating income (loss) from discontinued operations
  less taxes of nil...................................     (703)       196      (2,478)      (907)        --
Loss on disposal of discontinued operations less taxes
  of nil..............................................       --         --      (3,463)       (83)        --
Net income (loss).....................................  $ 5,554    $ 4,813    $(10,358)  $(11,128)  $(19,909)
Earnings (loss) per share:
  Basic...............................................  $  0.47    $  0.41    $  (0.54)  $  (0.49)  $  (0.57)
Weighted-average shares outstanding:
  Basic...............................................   11,700     11,838      19,095     22,561     34,766

                                                                         AS OF DECEMBER 31,
                                                        ----------------------------------------------------
                                                          1995       1996       1997       1998       1999
                                                        --------   --------   --------   --------   --------
                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............................  $ 2,222    $ 4,685    $ 12,176   $ 18,760   $  5,105
Working capital.......................................    2,520     17,629       5,832     13,036       (820)
Total assets..........................................   26,245     43,756      53,841    114,201     94,711
Long-term debt, excluding current portion.............      547      1,576       1,057      1,968        976
Total stockholders' equity............................   12,071     24,410      13,832     71,969     51,724

--------------------------

(1) The cost of revenues, gross profit and operating expenses in 1995 are not comparable to those in subsequent years, as certain cost of revenues and all sales and marketing expenses and research and development costs have been classified as general and administrative expenses in 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Founded in 1989, we historically earned our revenues from RF engineering services and license fees from our Planet software. In 1998, under the direction of our new management team, we undertook a strategic shift in our business and made the decision to expand significantly our software product portfolio. In July 1998, we acquired full rights over our Maxxer product, and in December 1998, with our acquisition of Metapath Software Corporation, we acquired the Ceos application, which had been licensed to its first customer Sprint PCS, and the Cerve and Ceer applications, which were nearing completion. At the same time, in response to declining margins in our RF engineering services business, where we have typically charged fees on a per-person, per-day basis, we made the decision to focus on providing higher-margin value-added services through which we could provide turnkey solutions on a fixed-price basis.

    As a result of this strategic shift and the Metapath acquisition, during 1999:

    - We continued to invest significantly in developing and preparing for market our Maxxer, Ceos, Ceer and Cerve products.

    - Recognizing that the length of our sales cycles has increased with the addition of our new software products, we invested significantly in cross-training and expanding our global sales force and creating a potential sales pipeline for the new products.

    - We reduced significantly our RF engineering headcount and took other steps to control operating costs.

    - We took other steps such as investing in our information technology systems, human resources and finance organizations, our global customer support organization, our CRM consultancy business and new offices to prepare a global infrastructure that would support substantial growth.

    In addition, during March 1998 to streamline our operations we spun-off our cellular investments business from our software and services business and transferred the assets of this business to a separate entity, Cellular Investments, which was under common stockholder control. The net results of the separated business are included in our statement of operations as discontinued operations.

    The Metapath acquisition and the strategic shift in our business significantly affect the comparability of our results for the financial periods discussed below. In addition, the financial results of Metapath have only been included in our results since December 1998, making it difficult to analyze the future performance of our company and to predict future results and trends in our operations.

    We have accumulated net losses of $25.9 million at December 31, 1999. Our operating expenses increased substantially during each of 1997, 1998 and 1999 as we made investments related to the development, technological advances, sales and marketing of our product line and services. The market for our software products and services is undergoing rapid development and we therefore intend to continue to invest in a market penetration strategy that involves increased investments in new products and product development and additional sales and marketing personnel. Accordingly, our ability to achieve profitability is subject to a number of risks. See "Risk Factors."

    Our principal sources of revenue consist of software product licenses, RF engineering services contracts and customer support contracts. Revenues from our software product licenses are derived from licensing of our Planet, Maxxer, Ceos, Cerve and Ceer products. Our RF engineering services revenues consist not only of RF engineering revenues (typically over 90%) but also Geodata services revenues. Revenues from our other services consist principally of our customer support services, including installation, maintenance, technical consulting and training (63.1% in 1998 and 85.7% in 1999) as well as from hardware sales made in connection with our software's implementation. During 1999, in the other services segment, we have also established a CRM consulting service.

    Due to the strategic shift in our business and the Metapath acquisition, our software revenues have increased as a percentage of our total revenues from 31.5% in 1997 to 37.2% in 1999. Similarly, our revenues from other services have risen from 11.3% of total revenues to 30.1% in 1999 reflecting the increased customer support activities associated with the sale of our new products. Revenues from our RF engineering services have decreased both as a percentage of revenues from 1997 to 1999 (from 57.2% to 32.7%) and in real terms as well. Our RF engineering revenues, as well as Planet software revenues, are closely associated with general levels of new network build-out in the wireless industry. We believe that with the evolution of networks to incorporate 3-G standards and the emergence of other new technologies within the wireless industry, this segment will continue to constitute an important part of our business.

    Our main sales regions are North America and Europe (including the Middle East and Africa). For the years ended 1997, 1998 and 1999, we derived 30.3%, 26.7% and 54.3% of our revenues from North America, respectively, and 43.1%, 51.4% and 27.5% of our revenues from Europe, respectively. The increase in North America reflects the acquisition of Metapath whose revenues were generated primarily in that region.

    We recognize revenue for Planet when the product is delivered, there are no significant uncertainties and collection is probable. Revenues from software licensed under a fixed rental or fixed term is recognized ratably over the period of the agreement. For our other products, which require significant installation and configuration work, revenue is recognized on the percentage-of-completion basis, subject to there being no significant doubt over the acceptance of the software by the customer.

    We supply RF engineering services both on a time-and-materials basis, in which case we recognize revenue according to the time worked, or on a fixed price basis, in which case we recognize revenue on a percentage-of-completion basis. We defer revenues from our maintenance services and recognize them ratably over the life of the contract, typically 12 months. Payments for maintenance fees (on initial order or on renewal) are generally made in advance and are non-refundable. Revenues for our implementation, training and technical and CRM consulting services are recognized as the services are performed, principally on a percentage-of-completion basis. Changes in job performance, estimated profitability and final contract settlement may result in revisions to costs and income in the period in which revisions are determined.

    Product license revenues, RF engineering service revenues and other service revenues that have been invoiced or prepaid but that do not yet qualify for recognition under our policy are reflected as deferred revenues.

    In May of 1999, we executed a license agreement with Sprint PCS. Under the terms of this agreement, we licensed our Ceos and Planet software to Sprint for a three-year term giving Sprint the ability to extend the term for an additional three years. In addition, Sprint has contracted for certain maintenance services during the three-year period to support the Ceos and Planet technology, and may obtain consultancy and RF engineering services at specified rates with respect to the Ceos and Planet software. We are recognizing the license revenues for this contract over a three-year period on a pro-rata basis. Overall, Sprint, both from this contract and other services, accounted for 33.0% of our 1999 revenues, and we expect that it will account for an important portion of our revenues during the remaining two years of the contract.

RESULTS OF OPERATIONS

    The following table sets forth certain statement of operations data and their percentage of revenues for the periods indicated. The gross profit data for product licenses, RF engineering services and other services are expressed as a percentage of the corresponding business segment revenues.

                                                       YEAR ENDED DECEMBER 31,
                                     ------------------------------------------------------------
                                            1997                 1998                 1999
                                     ------------------   ------------------   ------------------
                                                  (IN THOUSANDS, EXCEPT PERCENTAGES)
Revenues:
  Product licenses.................  $ 22,290    31.5 %   $ 27,725    29.4 %   $ 34,384    37.2 %
  RF engineering services..........    40,445    57.2 %     51,682    54.8 %     30,301    32.7 %
  Other services...................     7,962    11.3 %     14,862    15.8 %     27,843    30.1 %
                                     --------   -----     --------   -----     --------   -----
    Total revenues.................    70,697     100 %     94,269     100 %     92,528     100 %
                                     --------   -----     --------   -----     --------   -----

Costs of revenues:
  Product licenses.................       954     1.3 %        311     0.3 %        500     0.5 %
  RF engineering services..........    25,698    36.3 %     32,862    34.9 %     24,862    26.9 %
  Other services...................     5,152     7.3 %      8,072     8.6 %     16,497    17.8 %
                                     --------   -----     --------   -----     --------   -----
    Total cost of revenues.........    31,804    45.0 %     41,245    43.8 %     41,859    45.2 %
                                     --------   -----     --------   -----     --------   -----

Gross Profit:
  Product licenses.................    21,336    95.7 %     27,414    98.9 %     33,884    98.5 %
  RF engineering services..........    14,747    36.5 %     18,820    36.4 %      5,439    17.9 %
  Other services...................     2,810    35.3 %      6,790    45.7 %     11,346    40.7 %
                                     --------   -----     --------   -----     --------   -----

    Total gross profit.............    38,893    55.0 %     53,024    56.2 %     50,669    54.8 %
                                     --------   -----     --------   -----     --------   -----

Operating expenses:
  Sales and marketing..............     9,277    13.1 %     17,720    18.8 %     19,431    21.0 %
  General and administrative.......    15,809    22.4 %     14,583    15.5 %     19,462    21.0 %
  Research and development.........    16,747    23.7 %     18,523    19.6 %     25,587    27.7 %
  In-process research and
    development write-off..........        --     N/A       10,200    10.8 %         --     N/A
  Amortization of intangible
    assets.........................        --     N/A          496     0.5 %      6,813     7.4 %
    Total operating expenses.......    41,833    59.2 %     61,522    65.3 %     71,293    77.1 %
                                     --------   -----     --------   -----     --------   -----

Operating loss.....................    (2,940)   (4.2)%     (8,498)   (9.0)%    (20,624)  (22.3)%

Interest and other income
  (expense), net...................      (290)   (0.4)%          2     0.0 %      2,886    (3.1)%
                                     --------   -----     --------   -----     --------   -----

Loss from continuing operations
  before income taxes..............    (3,230)   (4.7)%     (8,496)   (9.0)%    (17,738)  (19.2)%

Provision for income taxes.........    (1,413)   (2.0)%     (1,797)   (1.9)%     (2,150)   (2.3)%
                                     --------   -----     --------   -----     --------   -----

Loss from continuing operations
  before minority interests........    (4,643)   (6.6)%    (10,293)  (10.8)%    (19,888)  (21.5)%

Minority interests.................       226     0.3 %        155     0.2 %        (21)   (0.0)%

Loss from continuing operations....    (4,417)   (6.2)%    (10,138)  (10.8)%    (19,909)  (21.5)%

                                                       YEAR ENDED DECEMBER 31,
                                     ------------------------------------------------------------
                                            1997                 1998                 1999
                                     ------------------   ------------------   ------------------
                                                  (IN THOUSANDS, EXCEPT PERCENTAGES)
Discontinued operations:
  Operating loss from discontinued
    operations less taxes of nil...    (2,478)   (3.5)%       (907)   (1.0)%         --     N/A

  Loss on disposal of discontinued
    operations less taxes of nil...    (3,463)   (4.9)%        (83)   (0.1)%         --     N/A

Net loss...........................  $(10,358)  (14.7)%   $(11,128)  (11.8)%   $(19,909)  (21.5)%

COMPARISON OF RESULTS FOR THE YEAR ENDED DECEMBER 31, 1998 TO THE YEAR ENDED DECEMBER 31, 1999

    REVENUES

    Our revenues decreased during 1999 by 1.8%, from $94.3 million in 1998 to $92.5 million in 1999, due to decreases in RF engineering revenues, which were offset in part by increases in our product licenses and other services revenues.

    PRODUCT LICENSES. During 1999, our product licenses revenues increased by 24.0%, from $27.7 million in 1998 to $34.4 million in 1999, due almost entirely to $14.7 million in Ceos license revenues, including in particular revenues from the new Sprint contract, which was offset in part by a decrease in Planet license revenues. This decrease resulted from reduction in new network build-out, particularly in Europe, as well as pricing pressure on our older Planet version due to increased competition. With the launch of Planet DMS in December 1999 and the evolution of networks to incorporate 3-G standards, we expect that Planet revenues will stabilize and will continue to make an important revenue contribution. With the expansion of the product portfolio, Planet license revenues, which accounted for substantially all of our 1998 product licence revenues, accounted for approximately 56.7% of 1999 product licenses revenues. Initial versions of Maxxer, which were customized for specific customers, provided small amounts of revenues in both years, and we introduced a standardized version of Maxxer in December 1999. While we began installation of our first Ceer and Cerve licenses in 1999, we did not recognize any revenues from these products.

    RF ENGINEERING SERVICES. Revenues in this segment decreased by 41.4% from $51.7 million in 1998 to $30.3 million in 1999, reflecting increased competition and lower new network build-out activity and our decision to focus on higher-margin consulting and RF engineering turnkey services.

    OTHER SERVICES. During 1999, our other services revenue increased by 87.3% from $14.9 million in 1998 to $27.8 million in 1999, reflecting the substantially higher customer support and maintenance fees associated with our new software product Ceos. This segment also included nominal revenues in 1999 from our emerging CRM consultancy activities, which we believe represent a potential growth area in the future.

    COST OF REVENUES

    Cost of revenues remained static across 1998 and 1999 at $41.2 million and $41.9 million respectively, resulting in gross profit of $53.0 million in 1998, representing a 56.2% gross profit margin and $50.7 million in 1999, representing a 54.8% gross profit margin. The decrease in margins reflected the decreasing margins from the engineering and planning business.

    PRODUCT LICENSES. Costs for product licenses principally consist of license fees paid to third-parties, including Oracle and SAS Institute, whose software is bundled with some of our software products. These costs were $0.5 million in 1999 and $0.3 million in 1998, reflecting the change of the product portfolio following the Metapath acquisition, as each of Ceos, Cerve and Ceer utilize third-party software. The new version of Planet DMS also utilizes third-party software and this will be reflected in product licenses costs going forward.

    Gross profit margins for our product licenses remained relatively stable from 1998 to 1999 at 98.9% and 98.5%, respectively. High gross margins for this segment reflect the fact that software development costs are classified as research and development costs and are expensed as incurred. We expect these margins to decrease to some extent as a result of the increased software customization costs and third-party software costs associated with sales of our newer products which will increase these costs going forward.

    RF ENGINEERING SERVICES. RF engineering services costs include direct compensation expenses, benefits, materials and related management overhead costs to provide our RF engineering, as well as costs of acquiring and processing mapping data associated with Geodata services. These costs decreased by 24.3%, from $32.9 million in 1998 to $24.9 million in 1999, due to the lower level of activity and the reduced headcount. With respect to RF engineering our gross profit margins decreased from 36.4% in 1998 to 17.9% in 1999, reflecting the pricing pressure in this market due principally to greater competition combined with lower network build-out activity.

    OTHER SERVICES. Other services costs consist primarily of direct compensation and travel expense and related management overhead related to consulting, training and customer support, as well as costs associated with our hardware sales. These costs increased from $8.1 million in 1998 to $16.5 million in 1999, and our gross profit margins decreased from 45.7% in 1998 to 40.7% in 1999. The decrease in gross profit margins is due principally to the increased costs associated with the global expansion of our customer support organization and the establishment of our CRM consultancy business, both in advance of obtaining the anticipated increase in associated revenues.

    OPERATING EXPENSES

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of salaries and commissions earned by sales and marketing personnel, travel, promotional and related sales management overhead costs. These expenses increased by 9.7% from $17.7 million in 1998, or 18.8% of revenues, to $19.4 million in 1999, or 21.0% of revenues. This increase was due to the increased expenses of building a sales infrastructure to support the expanded software portfolio and a significant sales commission on the Sprint contract in 1999.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries and benefits for our executive, finance, legal, human resources, facilities and information systems personnel, as well as related corporate overhead costs. These expenses increased by 33.5% from $14.6 million in 1998 (15.5% of revenues) to $19.5 million in 1999 (21.0% of revenues), reflecting the increased complexity and diversity of our company following the Metapath acquisition, a charge in 1999 of $0.65 million for national insurance costs in the United Kingdom relating to the benefit associated with share options awarded under the employee share option scheme and increased professional fees due to the establishment of our new share option scheme, the development of an international tax plan and certain litigation costs.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of salaries and benefits for software developers, testers, publication specialists, technical researchers and business-unit management, expenses and travel, costs associated with outsourced software development and equipment depreciation. These costs increased by 38.1% from $18.5 million in 1998 (19.6% of revenues) to $25.6 million in 1999 (27.7% of revenues), reflecting the full year costs of Metapath's software development activities following the Metapath acquisition and our ongoing costs to enhance the newly acquired software products and prepare them for commercial introduction to the market.

    IN-PROCESS RESEARCH AND DEVELOPMENT WRITE-OFF.  In 1998, we made a
$10.2 million write-off for in-process research and development in connection with the Metapath acquisition.

    AMORTIZATION OF INTANGIBLE ASSETS. The amortization of intangible assets of $0.5 million in 1998 and $6.8 million in 1999 are due to the amortization of goodwill and other intangible assets arising in connection with the Metapath acquisition.

    INTEREST AND OTHER INCOME (EXPENSE), NET

    In 1998, we had net other income of approximately two thousand dollars, reflecting $0.46 million of interest income on cash deposits, offset by an equivalent amount of other expenses, consisting principally of foreign currency translation and exchange losses. In 1999 our net other income of $2.9 million was due primarily to a gain on the partial disposal of investments in Cellular Investments.

    PROVISION FOR INCOME TAXES

    Our income tax provision increased from $1.8 million in 1998 to $2.2 million in 1999. This was due to local entity corporation tax
($1.5 million in 1998 and $0.5 million in 1999), withholding taxes of $1.1 million in 1999 on overseas sales, which will be partially offset against future taxable profits, and capital gains tax of $0.6 million on the disposal of investments. For information about our tax loss carry-forwards, see note 16 to our financial statements.

    MINORITY INTERESTS

    Minority interests related to minority holdings in our subsidiaries based in Hong Kong (43.3%), India (20%) and Dallas (0.2%), which we acquired during the course of 1999.

COMPARISON OF RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 TO THE YEAR ENDED DECEMBER 31, 1998

    REVENUES

    Our revenues increased during 1998 by 33.3%, from $70.7 million in 1997 to $94.3 million in 1998, due to increases in revenues for Planet and RF engineering services caused by new network build-out.

    PRODUCT LICENSES. Our product license revenues increased by 24.4%, from $22.3 million in 1997 to $27.7 million in 1998, due almost entirely to growth in the Planet license fees, reflecting an increased number of licenses sold during 1998 caused by the increase in new network build-out activity.

    RF ENGINEERING SERVICES. Revenues for RF engineering services increased 27.8% from $40.4 million in 1997 to $51.7 million in 1998, again reflecting the higher level of new network build-out in 1998 which led to a corresponding increase in the demand for RF engineering services.

    OTHER SERVICES. Revenues from our other services grew by 86.7% from $8.0 million in 1997 to $14.9 million in 1998, due primarily to a significant hardware sale to Sprint in December 1998 following the Metapath acquisition as well as growth in Planet-related customer support revenues.

    COST OF REVENUES

    Cost of revenues increased to $41.2 million in 1998 from $31.8 million in 1997, resulting in gross profit of $53.0 million in 1998, representing a 56.2% gross profit margin, and $38.9 million in 1997, representing a 55.0% gross profit margin. The increase in margins reflected primarily the increased margins from the other services segment.

    PRODUCT LICENSES. These costs decreased from $1.0 million in 1997 to $0.3 million in 1998.

    RF ENGINEERING SERVICES. These costs increased by 27.9% from $25.7 million in 1997 (63.5% of related revenues) to $32.9 million in 1998 (63.6% of related revenues), in line with the growth in related RF engineering revenues.

    OTHER SERVICES. The costs for our other services increased by 56.7% from $5.2 million in 1997 to $8.1 million in 1998. However, as a percentage of corresponding revenue they decreased from 64.7% in 1997 to 54.3% in 1998, as we were able to generate higher maintenance revenues from our increased number of Planet licenses without a corresponding increase in the cost of maintaining our customer service organization.

    OPERATING EXPENSES

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased from $9.3 million in 1997 (13.1% of revenues) to $17.7 million in 1998 (18.8% of revenues) due to the globalization of our sales force.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased by 7.8% from $15.8 million in 1997 (22.4% of revenues) to $14.6% million in 1998 (15.5% of revenues).

    RESEARCH AND DEVELOPMENT EXPENSES. Excluding the $10.2 million write-off described above, these costs increased by 10.6% from $16.7 million in 1997 (23.7% of revenues) to $18.5 million in 1998 (19.6%), largely due to the one month's consolidation of Metapath's software development costs.

    INTEREST AND OTHER EXPENSE Other expense of $0.3 million in 1997 consisted principally of interest paid on loans and bank debt.

QUARTERLY OPERATING RESULTS

    The following table sets forth unaudited quarterly results, in dollars and as a percentage of revenues for the four quarters ended December 31, 1999. The information in the table below should be read in conjunction with our annual financial statements and related notes included elsewhere in this prospectus. We have prepared this information on the same basis as our consolidated financial statements and the information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. You should not draw any conclusions about our future results for any period from the results of operations for any particular quarter.

                                                           QUARTERS ENDED
                          ---------------------------------------------------------------------------------
                              MARCH 31,             JUNE 30,          SEPTEMBER 30,         DECEMBER 31,
                                 1999                 1999                 1999                 1999
                          ------------------   ------------------   ------------------   ------------------
                                                 (IN THOUSANDS, EXCEPT PERCENTAGES)
Revenues:
  Product licenses......  $ 4,099     24.4 %   $ 9,358     39.4 %   $10,461     41.2 %   $10,466     39.4 %
  RF engineering
    services............    7,874     47.0 %     6,757     28.4 %     7,531     29.6 %     8,139     30.6 %
  Other services........    4,791     28.6 %     7,658     32.2 %     7,410     29.2 %     7,984     30.0 %
    Total revenues......   16,764    100.0 %    23,773    100.0 %    25,402    100.0 %    26,589    100.0 %

Costs of revenues:
  Product licenses......       80      0.0 %       226      1.0 %        21      0.0 %       173      1.0 %
  RF engineering
    services............    6,510     38.8 %     5,133     21.6 %     6,004     23.6 %     7,215     27.1 %
  Other services........    3,098     18.5 %     4,606     19.4 %     4,342     17.1 %     4,451     16.7 %
    Total cost of
      revenues..........    9,688     57.8 %     9,965     41.9 %    10,367     40.8 %    11,839     44.5 %

Gross profit............    7,076     42.2 %    13,808     58.1 %    15,035     59.2 %    14,750     55.5 %

Operating expenses:
  Sales and marketing...    4,344     25.9 %     5,315     22.4 %     4,766     18.8 %     5,006     18.8 %
  General and
    administrative:.....    4,423     26.4 %     5,184     21.8 %     4,139     16.3 %     5,716     21.5 %
  Research and
    development.........    6,266     37.4 %     5,815     24.5 %     6,233     24.5 %     7,273     27.4 %
  Amortization of
    intangible assets       1,703     10.2 %     1,703      7.2 %     1,703      6.7 %     1,704      6.4 %
                          -------   ------     -------   ------     -------   ------     -------   ------
    Total operating
    expenses............   16,736     99.9 %    18,017     75.8 %    16,841     66.3 %    19,699     74.1 %

                                                           QUARTERS ENDED
                          ---------------------------------------------------------------------------------
                              MARCH 31,             JUNE 30,          SEPTEMBER 30,         DECEMBER 31,
                                 1999                 1999                 1999                 1999
                          ------------------   ------------------   ------------------   ------------------
                                                 (IN THOUSANDS, EXCEPT PERCENTAGES)
Operating loss..........   (9,660)   (57.6)%    (4,209)   (17.7)%    (1,806)    (7.1)%    (4,949)   (18.6)%

Interest and other
  income (expense),
  net...................      256      1.5 %       209      1.0 %     2,897     11.4 %      (476)    (1.8)%

(Loss) profit from
  continuing operations
  before income tax.....   (9,404)   (56.1)%    (4,000)   (16.8)%     1,091      4.3 %    (5,425)   (20.4)%

Provision for income
  taxes.................      (84)    (1.0)%       (84)    (0.0)%      (696)    (2.7)%    (1,286)    (4.8)%

(Loss) profit from
  continuing operations
  before minority
  interests.............   (9,488)   (56.6)%    (4,084)   (17.2)%       395      1.6 %    (6,711)   (25.2)%

Minority interests......       --    N/A            --    N/A            --    N/A           (21)    (0.0)%

Net income (loss).......   (9,488)   (56.6)%    (4,084)   (17.2)%       395      1.6 %    (6,732)   (25.3)%

    REVENUES

    Our quarterly revenue profile reflects a seasonal pattern of lower first quarter revenues, due in part to an annual compensation system that incentivizes the sales force to close contracts in the fourth quarter resulting in fewer closings in the first quarter as the sales team rebuilds prospects within the sales pipeline. This is also due in part to the focus of sales and marketing staff on preparing for significant promotional events during the first quarter.

    PRODUCT LICENSES. The increase in our revenues that occurred in the second quarter of 1999 was due to the renewal of the Sprint PCS Ceos contract. Sprint utilized the Ceos software from January 1, 1999, but revenues could only be recognized starting in the second quarter when the fee became fixed and determinable. As a result, revenue relating to the first six months of 1999 was recognized in the second quarter. The increased revenue earned in the third and fourth quarters primarily reflects continuing revenue from the Sprint PCS contract and revenue earned on other Ceos contracts.

    RF ENGINEERING SERVICES. The reduction in revenue in the second quarter follows the conclusion of two large contracts within Europe. Revenue increased in subsequent quarters following the award of several large contracts in North America.

    OTHER SERVICES. The quarterly variations in other services revenues follows a pattern similar to product licenses revenue, reflecting primarily the customer service revenues associated with the Ceos licenses, as well as a higher amount of hardware revenues in the second quarter relating to the Sprint contract.

    COST OF REVENUES

    PRODUCT LICENSES. The expense profile of this cost is derived from supplying third-party software in connection with new installations.

    RF ENGINEERING SERVICES. Fluctuations in these costs reflect a reduction in headcount, including both MSI staff and contractors, from the first quarter to the second, resulting from the completion of contracts described above. These costs increased in the third quarter and fourth quarters, reflecting the increased headcount needed to staff new contracts and the associated recruitment costs.

    OTHER SERVICES. The costs in each quarter reflects the building of a global customer support business. The large increase in the second quarter relates to the cost of hardware associated with new installations, in particular with Sprint.

    OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. The second quarter reduction reflects a planned decrease in Planet-related headcount in London. Increases in the third and fourth quarters reflect the internal investment in, and partial outsourcing of, an accelerated software development program relating to all products.

    SALES AND MARKETING. Variations reflect the continuing growth of the sales team, which reached its highest level in the fourth quarter, with a cost peak in the second quarter relating to approximately $1.0 million of accrued commissions on the Sprint PCS contract.

    GENERAL AND ADMINISTRATIVE. Expenses reflect quarterly variations arising principally from variations in professional and legal fees, costs incurred in the second quarter relating to a corporate re-branding exercise following the merger and a charge in the fourth quarter of $0.65 million for national insurance costs in the United Kingdom relating to the benefit associated with share options awarded under the employee share option scheme.

    AMORTIZATION OF INTANGIBLE ASSETS. This reflects the quarterly charge for the amortization of goodwill and other intangibles assets relating to the acquisition of Metapath.

    INTEREST AND OTHER INCOME (EXPENSES), NET. The charges reflect the net interest income or expense and foreign currency translation gains or losses during each quarter, with an approximately $3.0 million gain in the third quarter relating to the partial disposal of an investment in Cellular Investments.

    INCOME TAX PROVISION. The quarterly income tax provision reflects a $0.6 million tax charge in the third quarter, relating to the gain on the partial disposal of the investment in Cellular Investments referred to above, and $1.2 million withholding tax in the fourth quarter.

    Our quarterly operating results have fluctuated in the past and are likely to continue to do so in the future. See "Risk Factors--Our quarterly results may fluctuate. If we fail to meet earnings estimates, our stock price could decline."

BACKLOG

    As of December 31, 1999, our contracted backlog orders expected to be realized in 2000 and believed to be firm amounts to $26.7 million. This excludes $15.4 million of additional backlog expected to be performed within twelve months and that are cancelable upon 30 days notice. As of December 31, 1998, our contracted backlog orders expected to be realized in 2000 and believed to be firm amounted to $16.3 million.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities was $7.7 million in 1998, and net cash used in operating activities was $0.3 million in 1997 and $14.7 million in 1999. Significant items affecting net cash used in 1997 included an increase in accounts payable and depreciation, offset in part by an increase in accounts and notes receivable and a loss from continuing operations. Net cash provided in 1998 was affected by the significant write-off of intangible assets, an increase in accounts payable, depreciation and a decrease in inventories, offset in part by the loss from continuing operations. Net cash used in 1999 was due primarily to a net loss of $19.9 million, a decrease in accounts payable and an increase in accounts and notes receivable, offset in part by depreciation and amortization of intangible assets.

    Net cash used in investing activities was $2.5 million and $3.0 million in 1997 and 1999, respectively, consisting principally of capital expenditures for information technology equipment, offset in 1999 by the partial disposal of the investment in Cellular Investments. Net cash of $0.6 million was provided during 1998 resulting from cash acquired in connection with the Metapath acquisition, offset in part by the continued capital expenditure in information technology equipment.

    Net cash provided by financing activities was $10.6 million and $5.1 million in 1997 and 1999, respectively. Cash provided by financing activities in these years consisted primarily of a private loan of $10.0 million obtained in 1997 and bank borrowings in 1999, partially offset by principal repayments on long term debt obligations. Net cash used in financing activities was $1.6 million in 1998, reflecting primarily the repayment of the $10.0 million loan obtained in 1997 and the increase in a bank overdraft facility, offset by the private issuance of common stock.

    We have a $20 million bank facility, which includes a $5.0 million term loan facility as well as a $15.0 million revolving credit facility, of which $6.7 million was outstanding as of December 31, 1999. The facility, which bears interest at the bank's reference rate plus 1.5%, is secured by all of our assets and those of our principal subsidiaries. The bank facility terminates on February 28, 2001.

    We believe that our cash and cash equivalents balances, cash flows from our operations, funds available under our existing line of credit, and net proceeds from this offering will be sufficient to satisfy our cash requirements for at least the next twelve months. This view is forward-looking and involves risks and uncertainties as set forth under the caption "Risk Factors" in this prospectus. Our capital requirements will depend on numerous factors, including commercial acceptance and market demand of our new products, possible acquisitions of complementary businesses or technologies and the resources we dedicate to enhancing or evolving our software products in response to new technologies and changing market conditions.

    We may need to raise additional capital if we expand more rapidly than initially planned, to develop new software products, to acquire complementary businesses or technologies or to respond to competitive pressures. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available to us or on acceptable terms, this could limit our ability to fund our expansion, take advantage of unanticipated opportunities, expand or enhance our software portfolio or otherwise respond to competitive pressures. Also, the sale of additional equity or convertible securities could result in additional dilution to our stockholders.

RECENT ACCOUNTING PRONOUNCEMENTS

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was issued in 1998 and subsequently amended by SFAS No. 137, is effective for years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. We do not expect the impact of this statement to be material.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    At December 31, 1999, the carrying amount of our financial instruments, including cash and cash equivalents, guarantees and long term debt, approximated their fair values based on current market prices and rates.

    We do not enter into any interest rate swaps or other financial instruments to hedge against interest rate risk. At December 31, 1999, we had $6.7 million of liabilities bearing interest at floating rates, which we do not believe represents a substantial interest rate risk.

    We do not own any investments in publicly traded equity securities. Therefore, we do not currently have any equity price risk tied directly to public equity markets.

    We currently invoice the substantial majority of our revenues in U.S. dollars. Nevertheless, as of December 31, 1999, approximately 21% of our cash and cash equivalents balances and 22% of our accounts receivable were denominated in other currencies, primarily the Brazilian real, in the case of cash, and pounds sterling in the case of accounts receivable. In addition, we incur significant expenses in currencies other than the U.S. dollar in relation to our operations outside of the United States.

    We do not currently have any forward exchange contracts or other financial instruments with respect to foreign currency to hedge against adverse exchange rate movements, as we believe we do not currently have substantial direct foreign currency exchange rate risk. We have experienced a foreign currency translation loss of $0.2 million in 1997, a $0.4 million gain in 1998 and a loss of $1.3 million in 1999, relating principally to a currency translation loss associated with our Brazilian operations resulting from the devaluation of the Brazilian real against the U.S. dollar. We may enter into agreements in the future in connection with any significant agreement not denominated in U.S. dollars. Further, we seek to balance our non-U.S. dollar liabilities and assets. Nevertheless, because we have significant operations outside of the United States, to the extent we hold significant amounts of assets like cash or accounts receivable in non-U.S. currencies, we are subject to the risk that the currencies in which these assets are denominated will depreciate relative to the U.S. dollar, which will have a negative effect on income. Similarly, to the extent we incur significant liabilities, such as accounts payable or bank overdrafts, or incur significant expenses in non-U.S. currencies, then the appreciation in those currencies relative to the U.S. dollar would also have a negative income effect.

                                    BUSINESS

METAPATH SOFTWARE INTERNATIONAL, INC.

    We are a leading global provider of business and OSS software used by the wireless telecommunications industry to launch and support mobile voice and data services. Fixed wireless and mobile wireless operators and service providers turn to us for software and service solutions that support key stages of their network and business lifecycle, from wireless license acquisition and network design and build-out to ongoing service management and customer relationship management.

    We currently offer our clients five software packages, two of which we introduced under our MSI brand name commercially in 1999 (Ceer and Cerve) and two in late 1998 (Ceos and Maxxer). We have offered our Planet software since 1991. These product offerings include:

    - network planning software, which operators use to design and plan the build-out of a new network or to design and plan the modification of an existing network. We provide these capabilities to our clients through our Planet software;

    - network performance management software, which provides information that a wireless operator can use to monitor and measure the performance and the quality of service of its network. We provide these capabilities to our clients through our Maxxer software;

    - usage data mediation software, which gathers usage information, including call detail records and other data from network equipment and translates it into useable form for other business and operating functions such as billing and customer care. We provide these capabilities to our clients through our Ceos software;

    - service provisioning software, which activates services for new subscribers or activates or deactivates additional services for existing subscribers. We provide these capabilities to our clients through our Cerve software; and

    - customer relationship management software, which integrates and analyzes network, business and demographic information about each customer to allow service providers to identify their highest value customers and manage relationships with these customers through customized and targeted service offerings, customer service and marketing. We provide these capabilities to our clients through our Ceer software.

    In addition to our software products, we offer RF engineering services to help our clients implement and rollout new products and services as well as to facilitate their network build-out and project management. We have also recently expanded our other service offerings from traditional customer support services, such as implementation, technical, maintenance and training services, to include consulting capabilities in the customer relationship management and network optimization areas.

    Established in 1989, we have become a leading provider of network planning software and consulting and RF engineering services to the wireless telecommunications industry and currently have over 100 clients in more than 60 countries. Our clients include some of the world's leading wireless operators and service providers, such as AT&T Wireless, Nextel, PrimeCo, Sprint PCS, Vodafone AirTouch Telstra, Diax, Connect (Austria), various entities in China through China Telecom and SingTel Mobile. We typically provide our software and services to our clients on a direct relationship basis.

    We are headquartered in London (HQ), and have operations worldwide in Atlanta, Bethesda, Chicago, Cincinnati, Dallas, Frankfurt, Hong Kong, Kansas City, Kuala Lumpur, New Delhi, Paris, Sao Paulo, Seattle, Shanghai, Singapore, Stockholm, Sydney and Washington DC.

    We were founded in London in 1989 as Mobile Systems International Holdings Limited, or MSIH. On September 16, 1998, MSI was incorporated in the State of California for the purpose of becoming a holding company for our group in connection with a business combination with Metapath Software Corporation, a company established in 1994. Metapath Software Corporation developed software for communications operators and had initially developed and introduced our Ceos product, and was developing our Cerve and Ceer
products at the time of the acquisition. On             , 2000, we
reincorporated MSI in Delaware. We continue to operate as "MSI."

    During our history, we experienced several key milestones. For instance, in the years between 1990 and 1993, we signed a contract with Mercury One2One to design one of the world's first PCN/PCS networks, and entered into our first European GSM contract and DCS 1800 contract. From the years between 1993 and 1996, we established and expanded our operations in the United States and abroad by opening offices in Dallas, Atlanta and Paris. Our achievements continued in 1996 as General Atlantic Partners joined us as a strategic investor, and we signed our first CDMA contract with Sprint PCS and won the Queen's Award for Export Achievement. In 1997, we continued our global expansion by opening offices in Hong Kong, Washington, D.C. and New Delhi. Thomas Butler joined our team as our Chief Executive Officer in 1998, the same year we launched Maxxer, offered UMTS capabilities and made Planet available on a PC format. In 1999, we formally launched our Ceer and Cerve products, announced our relationships with Prime Response and Environmental Systems Research Institute, and signed a major OSS contract with Sprint PCS.

INDUSTRY OVERVIEW

    Telecommunications service providers operate in an increasingly competitive and complex marketplace that is undergoing vast changes. Deregulation and privatization have increased competition worldwide. At the same time, advances in technology and increased customer demand have resulted in the proliferation of communications services, including both traditional and Internet-based voice, wireless, data and video services.

    TRENDS IN THE WIRELESS COMMUNICATIONS INDUSTRY

    These same factors--deregulation, competition, technological advances and a proliferation of services--have transformed the wireless telecommunications industry, which is experiencing the following interrelated trends:

    - RAPID SUBSCRIBER GROWTH. The wireless industry has undergone rapid growth in the number of customers and is projected to continue its worldwide growth. The growth in subscribers has been driven in part by increased affordability and availability of services for the mass market as handset and service prices have decreased. EMC (February 2000) has estimated that the number of customers for wireless communication services will increase from approximately 450 million at the end of 1999 to approximately
      1.1 billion by the end of 2003.

    - INCREASED NUMBER OF OPERATORS AND INTENSE COMPETITION. The industry has also seen a significant increase in the number of operators resulting in intensified competition. According to the Yankee Group (November 1999), the global number of wireless operators will increase to 937 in 2000, up from 875 in 1999. Wireless is one of the most deregulated telecom sectors in the world; typically with multiple competitors in any single market.

    - CONSOLIDATION. While the number of operators has increased, operators in some markets are beginning to consolidate their businesses across regional and international boundaries.

    - NETWORK EXPANSION AND INTRODUCTION OF NEW NETWORK TECHNOLOGIES. Operators continue to develop their networks to extend their regional, national and in some cases international coverage, and they continue to build new networks in emerging markets. In addition, the demand for Internet access and data applications has led to changes in the design of traditional wireless networks, driving the development of a new, more complex, higher capacity network to transport both voice and data traffic. Operators will continue to upgrade and expand their networks incorporating 3-G technology, which will enable continued growth in voice and data traffic.

    - CONVERGENCE. The convergence of traditional wireless, wireline and cable services is also adding complexity to the telecommunications environment as operators deploy networks spanning traditional wireless/wireline boundaries to offer enhanced services.

    - INTRODUCTION OF NEW WIRELESS DATA SERVICES. The implementation of digital and high-speed wireless systems has permitted operators to introduce a number of new wireless data services. As people become more dependent on e-mail, the Internet and corporate intranets, the demand for wireless access to these resources is expected to grow. According to Dataquest (March 1999), the global market for wireless data services is expected to reach 36 million users by 2003, up from 3 million in 1999.

    CHALLENGES FOR WIRELESS SERVICE PROVIDERS

    These trends have created a number of challenges for service providers in effectively managing their network operations, service offerings and customer relationships.

    NETWORK MANAGEMENT CHALLENGES

    - INTEGRATION. Convergence, consolidation and the migration to 3-G technologies have added complexity to operators' tasks as they attempt to deal with the challenge of integrating networks and providing services through networks that rely on mixed technologies (second and third generation), heterogeneous network components and existing legacy applications.

    - MAXIMIZE NETWORK PERFORMANCE. In the face of intense competition, operators must continually enhance the quality of their network performance, providing faster transmission capability, as well as uninterrupted and expanded coverage. They must also ensure that network design allows operation at maximum efficiency.

    - OPTIMIZE NETWORK INVESTMENT. Operating with limited budgets for network investment, service providers face crucial decisions as how to allocate their resources most effectively. Operators require tools to evaluate the financial impact of their investment decisions, and thereby maximize the financial benefit from their network investment.

    SERVICE MANAGEMENT CHALLENGES

    - RAPID DELIVERY OF MULTIPLE SERVICES. To compete successfully, operators need to deliver multiple and advanced services, introduce and connect customers to new services quickly (often on a real-time basis), and implement new pricing programs in a cost-effective manner. Speed-to-
     market is an important competitive advantage.

    - INADEQUACY OF LEGACY SYSTEMS. Operators frequently employ systems that were developed for older networks and technologies, and for a single service. Operators' legacy systems require significant time and resources to modify, making it difficult for service providers to respond to challenges such as increased, and more complex, usage data transactions and customer behaviors quickly, cost-effectively and competitively with new service offerings.

    CUSTOMER RELATIONSHIP MANAGEMENT CHALLENGES

    - RETENTION AND CHURN. Increased competition and greater sophistication among customers has led to an increase in subscriber awareness of alternative price and service offerings. As a result, subscribers have an increasing tendency to switch from one wireless carrier to another, or churn, in search of new products and better, more affordable services. Operators face the challenge of retaining their most valuable customers, one of the critical success factors of every wireless operator.

    - OBTAINING COMPREHENSIVE UNDERSTANDING OF CUSTOMERS. Operators seek a fully integrated and real-time "view" of their customers that incorporates external market and demographic data, customer usage information and network performance data. Customer data often resides in multiple computer systems and is not readily accessible. To analyze this data, many operators have attempted to integrate multiple applications, which requires significant time and expense to implement and maintain.

    - MANAGING CUSTOMERS BASED ON NEW USAGE CRITERIA. The addition of data and other broadband services to the service portfolio in a 3-G environment demands that operators must become knowledgeable about the nature of the services that individual customers are accessing. For example, a predominantly voice customer will have very different needs from a heavy data customer.

    NEED FOR THIRD-PARTY SOLUTIONS

    As they seek to meet these challenges, wireless operators and service providers are increasingly turning to third party vendors for superior software solutions and consulting services. By utilizing commercial software applications, operators seek state-of-the-art solutions, capable of supporting growth, that they can implement at significantly lower costs rather than building these applications internally. According to Insight (August 1999), the global wireless OSS software market is expected to reach $4.5 billion by 2002 from $158 million in 1998.

    NETWORK MANAGEMENT SOLUTIONS. The design, build-out, operation and upgrading of a wireless network require both software solutions and significant RF engineering work. Once placed in service, wireless networks must be continually updated, recalibrated and tuned, to take into account changes in traffic or usage patterns, which may change because of new rate plans, new features or sales growth, or other changes in the surrounding environment, such as radio interference from neighboring or competing networks or other radio sources. We believe that operators are looking to experienced vendors who offer these solutions, and who are independent of any network infrastructure provider or technology. We also believe that the continued geographical expansion of wireless networks, the deployment of new networks in emerging markets and by new entrants, the upgrading of networks to implement emerging 3-G standards, and the implementation of new generations of equipment with increased features and functionality will continue to demand software solutions and RF engineering expertise.

    SERVICE MANAGEMENT SOLUTIONS. Operators are increasingly employing OSS software from commercial vendors to perform mission-critical operations such as service provisioning, usage data mediation and customer service. Based on industry reports, we expect operators will significantly increase their OSS expenditure. According to Insight Research (August 1999), software and professional services will become increasingly significant components of wireless operators' information technology systems budget. In 1998, OSS software and professional services represented 31% and 9% of information technology systems spending, respectively. Insight expects these spending levels to reach 35% and 10%, respectively, in 2003.

    CUSTOMER RELATIONSHIP MANAGEMENT SOLUTIONS. Operators and service providers have historically devoted significantly more money to acquire a customer than to retain one. We believe that as they begin to recognize the potential value of effective customer relationship management, the market for third-party CRM solutions will grow.

THE MSI SOLUTION

    We provide software and service solutions in the three key areas--network management, service management and customer relationship management--where we believe operators and service providers are focusing their attention. We provide:

    - network management and planning tools and RF engineering services to enable operators to construct and maintain efficient and reliable wireless networks for customers;

    - adaptable OSS systems that meet the service requirements of networks, including converged networks, and accommodate packages of different communications services; and

    - flexible CRM software solutions and related consulting services to enable service providers to be more responsive to customer needs.

    Because our aim is to create a superior software solution in each category, our products are designed to operate as independent solutions and to integrate with the other information system components that an operator may have or require. Our solutions are also designed to work with each other in order to provide one-stop shopping for clients who need a range of third-party solutions.

    Below is a summary of some of the challenges or trends that wireless operators and service providers are facing and the solutions our software and services are designed to provide.

               CHALLENGE TO OPERATORS                                    MSI SOLUTIONS
-          Provide services through networks that     -          Our solutions are easily adaptable to
           rely on mixed technologies, heterogeneous             systems that employ multiple technologies
           network components and existing legacy                and equipment made by different vendors.
           applications.

                                                      -          Our solutions permit an expansion of
                                                                 services and an increase in data volume
                                                                 on networks, both increasingly required
                                                                 by operators as they face convergence,
                                                                 consolidation and the migration to 3-G
                                                                 technologies.

-          Maximize network performance.              -          Our planning and optimization solutions
                                                                 assist in the creation and maintenance of
                                                                 increased network efficiencies.

                                                      -          Our RF engineering services supply the
                                                                 technical expertise necessary to assist
                                                                 in the planning, building and
                                                                 modification of operators' networks.

-          Optimize network investment.               -          Our solutions can help clients evaluate
                                                                 the financial impact of their investment
                                                                 decisions and use this information to
                                                                 allocate resources more effectively.

                                                      -          Our solutions permit faster network
                                                                 transmission, expanded network coverage
                                                                 and enhanced network design.

               CHALLENGE TO OPERATORS                                    MSI SOLUTIONS
-          Rapidly provide multiple services to the   -          Our provisioning and usage data mediation
           market.                                               solutions reduce time to market and
                                                                 permit activation of new services faster
                                                                 and more easily than existing legacy
                                                                 applications.

                                                      -          Our network planning and optimization
                                                                 solutions help increase network capacity,
                                                                 which is vital for the rapid provision of
                                                                 these additional services.

-          Address the inadequacy of legacy           -          Our provisioning and usage data mediation
           services.                                             solutions afford a cost-effective and
                                                                 technically efficient alternative to many
                                                                 operators' existing services.

-          Acquire and retain high value customers.   -          Our solutions are designed to create a
                                                                 Customer-Adaptive environment, giving
                                                                 service providers the tools to create
                                                                 customer loyalty and reduce churn.

                                                      -          Our solutions help service providers
                                                                 target services to clients who will most
                                                                 likely be interested in them. This
                                                                 facilitates a focus on the service
                                                                 provider's high-value customers.

-          Obtain a comprehensive understanding of    -          Our solutions permit the integration of
           customers.                                            customer usage information and network
                                                                 performance data as well as external
                                                                 market data.

                                                      -          Our solutions then analyze and report
                                                                 this data in user-friendly formats for
                                                                 use by all departments in the service
                                                                 provider's operations.

-          Support of 3-G technology throughout the   -          Our solutions are being engineered to
           operator's business.                                  allow operators to plan, deploy and
                                                                 evolve mixed and 3-G technology networks.

                                                      -          Our solutions are being engineered to
                                                                 facilitate the operator's rapid
                                                                 introduction of products and services
                                                                 that utilize new bandwidth made available
                                                                 from these technologies.

OUR STRATEGY

    Our strategy for growth includes the following elements:

    - FURTHER PENETRATE OUR EXISTING WORLD-CLASS CLIENT BASE. Our clients include approximately 36 of the top 100 wireless operators worldwide, as defined by EMC in terms of the number of subscribers. These clients represent an attractive target client base for the range of product solutions that we have recently introduced. In addition to cross-selling, we believe there is an opportunity to expand the use within these clients' organizations of products and services currently or previously provided.

    - ENHANCE PRODUCTS TO SUPPORT WIRELESS DATA APPLICATIONS. We have made significant research and development expenditures to enhance and extend the functionality of our customer relationship management, service management and network management software solutions to support new wireless data services being introduced by operators. We believe that our extensive experience and customer base in the wireless voice market make us well positioned to take advantage of the growth of data applications that is occurring as operators upgrade their networks to support data transmission. We intend to continue to leverage our experience and expertise to offer comprehensive solutions for wireless operators.

    - PURSUE ACQUISITIONS, STRATEGIC ALLIANCES AND PARTNERSHIPS. We will actively continue to evaluate and make selected acquisitions, strategic alliances or partnerships, where we can obtain intellectual property, processes, human resources or competencies that complement our software and service offerings, particularly in support of the deployment and management of emerging 3-G and wireless local loop technologies.

    - ATTRACT NEW CLIENTS. We seek to capture a higher percentage of the global wireless market by attracting new clients and by maintaining a broad geographic coverage in important emerging markets such as China and Latin America. As wireline, wireless and cable services converge and new integrated service providers develop, we aim to provide capabilities to support existing clients in this evolution, as well as to win new clients who may enter the wireless telecommunications market.

SOFTWARE PRODUCTS

PRODUCT                PLANET              MAXXER              CEOS                CERVE               CEER
FUNCTIONS              NETWORK DESIGN AND  NETWORK OPTIMIZING  SERVICE MANAGEMENT  SERVICE MANAGEMENT  CUSTOMER
                       BUILD SOLUTION      SOLUTION            SOLUTION            SOLUTION            RELATIONSHIP
                                                                                                       MANAGEMENT
                                                                                                       SOLUTION

                       * Planet is a       * Maxxer is a       * Ceos is a         * Cerve is a        * Ceer integrates
                         software            comprehensive       mediation         service               customer
                         platform for        network             operating           provisioning        demographics and
                         network             performance         system.             platform.           customers'
                         planning.           management        * Ceos simplifies   * Cerve allows        experiences with
                       * Planet aids         platform.           highly complex      operators to        network
                         operators in the  * Maxxer ensures      networks by         activate service    performance.
                         design,             that network        gathering,          for new           * Ceer enables
                         implementation      performance data    processing and      subscribers and     operators to
                         and ongoing         is accessible to    distributing        introduce new       measure the
                         support of their    all facets of       network usage       services for        impact of
                         networks.           the operator's      information in      existing            strategic
                                             organization,       real-time, which    subscribers in      business
                                             from marketing      is                  real-time.          initiatives on
                                             and sales to        mission-critical                        customer
                                             engineering         for operating                           behavior, more
                                             operations and      functions such                          effectively
                                             customer care.      as billing,                             target the
                                                                 marketing and                           offering of new
                                                                 fraud detection.                        services and
                                                               * Ceos is capable                         take actions to
                                                                 of processing 30                        create customer
                                                                 million CDRs per                        loyalty and
                                                                 hour in a single                        reduce churn.
                                                                 processor                             * Ceer is capable
                                                                 environment, and                        of processing up
                                                                 in excess of                            to 10 million
                                                                 that for                                subscribers and
                                                                 multiple                                up to 100
                                                                 processor                               million CDRs per
                                                                 environments.                           day.

DATE OF MARKET         May 1991            February 1998       December 1995       June 1999           May 1999
  INTRODUCTION
DATE OF FIRST          June 1991           November 1998       April 1996          Currently in        Currently in
  IMPLEMENTATION                                                                   process             process

REPRESENTATIVE         Sprint,             Various entities    Sprint, Vodafone    U S WEST            Triton
  CLIENTS              Southwestern Bell,  in China through    AirTouch, PrimeCo,
                       Diax, Connect       China Telecom       Comcast, CommNet,
                       (Austria),                              Unifone
                       Iusacell, Telstra,
                       SmarTone, U S WEST

    Ceos, Cerve and Ceer were originally developed by Metapath Software Corporation, which we acquired in 1998. While we introduced or reintroduced all three products under the MSI brand in 1998 and 1999, Ceos had been previously introduced by Metapath Software Corporation in 1995.

    All of our products run on UNIX platforms, and Planet, Maxxer and Ceer also support Windows NT. Planet, Maxxer and Ceer can support the major digital and analog standards in North America, Europe and Asia (such as CDMA, GSM, TDMA,
AMPS) and 3-G standards (such as UMTS and GPRS). Cerve and Ceos products are able to support the CDMA wireless standard and are currently being engineered to support the GSM standard. We have, and are currently, working with our clients in using our products in each of these major technologies, including 11 operators who are applying 3-G technology to their markets.

    Our software products are typically licensed to our clients under license agreements that grant the client a non-exclusive license to use the software for the client's business only. We license our products on a perpetual and fixed term basis, normally ranging from one to three years. For our perpetual licenses, a one-time license fee is paid typically within a short period after execution of the agreement. For our fixed-term licenses, the client pays an annual license fee over the term of the license. The license for our Maxxer, Ceos, Cerve and Ceer products can provide for additional license revenues related to increases in the number of subscribers of the client and/or CDRs, depending on the product. Typically, our clients contract for additional annual maintenance and customer services at the time of the license. Our clients can purchase maintenance and other customer services on an annual basis or for a fixed term. Under our license agreements, we warrant that the software will perform substantially in accordance with the product manuals subject to standard limitations.

    NETWORK DESIGN AND BUILD SOLUTION--PLANET

    Planet is an integrated planning application tool that allows operators to design, plan and operate wireless networks. We market Planet as a tool that allows operators to reduce the network design time, which in turn allows them to offer services more quickly. By assisting in planning an appropriate network for each operator and its target customer base, we believe Planet also increases an operator's network capacity and quality, thereby reducing churn, and maximizing the use of network resources. Planet has been used to design, plan and operate wireless networks by more than 80 operators in more than 60 countries, and, in the past, our Planet software has been required to be used in an operator's network design application in each of the network design centers in China.

    The significant growth in demand for wireless services requires wireless operators to constantly expand and upgrade the capacity of their networks. Operators can significantly reduce capital expenditures by optimizing the use of existing sites and available spectrum. Planet is designed to allow operators to optimize their allocated spectrum to ensure maximum coverage and capacity. An operator can add individual modules to meet specific technology and budgetary requirements at every stage of its network evolution. At the same time, this approach permits us to maintain the efficiencies of a standard design. With support for 3-G, digital and analog technologies, Planet also allows operators to take into account new voice and data services, with their variable bandwidths, traffic demands and users. Accordingly, Planet aids operators in planning strategies for the next generation of their network, through optimizing existing properties, acquiring networks or bidding for additional licenses. Planet's applications include initial design studies, license bid planning, network design, build and rollout, and feasibility evaluation of existing sites for analog, digital, GPRS and 3-G systems.

    NETWORK OPTIMIZING SOLUTION--MAXXER

    Maxxer captures, stores, refines and delivers network performance data originating from the network, such as dropped calls caused by end-users, antenna, or network quality reasons. This permits operators to monitor network performance in real-time. In addition to generating reports of historical and real-time network performance data, Maxxer creates network performance forecasts.

    This data can be employed for customer acquisition and retention, as well as for network planning decisions, allowing operators to build and maintain high levels of service quality and customer satisfaction. For example, this data enables operators to:

    - improve methods of fault identification and prevention;

    - establish and monitor against benchmarks for the network;

    - establish alarms to identify problems quickly and locate and identify network bottlenecks;

    - improve system planning;

    - forecast new network requirements to meet system demands;

    - prioritize system improvements; and

    - maximize return on network investments and network efficiency.

    SERVICE MANAGEMENT SOLUTIONS--CERVE AND CEOS

    Cerve manages all facets of the activation chain, including service activation at the point-of-sale, through a client's direct sales organization, national accounts or wholesale systems, as well as the management of the related activities in billing and customer care. We believe that Cerve will allow operators to minimize time-to-market while maintaining control of the activation process, which translates to increased profitability. The Cerve platform is adaptable to different client environments and has a user-friendly interface, allowing the operator to customize the software and integrate it with existing applications and desktop systems. Its design also allows support for new technologies and services. As the industry adopts Internet technologies, we expect that Cerve will support Internet-based activation systems that will provide subscribers with the ability to directly activate services, define the features of their service plan and select their own rate plan.

    Ceos provides operators with an operating system that organizes and simplifies complex networks. Ceos collects CDRs in real-time from the network, including information such as call duration, voice mail usage, customer location, wireless data usage, short message service data, traffic data, alarm messages and provisioning commands. It then processes this information and distributes it to the relevant departments within the operator's business. This centralized system allows the operator to utilize time sensitive, mission-critical information for billing, marketing, fraud detection and prevention, and network maintenance applications. Currently, many operators have complex networks with a host of multiple data collection, transportation and distribution mechanisms preventing or delaying data from reaching an operator's mission-critical organizations. Ceos replaces these multiple systems with one multi-functional system.

    CUSTOMER RELATIONSHIP MANAGEMENT SOLUTION--CEER

    Ceer is a software platform for customer relationship management and marketing that enables operators to effectively organize and act on detailed customer information. The Ceer solution generates a unique customer experience record which is an integrated and comprehensive view of each customer, using network data, market research and business systems data, such as the following:

        NETWORK DATA                  MARKET RESEARCH             BUSINESS SYSTEMS DATA
- Blocked and dropped calls    - Credit score                 - Customer name and address
- Unanswered calls             - Lifestyle score              - Price plan
- Number of calls              - Segment score                - Monthly bill amount
- Customer service call data   - Marital status               - Billable airtime usage
- Inbound and outbound call    - Income                       - Service area
  data                         - Age                          - Promotional activity data
- Mobility pattern (derived    - Gender                       - Marketing campaign data
  from cell used at            - Geodemographic data          - Marketing campaign response
  initiation and termination                                    data
  of call)
- Service quality index
- Feature usage data

    With Ceer, this customer experience record is regularly updated and refined.

    By offering such comprehensive information on a timely basis and the analytical tools to help operators analyze this information, Ceer leads to better targeting and segmentation and allows operators to study usage and analyze how network performance and operator behavior impact each customer. This information may be made readily available to marketing, network planning, sales and other interested groups within a operator's organization. It also allows operators to measure the impact of pricing decisions and the results of marketing campaigns, which in turn makes pricing decisions easier and more effective and gives operators the ability to focus their marketing resources more cost effectively. It also permits operators to plan network build-out in a way that will result in improved network utilization by the target customer base. We market Ceer as a product that allows operators to manage churn more effectively by identifying those customers who are most likely to terminate their service and the reasons for the proposed decision. This capability permits the operator to intervene with a targeted solution before churn occurs.

    These potential results have important financial implications for our clients. Reduced churn, more focused marketing costs, the cost effective deployment of new services and improved network utilization have the effect of lowering operating costs and network expenditures. Similarly, improved customer loyalty, more effective marketing campaigns, greater service usage and longer call duration resulting from better network performance result in higher revenues for our clients.

RF ENGINEERING SERVICES

    We believe we are one of the leading providers of RF engineering services to established network operators and new market entrants in planning, maintaining, expanding and optimizing the performance of their wireless networks. In addition, the evolution of 3-G technologies also provides an important opportunity for us. Having supported successful mobile license bidding throughout the world for ten years, we are positioned to support the transition to and original development and operation of wireless networks that employ emerging 3-G technologies to provide Internet services and other broadband data services.

    Our RF engineering services throughout a network operator's lifecycle include:

    - assisting operators in their wireless license application and bidding;

    - strategic consultancy on network deployment;

    - infrastructure vendor evaluation and selection;

    - radio frequency cell planning and optimization;

    - system design and improvement;

    - network performance analysis;

    - acceptance testing;

    - independent technology audits;

    - in-building wireless services;

    - technical contract support from design specification to commercial launch; and

    - post-launch support and growth planning.

    As part of our RF engineering services, our clients also have access to our Geodata Group, which offers a large selection of domestic and international maps and associated data sets to meet detailed network design requirements in major metropolitan areas. Our Geodata solutions include cityscapes, landscapes, skylines and coast-to-coast databases.

    The professionals in our RF engineering organization have substantial field experience in planning, operating and optimizing high-capacity communications networks. At December 31, 1999, we had 196 telecommunications professionals employed in this activity. We have RF engineers in offices around the world which enables us to respond effectively to our clients' demands in various regions.

    Our pricing for RF engineering services has historically been based on the hours worked by our consultants. We have recently introduced fee structures based upon long term service arrangements and the achievement of network improvements based on measurable key performance indicators and cost savings for our clients. During 1999, RF engineering services accounted for 32.7% of our revenues. Based upon the ongoing demand for these services throughout the operators' network life cycle, we anticipate that RF engineering services will continue to constitute a significant proportion of our revenue base. A substantial proportion of this revenue in 1999 was generated from a few large clients, such as Nortel, Sprint and Nextel. We expect to continue to rely on a small number of large clients for our RF engineering services in 2000.

OTHER SERVICES

    CUSTOMER SERVICES

    Our Customer Services organization provides services and support to our clients to assist them in the installation, maintenance and updating of our products, as well as the training of their employees to use our products more efficiently. We believe that the quality of our customer services is key to achieving high levels of client satisfaction, strong client references, and long-term relationships. As of December 31, 1999, we had 104 employees working in our Customer Services organization. Revenues from these services and support (excluding hardware sales) accounted for 25.8% of our revenues in 1999.

    IMPLEMENTATION SERVICES. Our implementation services include installing, configuring and testing real-time production systems to ensure a successful implementation of our products. We provide support through a dedicated team of our technical professionals, who use our proven implementation methodology that includes extensive status reporting to the client. Finally, we use the MSI Acceptance Test to verify the installation process, performance and integrity of our products. Typically, our license agreements contain a fixed price allocated to our implementation services.

    TECHNICAL CONSULTING. Our technical consulting services assist clients in maximizing and enhancing the benefits of our software products. Typically, our technical consulting staff meets with the client prior to product implementation to review the client's existing business processes and information technology infrastructure. Based upon this review, our team offers solutions to improve these processes using the best and latest industry practices. After the implementation of our products, our clients may request additional support. We respond with specific solutions to address performance monitoring, capacity planning, disaster recovery planning, fraud management, data format, industry standards, project management and operational processes development. Fees for our technical consulting services are typically invoiced on an hourly basis.

    MAINTENANCE. Our maintenance services include system monitoring, client assistance, software maintenance and scheduled software upgrades. Our customer support personnel are available 24 hours a day, seven days a week to monitor our installed systems and provide help desk support for any technical questions raised by our clients. We also provide product upgrades and customer support through our basic maintenance programs. Each program can be customized to meet our clients' varying business needs through our service level agreements. These agreements define our service responsibilities and commitments, set out a schedule for completion of such changes or maintenance, and specify the measurement statistics used to monitor the progress of our work. Depending on the term of the license, our maintenance fees can either be included within a client's annual license fee or charged separately from the license fee on an annual basis.

    TRAINING. We have developed a variety of technical training programs to provide our clients with the knowledge and skills necessary to effectively deploy, use and maintain our software solutions. As job requirements and technical skills vary, the training curriculum is tailored to the needs of the various roles and user requirements. Our instructors include experienced RF engineers and other telecommunications professionals. We provide training programs at our major offices or at client locations as requested. Fees for our training services are typically charged separately from our license and consulting fees.

    CRM CONSULTANCY SERVICES

    Our CRM consultancy services are designed to help wireless service providers implement and maximize the business performance of their CRM solutions, and to ensure that a service provider's unique CRM requirements are addressed from both a business and technical perspective. Our CRM consultancy services portfolio currently contains offerings in three areas: CRM business consulting services, implementation and start-up services, and customized services.

    Our CRM business consulting services help service providers align their CRM plans with their overall business strategies by offering defined CRM business goals and assisting a client in determining how to achieve those goals, as well as offering business case studies for process improvement, and other assistance in mobile market modeling, campaign management and network management. Our implementation and start-up services help educate our clients about the value of CRM services and also help them in CRM product implementation and the operation of their CRM solutions, including the business process reengineering usually required within their organization. Our customized services are designed to address an operator's unique business requirements and include market strategy definition, information systems and OSS systems integration, links to marketing programs and tailored CRM training.

    Currently, our CRM consultants are based in North America and Europe. We expect to expand our staff and our geographic coverage in 2000.

ALLIANCES AND PARTNERSHIPS

    In order to provide comprehensive solutions to our clients, our products and services are designed to directly support our clients irrespective of the type of network they have installed. To ensure the delivery to our clients of up to date and total enterprise-wide solutions, we have established strategic relationships with organizations in three major categories:

    - telecommunications network infrastructure vendors;

    - computer hardware and software platform vendors; and

    - complementary software application vendors.

    TELECOMMUNICATIONS NETWORK INFRASTRUCTURE VENDORS

    Many of the client networks we support contain equipment from multiple network infrastructure vendors. Therefore, we believe that it is important to have close working relationships with a number of leading network infrastructure vendors. We have relationships with Nortel Networks, Siemens and Lucent Technologies, among others. These relationships assist us in ensuring the compatibility of our products and services with the latest network infrastructure equipment, including those incorporating 3-G network technology. In some cases, these relationships also involve infrastructure vendors integrating our solutions with their own service and product offerings, or infrastructure vendors reselling our solutions to network operators.

    In February 1999, we signed a three-year value added reseller agreement with Nortel Networks whereby Nortel Networks is permitted to offer Maxxer, Ceos and Cerve as part of an integrated solution for digital mobile cellular switching systems that allow wireless operators to adapt multi-vendor networks quickly and cost effectively to subscriber needs. In January 1999, we entered into a five-year license agreement with Siemens, which allows Siemens to integrate Planet into its Mobile Network Planning Tornado-TM- system. In June 1999, we entered an agreement with Lucent Technologies, which allows us to integrate our products with Lucent's switches. We intend to establish additional alliances with equipment vendors to enable the support of new services, network elements and network technologies.

    COMPUTER HARDWARE AND SOFTWARE PLATFORM VENDORS

    Our product technology strategy is to focus our design and development efforts on creating and broadening core application functionality and to deliver complete solutions to our clients. To complement this strategy, we have formed global partnerships and alliances with leading software and hardware platform vendors, including Oracle and SAS Institute. We intend to establish additional alliances to enable the support of new platforms and functions.

    In September 1999, we entered into a worldwide partnership agreement with Oracle. Under the terms of this agreement, we obtained a worldwide database license and distribution agreement for Oracle's database software which are integrated in our products. In addition, the terms of this agreement permit us to work closely with Oracle's teams to ensure seamless integration and product development. This partnership has already resulted in enhanced product family releases of the most recent versions of Planet and Ceos.

    In August 1999, we entered into a three-year global partnership with SAS Institute. Under our agreement, the data management and data analysis of the SAS-TM- System is integrated with our network performance management product Maxxer, giving the product enhanced capability to process and distil vast volumes of network data. This allows our clients to receive improved information relating to dropped calls, traffic levels and other key performance indicators.

    COMPLEMENTARY SOFTWARE APPLICATION VENDORS

    We have entered into partnerships and alliances with selected leading providers of complementary software applications whose solutions can enhance our offerings to our clients. These relationships allow us to remain focused on our core areas of expertise. We intend to establish alliances to improve integration with other OSS applications such as call center applications and customer care and billing solutions.

    In June 1999, we entered into a global alliance and worldwide license and distribution agreement with Prime Response, a marketing automation company in the CRM industry. The alliance supports the integration of real-time customer usage data, service quality and service information from our Ceer product with Prime Response's Prime Vantage-TM- software which generates targeted marketing campaigns in real-time based upon actual customer behavior and experience.

    In June 1999, we entered into an agreement with Environmental Systems Research Institute, a leading geographic information systems specialist, to provide enhanced geographic capabilities to our product suite. We expect this partnership to afford our clients desktop access to software embedded in our network planning and management software applications. This agreement allows us to extend the relationship to provide instant accessibility of mapping tools and information through the majority of our products to allow visualization of such parameters as customer traffic, usage patterns and network quality.

CLIENTS

    A substantial majority of our clients are wireless operators or service providers. As of December 31, 1999, we had licensed our software to more than 100 operators in North America, Asia, Australia, Europe, Middle East, Africa, Central and South America, and had provided RF engineering and other services to more than 100 operators in these regions.

    Below is a list of representative clients in each of our market areas.


        NORTH              CENTRAL & LATIN       EUROPE, MIDDLE EAST,            ASIA
       AMERICA                 AMERICA                  AFRICA                 PACIFIC
----------------------  ----------------------  ----------------------  ----------------------
    AT&T Wireless            BCP (Brazil)         Bouygues (France)      Various entities in
  Clearnet (Canada)           Bell South          BT CellNet (U.K.)         China through
       PacBell             (Chile, Panama)        Misrphone (Egypt)     China Telecom (China)
       PowerTel              BSE (Brazil)         Connect (Austria)          DDI (Japan)
       PrimeCo            Iusacell (Mexico)        Connex (Romania)       Nortel (Australia)
        Sprint              Nextel (Peru)         Diax (Switzerland)      Optus (Australia)
       Telecorp            Telemig (Brazil)        E-Plus (Germany)         SingTel Mobile
        Triton                                     Jazztel (Spain)           (Singapore)
       U S WEST                                    Pannon (Hungary)      SmarTone (Hong Kong)
  Vodafone AirTouch                               Retavision (Spain)     Telstra (Australia)
                                                  Siemens (Germany)

    During 1999, Sprint accounted for approximately 33% of our revenues.

SALES AND MARKETING

    SALES

    We market and sell our software, RF engineering and other services directly through our global sales force and indirectly through our partners.

    Our overall sales strategy is to develop and expand our existing direct relationships with wireless providers and to take a proactive approach in forming and developing long-term relationships with key target accounts. Our sales mission is to achieve account penetration and subsequent support through superior account management and relationship selling. We employ regional sales teams comprised of sales engineers and business unit product specialists. Product selling emphasis is regionally defined to reflect the market's readiness to buy our products and our local readiness to deploy.

    Our sales force is divided into four regions: North America, Central and Latin America, Europe, Middle East and Africa, and Asia Pacific. Our global sales and account operations force is approximately 80 sales representatives in 14 of our 23 offices.

    MARKETING

    We use a variety of marketing programs to build market awareness of our products and services and our brand name, as well as to attract potential clients. These programs include our own market research, product and strategy updates with industry analysts, public relations activities, direct mail programs, telemarketing and telesales, seminars, trade shows, reseller programs, speaking engagements and Web site marketing. Our marketing organization also produces materials that support sales to prospective clients including brochures, data sheets, white papers, presentations and demonstrations.

COMPETITION

    Competition in our markets is intense and involves rapidly changing technologies and customer requirements, as well as evolving industry standards and frequent product introductions.

    We compete primarily on the basis of:

    - the quality, cost-effectiveness and performance of our software and services;

    - the "world class" reputation of our telecommunications professionals;

    - our ability to provide solutions for the dynamic needs of our clients;

    - the appeal to our clients that we are not owned by any specific equipment vendors;

    - the overall value and financial benefit that our solutions provide to our clients; and

    - the references of our clients.

    Certain of our clients are price sensitive and, at times, some of our competitors offer products and services at prices lower than ours.

    Competitors vary in size and scope. We also compete with the internal information technology departments of large telecommunications service providers. In each product area, we have a number of separate competitors, including Amdocs, NCR and SLP in customer relationship management, Comptel, Nortel and Lucent in service management (provisioning and mediation), Metrica
(ADC) in network performance optimization and Aethos (Logica), LCC (Ericsson) and Aircom (Nokia) in network planning. Competitors in the consulting area include LCC (Ericsson), Wireless Facilities and Andersen Consulting, all of whom supply products and services that compete in the above sectors either directly or indirectly.

    We are aware that numerous telecommunications service providers and software developers are focusing significant resources on developing and marketing products and services that will compete with our software. We anticipate that continued growth in the wireless telecommunications industry and the attractiveness of the market opportunity will mean that the market for our products and services will remain intensely competitive.

RESEARCH AND DEVELOPMENT

    Research and development forms an important part of our business. In order to successfully compete in a dynamic marketplace, we are continually evaluating our software solutions and developing them both in anticipation of and in response to new developments. We maintain a detailed development plan for our software, which includes the introduction of new versions of our software that provide additional or improved functions, accommodate the introduction of new technological standards or adapt to new services offered by wireless providers or other industry developments.

    Our research and development expenditures totaled approximately:

    - $25.6 million for the year ended December 31, 1999;

    - $18.5 million for the year ended December 31, 1998; and

    - $16.7 million for the year ended December 31, 1997.

    As of December 31, 1999, 135 employees were engaged in research and development. We intend to expand our in-house development organization both through continued recruitment and the acquisition of highly skilled development organizations.

    In order to help us deliver our product releases, we engage third parties to assist with some of our products' components. Our use of these developers improves our development capacity, reduces our in-house dependence on often scarce development skills and improves our ability to staff projects. At the times when we require such third-party development, we establish processes to coordinate the work and quality control mechanisms to help ensure that our intellectual property is not compromised.

    We have chosen our development partners based upon their industry skills and experience. Under an agreement with Wipro of India, Wipro is providing network element interfacing components for our Ceos product, and we can extend the relationship to cover our Cerve and Maxxer products. As of January 2000, we entered into a one-year agreement with Wizcom of Bulgaria to provide us with development and product support resources for certain releases of Maxxer. With IBS of India, we have entered into a joint development agreement to build the native Windows NT version of Planet. We have the flexibility in these relationships to bring this work in-house.

    INTELLECTUAL PROPERTY

    To establish and protect our intellectual property, we rely on a combination of copyright, trade secret and trademark laws, as well as confidentiality procedures and contractual restrictions. Our Planet trademark is a registered trademark in the United States for certain uses. In addition, we currently have trademark applications pending in the United States for our Customer-Adaptive, Planet (for other uses), Maxxer, Cerve, Ceos, Ceer and MSI trademarks. In addition, our MSI, Planet and Maxxer marks are either registered trademarks or in the process of being registered as trademarks in jurisdictions outside the United States. We recently registered the source code for each of the latest versions of Planet, Maxxer, Cerve, Ceos and Ceer with the United States Copyright Office at the Library of Congress. We currently do not own any issued patents on our technology, but prefer to rely on trade secret law to protect our technology. While we rely on applicable law to protect our technology and brands, we believe that such factors as the technical and creative skills of our employees, frequent product enhancements and improved product quality are essential to maintaining a technology-leadership position.

    We generally enter into confidentiality and license agreements with our clients and alliance partners, and generally control access to and distribution of our software, documentation and other proprietary information. The employment and consultancy agreements with our employees and contractors typically contain comprehensive confidentiality restrictions, noncompetition provisions and standard intellectual property protection provisions. We license, rather than sell, our software and require our clients to enter into license agreements that restrict their ability to use the software beyond the licensed use.

    Despite our efforts to protect proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology to develop products with the same or similar functions as our products. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as they do in the United States.

EMPLOYEES

    As of December 31, 1999, we had 594 full-time employees of whom:

    - 135 were software developers;

    - 196 were engaged in RF engineering and other professionals engaged in consulting;

    - 81 were in sales and marketing;

    - 104 were in customer services; and

    - 78 were in finance, administration and operations.

    We aim to meet our personnel and skills needs through a mix of recruitment, internal development and acquisitions. Our underlying approach to employee career development and skill enhancement is to cultivate both technical/professional and management talent throughout the organization. We provide our employees and consultants with external and internal programs tailored to enhance and expand their skill sets.

    We are active in dynamic markets. We must therefore pay close attention to the pay rates and appropriate employee benefits that will retain talented individuals and allow us to recruit the additional personnel that we require.

    We have clear performance related bonus plans and a stock option plan that cover all staff. Stock options are awarded to employees at all levels of the organization based upon established criteria including performance and key skills retention.

    Our employment policies and processes are contemporary and regularly monitored to ensure they are legally appropriate. We also regularly review our contracts of employment and such individual agreements as may be required to maintain and protect our confidential information.

FACILITIES

    We lease the properties in each of our 23 offices. The leases for our sites in London and Seattle are for an aggregate of approximately 113,700 square feet, and expire on various dates ranging from May 2000 to August 2009. We believe that the facilities we lease are sufficient to meet our current needs. To the extent we need to lease additional office space, we expect to be able to do so on commercially reasonable terms.

LEGAL PROCEEDINGS

    From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. We are not currently a party to any material litigation outside the ordinary course of business and are not aware of any claims or action threatened that would have a material adverse effect on our results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following are our directors and executive officers and their ages as of March 1, 2000. All of our directors were appointed to our board of directors pursuant to a stockholders agreement among our company and certain of our stockholders. See "Related Party Transactions--Stockholders Agreement."

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Sir Alan W. Rudge(1)......................     62      Chairman of the Board of Directors

Thomas Butler.............................     47      Chief Executive Officer and Director

Derek L. Meades...........................     47      Chief Financial Officer and Secretary

Michael A. Burgess........................     52      Senior Vice President, Asia Pacific

Graham Harrison...........................     52      Senior Vice President, Europe, Middle East
                                                       and Africa

Clifford P. Wagner, Jr....................     39      Senior Vice President, Global Sales
                                                       Operations

Geoffrey Doy..............................     51      Senior Vice President, Enterprise Products
                                                       and Services

Dr. John Greig............................     44      Senior Vice President, Network Business
                                                       Unit Group

Mark Whiteside............................     37      Senior Vice President, Customer Services

William Duncan............................     46      Vice President, Human Resources

Mary Beth Flanders........................     40      Vice President, Strategic Planning

Steven A. Denning(1)......................     51      Director

G. Felda Hardymon.........................     52      Director

Dr. Mohamed Ibrahim(1)....................     53      Director

George J. Still, Jr.(2)...................     41      Director

Loek van den Boog(2)......................     46      Director

------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

    SIR ALAN W. RUDGE has been a member of our board of directors since
December 1998 and Chairman of our board of directors since April 1999. From December 1997 to December 1998, Sir Alan Rudge served on the board of directors of MSIH, a predecessor to our company. From November 1994 to April 1999, he was Chairman of the Engineering and Physical Sciences Research Council and from November 1997 to April 1999, he was Chairman of the UK Engineering Council. From January 1987 to November 1997, Sir Alan Rudge was Deputy Chief Executive Officer of British Telecommunications plc and a member of its Main Board. From
April 1979 to January 1987, Sir Alan Rudge was Chief Executive Officer of ERA Technology Ltd., an independent research and technology organization. During this period, he played a leading role in the founding of AIRTO (the Association of Independent Research and Technology Organisations) and was its first President. Sir Alan Rudge currently serves as Chairman of the board of directors of W.S. Atkins and ERA Technology and as a non-executive Director on the boards of Marconi Plc, Great Universal Stores Plc and Mobile Systems International Cellular Investments Holdings BV.

    THOMAS BUTLER has served as the Chief Executive Officer of our company since December 1998 and a member of our board of directors since December 1998. From January 1998 to November 1998, he served as Chief Executive Officer of MSIH. From June 1996 to September 1997, Mr. Butler was Chief Operating Officer and then Chief Executive Officer of Origin BV, a Philips Electronics company. From 1990 to May 1996, Mr. Butler was employed by Electronic Data Systems Corporation (or EDS Corporation), first as Director, Manufacturing Industries until 1991, then as Chief Executive Officer of the United Kingdom and finally as Group Executive Officer of EDS Corporation responsible for Northern Europe.

    DEREK L. MEADES has served as Chief Financial Officer and Secretary of our company since February 1999. From May 1980 to January 1999, Mr. Meades was employed by Cap Gemini UK plc, a European IT services and business consultancy company, and served in a number of capacities, including as Group Financial Controller and Company Secretary and, for the last five years of his employment, as Financial Director.

    MICHAEL A. BURGESS has served as Senior Vice President, Asia Pacific of our company since June 1998. From February 1998 to June 1998, Mr. Burgess acted as a consultant in the areas of competitive strategy formulation and strategic acquisitions with Lucent Technologies in Hong Kong. From March 1995 to September 1997, Mr. Burgess was Director, Joint Venture, Marketing and Sales, for BT Asia Pacific. From August 1991 to March 1995, Mr. Burgess was employed by Telstra, the Australian government-owned telecommunications carrier, initially as Business Manager in the Corporate Customer, then General Manager of the Global Customer, National General Manager of the Corporate & Global Customer and finally as Deputy Chief Operating Officer of the Commercial & Consumer divisions. He has been a member of the board of directors of Infonet Services Corporation in the United States and of British Telecommunications' joint ventures in Japan and India.

    GRAHAM HARRISON has served as Senior Vice President, Europe, Middle East and Africa of our company since July 1999. From November 1998 to July 1999,
Mr. Harrison acted as Special Advisor to the Chairman of the SITA Foundation, the network data communication organization servicing the air transport community. From September 1996 to October 1998, Mr. Harrison was Director, Financial Services Consulting, for Oracle Corporation. From July 1994 to July 1996, he was Managing Director, Financial Services Division of EDS Corporation. From December 1989 to July 1994, Mr. Harrison was employed by Galileo International as Managing Director of the German and Belgian subsidiaries and then as Commercial Director.

    CLIFFORD P. WAGNER, JR. has served as Senior Vice President, Global Sales and Regional Operations of our company since April 1998. From July 1996 to April 1998, he was Senior Vice President of Logistics Business and Business Development of Origin BV, a Philips Electronics company. From January 1986 to June 1996, he was employed by EDS, and served in a number of capacities, including as President of the Vehicle Industry Division from 1993 to 1995, and as President of the Manufacturing Business Unit and a member of the board of directors of EDS Deutschland Gmbh from 1995 to 1996.

    GEOFFREY DOY joined our company in August 1998 and has served as Vice President and then Senior Vice President, Enterprise Products and Services since January. From January 1995 to September 1998, Mr. Doy was a Principal Consultant and Vice President in the telecommunications and computing practice at Gemini Consulting, the management consulting arm of CAP Gemini Group. From May 1993 to January 1995, he was an independent consultant and his assignments included acting as Interim CEO for Andor International, a Silicon Valley start-up company developing and marketing communications storage controllers based on Amdahl chip designs, and as Vice President of Management Services for Talkand International, a service provider in the United Kingdom wireless communications market. From January 1988 to April 1993, Mr. Doy was employed by Artemis International, a United States software company, and served a number of capacities, including as Vice President, Professional Services, and then as Vice President, Marketing and Development.

    DR. JOHN GREIG has served as Vice President, Global Planning Solutions Group of our company since July 1998. From January 1996 to July 1998, Dr. Greig was employed by Sema Telecoms and served in a number of capacities, including as Technical Director of customer and billing solutions and Programme Director of the V3000 development program in France. From July 1995 to December 1996, he was the interim Technical Director responsible for the implementation of new business objectives at Kingston SCL. From November 1991 to June 1995, Dr. Greig was Director, Professional Services at Dataease International, a leading supplier of relational products and services. In addition, Dr. Greig has been Director, European Technical Services at Informix Software, Technology Director for European product management at Ingres and Technical Director in the Products Division at Aregon International (now Kapiti).

    MARK WHITESIDE joined our company in June 1996 as Director of Professional Services with Metapath Software Corporation (or Metapath) and has been Senior Vice President, Customer Services since January 2000. From March 1988 to
June 1996, Mr. Whiteside was employed by Sequent Computers and served in a number of capacities, including as North American Technical Support Manager, Technical Consulting Manager for North America and as Director of Customer Services, Asia Pacific, based in Singapore.

    WILLIAM DUNCAN has served as Vice President, Human Resources of our company since May 1998. From July 1972 to May 1998, he was employed by Cable & Wireless, the global telecommunications group, and served in a number of senior human resources management posts both in the United Kingdom and overseas, including his last role before joining our company as Director of Human Resources for the Bermuda, Caribbean and Latin America Region.

    MARY BETH FLANDERS joined our company in October 1996 as Director, Business Planning and has served as Vice President, Strategic Planning since June 1998. From March 1995 to October 1996, Ms. Flanders was Director of Corporate Development at Telular Corporation. From December 1992 to March 1995,
Ms. Flanders was a Wireless Technology Analyst at U S WEST Advanced Technologies. From May 1982 to November 1992, she was involved with the development of advanced cellular and PCS systems at Motorola Corporate Research and Development.

    STEVEN A. DENNING has been a member of our board of directors since
December 1998 and from August 1996 to December 1998, he served on the board of directors of MSIH. Mr. Denning is the Executive Managing Member of General Atlantic Partners, LLC, a private equity investment firm focusing exclusively on Internet and information technology investments on a global basis, and he has been with General Atlantic since 1980. Mr. Denning presently serves on the board of directors of GT Interactive Software Corp., Eclipsys Corporation and a number of private information technology companies.

    G. FELDA HARDYMON has been a member of our board of directors since
December 1998. Mr. Hardymon served on the board of directors of Metapath from its inception in December 1994 to December 1998 and from December 1996 to December 1998, he served on the board of directors of MSIH. Mr. Hardymon has been a general partner of funds managed by Bessemer Venture Partners since 1981. Previously, he was a Vice President of BDSI, a venture capital subsidiary of General Electric Company. He serves as a director of the National Venture Capital Association and several private companies including Mobile Systems International Cellular Investments Holdings BV. Mr. Hardymon has an appointment to the faculty of Harvard Business School as a Senior Lecturer in Business Administration.

    DR. MOHAMED IBRAHIM has been a member of our board of directors since December 1998 and served as Chairman of our board of directors from December 1998 to April 1999. He founded MSIH, in 1989 and served on its board of directors from its inception to December 1998 and as its Chairman from November 1995 to December 1998. Previously, he was Technical Director at Cellnet. He currently serves as Chairman for Mobile Systems International Cellular Investments Holdings BV, and for cellular network operators, Zamtel in Zambia, and Celtel in Malawi and Congo. He also serves as a director on the boards of Peoples Telephone in Hong Kong, Celtel in Sierra Leone and Misrfone SAE in Egypt.

    GEORGE J. STILL, JR. has been a member of our board of directors since December 1998 and had served on the board of directors of Metapath from May 1996 until December 1998. Mr. Still is the Managing Partner of Norwest Venture Partners. From July 1984 until October 1989, Mr. Still was a General Partner with the Centennial Funds based in Denver, Colorado. Prior to Centennial, Mr. Still was with Ernst & Whinney (now Ernst & Young) in San Francisco. Currently, Mr. Still is a director of PeopleSoft, Inc. In addition, Mr. Still serves as a Director of the National Venture Capital Association.

    LOEK VAN DEN BOOG has been a member of our board of directors since April 1999. From July 1997 to December 1998, Mr. van den Boog served on the board of directors of MSIH. Since July 1996, Mr. van den Boog has invested privately in various high-tech companies throughout Europe and the United States. From 1984 to 1996, Mr. van den Boog was employed at Oracle Corporation and served in a number of positions, including as Senior Vice President Europe, Middle East and Africa. He currently serves as director for META 4 N.V. in Spain, a software and service provider. In addition, he is a special advisor to General Atlantic Partners, LLC.

BOARD COMPOSITION

    Our board of directors consists of seven members. Prior to the closing of this offering, our board of directors will be divided into three classes, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Messrs. Hardymon and Still will be in the class of directors whose initial term expires at the 2001 annual meeting of stockholders. Sir Alan Rudge and Messrs. Denning and van den Boog will be in the class of directors whose initial term expires at the 2002 annual meeting of the stockholders. Dr. Ibrahim and Mr. Butler will be in the class of directors whose initial term expires at the 2003 annual meeting of stockholders. Following completion of this offering, the board of directors intends to appoint at least one additional director who is not affiliated with our company.

    Executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

    We have established an audit committee and a compensation committee. Messrs. Still and van den Boog are members of our audit committee. Sir Alan Rudge, Dr. Ibrahim and Mr. Denning are members of our compensation committee. The audit committee makes recommendations to our board of directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants and reviews and evaluates our audit and control functions. The compensation committee reviews and recommends to the board of directors the compensation and benefits of all of our officers and establishes and reviews general policies relating to compensation and benefits of our other employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our board of directors established its compensation committee in December 1998. Prior to establishing the compensation committee, our board of directors as a whole performed the functions delegated to the compensation committee. No interlocking relationship exists between any member of our compensation committee and any member of any other company's board of directors or compensation committee.

DIRECTOR COMPENSATION

    Other than Sir Alan Rudge and Dr. Ibrahim, directors do not currently receive any cash compensation from our company for their service as members of our board of directors, except for reimbursement for reasonable travel expenses in connection with attendance at board and committee meetings. Sir Alan Rudge receives compensation of $150,000 per annum for serving as the Chairman of the board of directors. Dr. Ibrahim receives compensation of L35,750 per annum for serving as a member of the board. Under our 1999 stock option plan, directors are eligible to receive stock option grants at the discretion of the board of directors. In the fiscal year ended December 31, 1999, we granted Sir Alan Rudge
options to purchase an a total of       shares of our common stock under our
1999 stock option plan, of which options for       shares were granted at the
time of his appointment as Chairman of the board of directors of our company in April 1999.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION INFORMATION

    The following table sets forth compensation earned by our chief executive officer and our four other most highly compensated executive officers who earned more than $100,000 in salary and bonus for the fiscal year ended December 31, 1999. These individuals are referred to as the named executive officers. Monetary amounts in this table for Messrs. Butler, Thompson and Taylor-Smith have been translated from pounds sterling into dollars using the year-to-date average exchange rate for the fiscal year ended December 31, 1999 of $1.6168 = L1.00. The compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our salaried employees and certain perquisites and other personal benefits received that do not exceed the lesser of $50,000 or 10% of any such officer's salary as disclosed in this table.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                ANNUAL COMPENSATION       AWARDS
                                                --------------------   ------------
                                                                        SECURITIES
                                                                        UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                     SALARY(2)    BONUS       OPTIONS      COMPENSATION(3)
---------------------------                     ---------   --------   ------------   ---------------
Thomas Butler.................................  $516,118    $99,213                       $      0
  Chief Executive Officer
Clifford P. Wagner, Jr........................   200,000     71,667                         10,000
  Senior Vice President, Global Sales
  Operations
Mark Whiteside................................   135,000    116,412                         10,000
  Senior Vice President, Customer Services
Robert Thompson(1)............................   189,893     32,740                        109,298
  Senior Vice President and Chief Product
  Officer
Martin Taylor-Smith(1)........................   229,181     44,606                         11,459
  Senior Vice President, Change Management

------------------------

(1) Mr. Thompson resigned his positions as Senior Vice President and Chief Product Officer, effective December 31, 1999. Mr. Taylor-Smith resigned his position as Senior Vice President, Change Management effective December 31, 1999.

(2) The amount for Mr. Butler includes a payment of $43,665 to Mr. Butler for his use to fund a personal pension plan.

(3) The amount for Mr. Thompson represents a contribution made by us to his personal pension plan of $11,077 and a payment of $93,168 in connection with his separation from our company. The amounts for Mr. Taylor-Smith represent contributions made by us to his personal pension plan. The amounts for Messrs. Wagner and Whiteside represent contributions made by us under our 401(k) plan. See "Employee Benefit Plans--401(k) Plan."

    OPTION GRANTS

    The following table sets forth, for the fiscal year ended December 31, 1999, certain information regarding options granted to each of the named executive officers. All of the options were granted under our 1999 stock option plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                              --------------------------------------------------------      VALUE AT ASSUMED
                              NUMBER OF    PERCENT OF TOTAL                               ANNUAL RATES OF STOCK
                              SECURITIES   OPTIONS GRANTED                               PRICE APPRECIATION FOR
                              UNDERLYING          TO           EXERCISE                      OPTION TERM(4)
                               OPTIONS       EMPLOYEES IN        PRICE      EXPIRATION   -----------------------
NAME                          GRANTED(2)       1999(3)        (PER SHARE)      DATE          5%          10%
----                          ----------   ----------------   -----------   ----------   ----------   ----------
Thomas Butler...............
Clifford P. Wagner, Jr......
Mark Whiteside..............

Robert Thompson(1)..........

Martin Taylor-Smith(1)......

------------------------

(1) Mr. Thompson resigned his positions as Senior Vice President and Chief Product Officer, effective December 31, 1999. Mr. Taylor-Smith resigned his position as Senior Vice President, Change Management effective December 31, 1999.

(2) Options under the stock option plan vest over a four-year period, 25% on the first anniversary of the grant and in equal quarterly increments thereafter.

(3) The percentages above are based on an aggregate of       shares subject to
    options we granted to employees in the year ended December 31, 1999.

(4) The potential realizable values assume that the price of the applicable grant per share was the fair market value of the common stock on the date of the grant and that the price of the applicable stock increases from the date of grant until the end of the ten-year option term at the annual rates specified. There is no assurance provided to any holder of our securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% levels or at any other defined level.

    The exercise price per share of each option was equal to the fair market value of the common stock as determined by the board of directors on the date of grant. To determine fair market value, our board of directors considered, among other things, the value of our common stock as used in the December 1998 reorganization and our revenues, product development and prospects. See "Related Party Transactions--1998 Reorganization."

    The following table sets forth information, with respect to each of the named executive officers, concerning options exercised during 1999 and the number and value of securities underlying unexercised options held as of December 31, 1999.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING         VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                        SHARES                 AT DECEMBER 31, 1999    AT DECEMBER 31, 1999
                                      ACQUIRED ON    VALUE     ---------------------   ---------------------
NAME                                   EXERCISE     REALIZED    VESTED     UNVESTED     VESTED     UNVESTED
----                                  -----------   --------   ---------   ---------   ---------   ---------
Thomas Butler.......................         --          --                                $           $

Clifford P. Wagner, Jr..............         --          --

Mark Whiteside......................

Robert Thompson(1)..................         --          --

Martin Taylor-Smith(1)..............         --          --

------------------------

(1) Mr. Thompson resigned his positions as Senior Vice President and Chief Product Officer, effective December 31, 1999. Mr. Taylor-Smith resigned his position as Senior Vice President, Change Management effective December 31, 1999.

    The value of in-the-money options represents the positive spread between the exercise price of the stock options and the deemed fair market value of the common stock as of December 31, 1999, which our board of directors determined
was $     .

EMPLOYEE BENEFIT PLANS

    AMENDED AND RESTATED 1999 STOCK OPTION PLAN

    Our 1999 stock option plan was adopted by our board of directors effective February 1999, amended in July 1999 and amended and restated in its entirety in February 2000. Our stockholders also approved the 1999 stock option plan. A
total of       shares of common stock have been reserved for issuance under the
1999 stock option plan.

    The 1999 stock option plan provides for grants of stock options to our employees, directors, officers and consultants. The purposes of the 1999 stock option plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors, officers and consultants and to promote the success of our business. The stock option plan is administered by the compensation committee of the board of directors which has the authority to grant options, determine the individuals to whom options are granted, the number of shares subject to the options and other terms of the options. Stock options granted under the 1999 stock option plan may be "incentive stock options" within the meaning of the U.S. Internal Revenue Code or non-qualified options. All options granted under the 1999 stock option plan generally vest over a four-year period, 25% on the first anniversary of the grant and in equal quarterly increments thereafter.

    The term of the options granted under the 1999 stock option plan is stated in the option agreement and may not exceed ten years. Generally, stock options are granted with an exercise price not less than the fair market value per share on the date of grant, which after this offering will be the reported closing sale price on the Nasdaq National Market on the preceding date. In the case of "incentive stock options" granted to any optionee who owns 10% or more of the voting power of all classes of our stock, the exercise price of those stock options granted must be at least 110% of the fair market value per share on the date of grant and the term not to exceed five years.

    Upon a change of control of our company, all outstanding options will become fully vested and exercisable and assumed or substituted for an equivalent option by the successor corporation or a parent of the successor corporation. In the event the options are not so assumed or substituted, the options will terminate and the option holders will have 15 days to exercise their options. The 1999 stock option plan will terminate in March 2009, unless earlier terminated by our board of directors. Our board of directors may amend the 1999 stock option plan at any time, subject to stockholder approval if under certain circumstances.

    We intend to rely on the special transition rule in the U.S. Treasury regulations for private corporations that complete an initial public offering which would permit us to deduct for U.S. federal income tax purposes certain compensation expenses related to awards or grants made under our 1999 stock option plan through 2003. Thereafter, the deductibility of compensation expenses related to awards or grants made under our 1999 stock option plan to the named executive officers will depend on the amount of compensation deductions generally in any given year and whether we and our 1999 stock option plan comply with the performance-based exception to Section 162(m) of the U.S. Internal Revenue Code.

    As of December 31, 1999, we had outstanding options to purchase       shares
of common stock under the 1999 stock option plan at a weighted average exercise
price of $  per share, of which       were exercisable.       shares remain
available for future grants under the 1999 stock option plan.

    EMPLOYEE STOCK PURCHASE PLAN

    Our employee stock purchase plan was adopted by our board of directors and
approved by our stockholders in       2000 and will become effective upon the
closing of this offering. A total of       shares of common stock have been
reserved for issuance under the employee stock purchase plan. On       of each
year, starting with the year 2001, the number of shares in the reserve will
automatically be increased by       % of the total number of shares of our
common stock that are outstanding at that time or, if less, by       shares. We
intend to use our employee stock purchase plan for employees based in the United States and also for other employees around the world (excluding the United Kingdom), provided that the local tax laws do not impose any material obligations or administrative burdens on our company.

    Our employee stock purchase plan is administered by the compensation committee of our board of directors and is intended to qualify under
Section 423 of the U.S. Internal Revenue Code. Employees based in the United States and around the world (excluding the United Kingdom), as appropriate, including our officers and employee directors but excluding our five percent or greater stockholders, are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. Our employee stock purchase plan permits eligible employees to purchase our common stock through payroll deductions, which may not exceed the lesser of 15% of an employee's compensation, as defined on Form W-2, or $25,000 per annum.

    Our employee stock purchase plan will be implemented in a series of offering periods, with the length of each period established by the committee. The initial offering period will begin on the effective date of this offering. Each participant will be granted an option on the first day of the offering period and the option will be automatically exercised on the last day of the offering period. The purchase price of our common stock will be 85% of the lesser of the fair market value per share on the start date of the offering period or at the end of the offering period. Employees may end their participation in an offering period at any time, and their participation ends automatically on termination of employment with our company.

    Our employee stock purchase plan will terminate in       2010, unless our
board of directors terminates it sooner.

    SHARESAVE PLAN

    Our sharesave plan was adopted by our board of directors and approved by our
stockholders in       2000. Our sharesave plan will be a save-as-you-earn share
option plan designed to be approved
by the U.K. Inland Revenue in accordance with the U.K. Income and Corporation Taxes Act 1988. We anticipate obtaining the Inland Revenue approval by
2000 and we cannot operate the plan until we have received such approval. We intend to use the sharesave plan for employees based in the United Kingdom, as described below. The sharesave plan will be subject to the following overall limits on total number of shares of our common stock which may be acquired under the plan:

    - as of any date within any period of five years, not more than 5% of our common share capital issued immediately prior to that date may, in the aggregate, be issued or issuable pursuant to rights under our sharesave plan; and

    - as of any date within any period of ten years, not more than 10% of our common share capital issued immediately prior to that date may, in the aggregate, be issued or issuable pursuant to rights under our sharesave plan.

    Our sharesave plan is administered by our board of directors. Our employees, including our officers and employee directors, are eligible to participate if they pay U.K. tax under certain provisions of U.K. tax law and have been continuously employed with us or a designated subsidiary of our company for a qualifying period determined by our board of directors not to exceed five years. Our board of directors has the discretion to include other employees.

    Our sharesave plan permits an eligible employee to purchase common stock through a savings contract under which the eligible employee agrees to make fixed monthly payroll deductions of between L5 and L250 for a period of either three or five years and a bonus is added at the end of three or five years.

    Our sharesave plan will be implemented in a series of invitation periods during which eligible employees are invited to participate. These invitation periods will ordinarily relate to periods following the announcement of our financial results during which we are permitted to grant options with respect to our common stock. Each participant will be granted an option over the number of shares of our common stock as nearly as possible equal to, but not to exceed, the number of shares of our common stock which may be purchased at the exercise price out of the repayment proceeds of the relevant savings contract (including interest and any bonus). The exercise price of our common stock under the sharesave plan will be determined by our board of directors, but will not be less than 85% of the fair market value per share on the business day immediately preceding the date on which invitations to apply for options are issued to employees. The options will ordinarily be exercisable for a period of six months commencing on the completion of the related savings contract and, if not exercised by the end of that period, will lapse. Early exercise of options granted in our employee stock purchase plan will be permitted in certain circumstances, including death, disability, retirement or termination of employment by us by reason of redundancy and upon a change of control of our company. In certain circumstances upon a change of control of our company, participants may also be permitted to exchange their options for an equivalent option over shares of the acquiring company or a member of its group. Employees may withdraw from the sharesave plan at any time.

    Our sharesave plan will terminate in       2010, unless our board of
directors terminates it sooner.

    BONUS PLAN

    We have adopted in July 1999 a bonus plan with three categories: the executive bonus plan, which applies to our executive officers; the senior management bonus plan, which applies to our next level of management employees; and the staff bonus plan, which applies to all of our remaining employees other than our sales staff who participate in a sales-specific commission plan. Our bonus plan is performance-related and bonuses are based upon the performance of our company as well as of the individual employee. The amount of bonus is expressed as a percentage of the employee's annual salary. Of the bonus amount, one-half is based on the level of our net operating profit and is paid automatically once the base level of operating profit is achieved, subject to the rules of the plan being satisfied. The remaining one-half of the bonus is based on the individual employee's personal performance, as assessed under our performance appraisal system. The principal difference among the three categories of bonus plan is the percentage of annual salary payable upon achieving the targeted levels of net operating profit. It is anticipated that payments under our plan will be made during this year.

    U.K. PERSONAL PENSION PLAN

    We have a personal pension plan for our U.K. employees. After six months' service all full time employees in the United Kingdom are eligible to purchase a personal plan under a group arrangement we have with Scottish Equitable and obtain the benefit of lower charges. Under the personal pension plan, employees contribute 5% from salary which is matched by a 5% contribution from us. Upon retirement, employees may elect to receive the proceeds from their personal plan in a lump sum or arrange to use those proceeds to purchase annuities.
Mr. Butler has a personal pension plan outside this group arrangement and our matching 5% contribution is paid directly to Mr. Butler for his use to fund his personal pension plan.

    401(K) PLAN

    We have established our 401(k) plan for our employees in the United States. Our 401(k) plan is intended to qualify under Section 401 of the U.S. Internal Revenue Code so that contributions by employees or us, and income earned on those contributions, are not taxable until withdrawn and so that contributions made by us will be deductible by us when made. Our 401(k) plan provides that each participant may reduce his or her pre-tax gross compensation by up to 15% (up to a statutorily prescribed annual limit of $10,000 in 1999) and have that amount contributed to our 401(k) plan. Employees become eligible to participate in our 401(k) plan three months after commencement of their employment with our company. Participants are fully vested in all amounts they contribute under our 401(k) plan and in the earnings on such amounts.

    In addition to the employee salary contributions described above, our 401(k) plan requires us to make matching contributions of 100% of the first 5% of salary contributions made by each participant. Participants become 50% vested in matching contributions after one year of service and fully-vested after two years of service with our company.

    Employee participants may elect to invest their accounts under the 401(k) plan in various established funds.

    METAPATH 1995 STOCK OPTION PLAN

    The 1995 stock option plan of Metapath was terminated upon our acquisition of the company in December 1998. See "Related Party Transactions--1998 Reorganization." The 1995 stock option plan provided for grants of stock options to Metapath's directors, officers, employees and consultants for the purpose of attracting and retaining experienced and able persons for these positions and to provide additional incentives to persons in these positions to exert their best efforts for Metapath and its stockholders.

    In the merger, we assumed all stock options granted under the 1995 stock option plan on the same terms and conditions in effect prior to the merger, except that, at the completion of the merger, 50% of the unvested options outstanding at that time immediately vested and became exercisable. The remaining unvested options vest ratably on an annual basis over a four-year period pursuant to the terms and conditions in effect prior to the merger.

    As of December 31, 1999, we had issued       shares of our common stock upon
the exercise of options granted under the 1995 stock option plan and we had
outstanding options to purchase       shares of our common stock at a weighted
average exercise price of $  per share, of which       were exercisable.

    METAPATH INDEPENDENT DIRECTORS' STOCK OPTION PLAN

    The Metapath independent directors' stock option plan was terminated upon our acquisition of Metapath in December 1998. See "Related Party
Transactions--1998 Reorganization."

    In the merger, we assumed all stock options granted under the independent directors' stock option plan on the same terms and conditions in effect prior to the merger, except that 100% of the unvested options outstanding at that time immediately vested and became exercisable. The options may be exercised only while the holder remains a director of our company pursuant to the terms and conditions in effect prior to the merger.

    As of December 31, 1999, we had issued       shares of our common stock upon
the exercise of options granted under the independent directors' stock option
plan and we had outstanding options to purchase       shares of our common stock
at a weighted average exercise price of $ per share, all of which were exercisable.

    MOBILE SYSTEMS INTERNATIONAL SHARE OPTION PLAN

    The share option plan of MSIH was terminated in December 1998 when we exchanged all outstanding options granted under the share option plan for options to purchase shares of our common stock. See "Related Party Transactions--1998 Reorganization." Options granted under the share option plan vest over a four-year period, 25% on the first anniversary of the grant and in equal quarterly increments thereafter.

    As of December 31, 1999, we had issued       shares of our common stock upon
the exercise of options granted under the share option plan and we had
outstanding options to purchase       shares of our common stock at a weighted
average exercise price of $  per share, of which       were exercisable.

EMPLOYMENT AGREEMENTS

    We have entered into employment agreements with Messrs. Butler, Thompson and Taylor-Smith, each with the following principal terms:

    - The employee is entitled a base salary as stated below, reviewed and increased each April, commencing April 1999, in the discretion of the board of directors.

    - The employee may be awarded, in the absolute discretion of the board of directors, an annual bonus amount up to the percentage of the employee's annual salary as set forth below. Beginning in 2000, bonus payments will be made under our bonus plan. See "--Employee Benefit Plans--Bonus Plan."

    - The employee was granted options to purchase shares of our common stock as set forth below, pursuant to the MSIH share option plan, at an exercise price of $ per share. The options immediately vest in full upon a change of control. See "--Employee Benefit Plans--Mobile Systems International Share Option Plan."

    - The employee may be terminated at any time upon six months' notice by us and the employee may resign at any time upon six months' notice to us. We have the discretion to terminate the employee without notice upon payment of six months' salary less any tax withholdings.

    - During the term of employment, the employee cannot compete with our company. Additionally, for the six-month period (or one-year period in the case of Mr. Butler) following the employee's termination of employment, the employee may not compete with our company or solicit any person who may compete with our company or assist a competitor of our company, or any person who is likely to have confidential information with respect to our company or customers.

    We entered into Mr. Butler's employment agreement in December 1997, Mr. Thompson's employment agreement in June 1998 and Mr. Taylor-Smith's employment agreement in May 1998.

    The following table sets forth the position, base salary and number of shares of common stock represented by the options granted for each of Messrs. Butler, Thompson and Taylor-Smith pursuant to their respective employment agreements:

                                                                                                      OPTIONS TO
                                                                                                       PURCHASE
                                                                                                       SHARES OF
                                                                                          BONUS         COMMON
NAME                                         POSITION                BASE SALARY      PERCENTAGE(2)   STOCK(3)(4)
----                             --------------------------------  ----------------   -------------   -----------
Thomas Butler..................  Chief Executive Officer and             L 235,000         50%
                                 Director

Robert Thompson(1).............  Senior Vice President and Chief           116,000         30%
                                 Product Officer

Martin Taylor-Smith(1).........  Senior Vice President, Change             140,000         50%
                                 Management

------------------------

(1) Mr. Thompson resigned his positions as Senior Vice President and Chief Product Officer, effective December 31, 1999. Mr. Taylor-Smith resigned his position as Senior Vice President, Change Management effective December 31, 1999.

(2) Mr. Thompson also received a L20,000 guaranteed bonus for his service in 1998. Mr. Taylor-Smith received a one-time signing bonus of L15,000.

(3) As adjusted in connection with the December 1998 reorganization. See "Related Party Transactions--1998 Reorganization."

(4) The number for Mr. Butler does not include 100,000 share options of Mobile Systems International Cellular Investment Holdings BV granted to Mr. Butler in the demerger of our cellular investments in March 1998. See "Related Party Transactions--Transactions with Companies which our Directors are Associated--Cellular Investments Demerger."

    We entered into an employment agreement with Mr. Wagner in March 1998 which provides for a base salary of $200,000, reviewed annually and increased each April. Mr. Wagner is entitled to receive bonuses at the discretion of our board of directors and starting in 2000, in accordance with the Executive Bonus Plan. See "--Employee Benefit Plans--Bonus Plan." In connection with his employment
agreement, Mr. Wagner was granted options to purchase       shares of our common
stock, which options immediately vest in full upon a change of control. See "--Employee Benefit Plans--Mobile Systems Share Option Plan." Mr. Wagner may be terminated at any time upon six months' notice by us and he may resign at any time upon six months' notice to us. During the term of his employment, Mr. Wagner may not compete with our company. For a one-year period following the termination of his employment, Mr. Wagner may not compete with our company or solicit any employee or agent of our company to terminate that person's relationship with our company.

    Mr. Whiteside entered into an employment agreement with Metapath in
May 1996, which we assumed in our 1998 reorganization. See "Related Party Transactions--1998 Reorganizations." Mr. Whiteside's employment agreement provides for a base salary of $80,000, reviewed annually and increased each April. Mr. Whiteside is entitled to receive bonuses at the discretion of our board of directors and starting in 2000, in accordance with the Executive Bonus Plan. See "--Employee Benefit Plan--Bonus Plan."
Mr. Whiteside was granted options to purchase       of our common stock, which
options immediately vest in full upon a change of control. Mr. Whiteside's employment agreement is terminable at will at any time by either Mr. Whiteside or us. Mr. Whiteside may not compete with our company during the term of his employment and for a one-year period following the termination of his employment.

                           RELATED PARTY TRANSACTIONS

REINCORPORATION AND RECAPITALIZATION

    Prior to the consummation of this offering, we will merge with our Delaware subsidiary by the same name for the purpose of reincorporating in the state of Delaware. Upon the effectiveness of the merger, we will cease to be a California corporation and each of our then outstanding shares of common stock will automatically be converted into one share of common stock of the Delaware company. All of our businesses, properties, assets, obligations and liabilities will be assumed by the Delaware company by virtue of the merger. Following the reincorporation merger and prior to the consummation of this offering, we will
effect a recapitalization through a       stock split of our common stock. We
have presented all information in this prospectus other than the financial information as if the reincorporation merger and recapitalization have occurred. Both the reincorporation merger and the recapitalization are conditions to the consummation of this offering.

1998 REORGANIZATION

    REORGANIZATION

    We were originally incorporated in California in September 1998 for the purpose of becoming a holding company for MSIH, a company organized under the laws of England and Wales, and for Metapath Software Corporation (or Metapath), a Washington corporation. In December 1998, we completed a reorganization and became the holding company of MSIH and Metapath through a series of related transactions.

    In the reorganization, we entered into a scheme of arrangement under
Section 425 of the U.K. Companies Act 1985 and option exchange offer with MSIH, the combined effect of which was that all of the issued and outstanding ordinary shares of MSIH were canceled in exchange for shares of our common stock representing approximately 65% of the outstanding common stock of our company on a fully-diluted basis. In the exchange offer, we exchanged outstanding options to purchase MSIH ordinary shares for options to purchase our common stock, the number of which and the related exercise price were adjusted based upon the exchange ratio applied in the scheme of arrangement. We issued a total of shares of our common stock in the scheme of arrangement and issued in the
exchange offer options representing the right to purchase       shares of our
common stock after the reorganization.

    Also in the reorganization, we acquired Metapath by means of a merger whereby a subsidiary of our company merged with and into Metapath, with Metapath continuing as the surviving corporation and a wholly-owned subsidiary of our company. In the merger, we issued shares to the Metapath stockholders on the basis of an exchange ratio pursuant to which all of the issued and outstanding shares of Metapath's common stock on a fully-diluted basis were converted into the right to receive 35% of the outstanding shares of our common stock on a fully-diluted basis. We also assumed all outstanding options and warrants of Metapath in the merger whereby upon exercise the holders would be entitled to purchase shares of our common stock, the number of which and the related exercise price were adjusted based upon the exchange ratio applied in the
merger. We issued a total of       shares of our common stock in the merger and
assumed options and warrants which after the merger represented the right to
purchase       shares of our common stock.

    In connection with the Metapath merger in December 1998, we purchased 1,898,202 shares of Metapath common stock from Networks Northwest, Inc. for shares of our common stock.

    In the reorganization, Dr. Ibrahim, a director of our company, and certain
of his affiliated trusts and funds received       shares of our common stock in
exchange for 5,743,078 ordinary shares of MSIH; partnerships affiliated with General Atlantic Partners, LLC, a principal stockholder of our company and an
affiliate of Mr. Denning, a director of our company, received       shares of
our common stock in exchange for 4,197,960 ordinary shares of MSIH; Bessemer Venture Partners, a holder of more than 5% of our common stock and an affiliate of Dr. Hardymon, a
director of our company, received a total of       shares of our common stock in
exchange for 4,061,234 shares of common stock of Metapath and 400,000 ordinary shares of MSIH; and Norwest Equity Partners V, LP, a holder of more than 5% of our common stock and an affiliate of Mr. Still, a director of our company,
received       shares of our common stock in exchange for 3,864,283 shares of common stock of Metapath. Mr. Hardymon was a director of both MSIH and Metapath and is a partner of Bessemer Venture Partners which, in addition to owning shares of MSIH and Metapath, was a principal stockholder of Networks
Northwest, Inc.

    SHAREHOLDERS AGREEMENT

    In connection with the 1998 reorganization, we entered into a shareholders agreement with certain of our stockholders who, in the aggregate, own approximately 87% of our outstanding common stock. We granted the stockholders a right of first refusal over any new issuances of our capital stock, and they were entitled to receive information that is distributed to the board subject to the execution of a standard non-disclosure agreement. Also, the stockholders agreed to vote their shares in favor of certain designees to our board of directors and to restrict their ability to transfer their shares and granted rights of first refusal and co-sale rights over their shares. By its terms the shareholders agreement will terminate upon the consummation of this offering.

    Parties to the shareholders agreement include, Dr. Ibrahim, a director of our company, and certain of his affiliated trusts and funds, partnerships affiliated with General Atlantic Partners, LLC, a principal stockholder of our company and an affiliate of Mr. Denning, a director of our company, Bessemer Venture Partners, a holder of more than 5% of our common stock and an affiliate of Mr. Hardymon, a director of our company, and Norwest Equity Partners V, LP, a holder of more than 5% of our common stock and an affiliate of Mr. Still, a director of our company.

    REGISTRATION RIGHTS AGREEMENT

    Under a registration rights agreement entered into with the stockholders who
are parties to the shareholders agreement, the holders of approximately [      ]
shares of common stock or rights to acquire these shares have registration rights with respect to the registration of these shares under the Securities Act. Under the terms of the registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders are entitled to notice of the registration and to include their shares in the registration. Additionally, the holders are also entitled to demand registration rights, pursuant to which they may require us on up to three occasions to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect such registration. Further, holders may require us to file one registration statement on Form S-3 per six-month period at our expense. All of these registration rights terminate after three years following the consummation of our initial public offering and are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the registration and our right not to effect a requested registration within six months following an offering of our securities, including the offering made by this prospectus.

METAPATH STOCK TRANSACTIONS

    EQUITY ISSUANCES

    As part of its preferred stock financing, Metapath issued 1,958,333 shares of its Class E Preferred Stock at $6.00 per share in October 1997 and 1,777,778 shares of its Class F Preferred Stock at price of $6.75 per share in July 1998. The following table sets forth the number of shares sold to our directors and stockholders who beneficially own more than 5% of our common stock. See "Principal Stockholders" for a summary of the affiliations of each of the entities described below. Each share of Class E Preferred Stock and Class F Preferred Stock was converted into 2.10663 and 2.24495 shares of our common stock, respectively, in the 1998 reorganization.

                                                         SHARES OF METAPATH   SHARES OF METAPATH
                                                         CLASS E PREFERRED         CLASS F           AGGREGATE
STOCKHOLDER, DIRECTOR OR OFFICER      DATE OF SALE             STOCK           PREFERRED STOCK     CONSIDERATION
--------------------------------  ---------------------  ------------------   ------------------   -------------
Bessemer Venture Partners III
  L.P.(1).....................        October 1997             132,833             --               $  796,998

Bessemer Venture Partners III
  L.P.(1).....................          July 1998             --                    106,287            717,437

Norwest Equity Partners V, LP...      October 1997             435,833             --                2,614,998

Norwest Equity Partners V, LP...        July 1998             --                     99,922            174,474

G. Felda Hardymon(2)..........          July 1997               15,579             --                   93,474
                                        July 1998             --                      6,518             43,997

------------------------

(1) Includes 7,912 shares of Series E Preferred Stock and 6,285 shares of Series F Preferred Stock purchased by BVP III Special Situations L.P., an affiliate of Bessemer Venture Partners III L.P.

(2) Mr. Hardymon, a director of our company, is a general partner of Bessemer Venture Partners.

    1997 FINANCING

    In September 1997, Metapath entered into a revolving credit facility with lenders, some of whom were stockholders of Metapath, for an aggregate principal amount of $2,250,000. As additional consideration for the facility, Metapath issued warrants to the lenders. The following table sets forth the number of warrants issued to our stockholders who beneficially own more than 5% of our common stock. See "Principal Stockholders" for a summary of the affiliations of each of the entities described below. All warrants were assumed by us in the 1998 acquisition of Metapath. See "--1998 Reorganization."

                                                          WARRANTS TO                           TOTAL WARRANT
                                                       PURCHASE SHARES OF                         EXERCISE
STOCKHOLDER                         DATE OF ISSUANCE    COMMON STOCK(1)     EXERCISE PRICE(1)       PRICE
-----------                         ----------------   ------------------   -----------------   -------------
Bessemer Venture Partners III        September and
L.P...............................   October 1997

Norwest Equity Partners V, LP.....   September and
                                     October 1997

------------------------

(1) As adjusted in connection with the December 1998 reorganization. See "Related Party Transactions--1998 Reorganization."

    The warrants will expire upon the consummation of this offering. We expect the warrant holders named above to exercise their warrants prior to their expiration.

OTHER STOCK TRANSACTIONS

    1998 AND 1999 STOCK PURCHASES

    In March 1998, MSIH raised a total of L7,500,000 in a new equity issue of 2,000,000 ordinary shares. Of this amount, 1,600,000 shares were purchased by certain funds affiliated with General Atlantic Partners, LLC and 400,000 shares were purchased by certain funds affiliated with Bessemer Venture Partners. In September 1998, MSIH issued 60,000 ordinary shares to Thomas Butler at a price per share of L3.75. Each ordinary share was exchanged for 1.58597 shares of our common stock in the 1998 reorganization.

    In April 1999, we issued an aggregate of       shares of our common stock at
a price of $ per share, which was deemed to be the then fair market value, to the following executive officers:

    -       shares to Michael A. Burgess;

    -       shares to William Duncan;

    -       shares to Mary Beth Flanders;

    -       shares to Derek L. Meades; and

    -       shares to Clifford P. Wagner, Jr.

    OPTION GRANTS TO OUR DIRECTORS AND EXECUTIVE OFFICERS

    Stock option grants to directors and executive officers of our company are described under the captions "Management--Board Compensation" and "--Executive Compensation." Since January 1, 1997, we have granted options to our directors and current and former executive officers, including the named executive officers, as follows:

                                                        NUMBER OF                       EXERCISE
NAME                                                    SHARES(1)      GRANT DATE       PRICE(1)
----                                                    ---------   -----------------   --------
Sir Alan W. Rudge(2)..................................              March 31, 1998       $
                                                                    April 18, 1999
                                                                    July 27, 1999

Thomas Butler(2)......................................              March 31, 1998
                                                                    July 27, 1999

Robert Thompson(2)....................................              November 9, 1998
                                                                    March 31, 1999
                                                                    July 27, 1999

Clifford P. Wagner, Jr................................              March 31, 1999
                                                                    July 27, 1999

Martin Taylor-Smith(2)................................              September 8, 1998
                                                                    March 31, 1999

Derek L. Meades.......................................              March 31, 1999
                                                                    July 1, 1999
                                                                    July 1, 1999

Michael A. Burgess....................................              September 8, 1998
                                                                    March 31, 1999
                                                                    July 27, 1999

                                                        NUMBER OF                       EXERCISE
NAME                                                    SHARES(1)      GRANT DATE       PRICE(1)
----                                                    ---------   -----------------   --------
Geoffrey Doy..........................................              March 4, 1998
                                                                    August 4, 1998
                                                                    March 31, 1999
                                                                    July 27, 1999

Dr. John Greig........................................              September 8, 1998
                                                                    July 27, 1999

Mark Whiteside........................................              January 16, 1998
                                                                    August 7, 1998
                                                                    March 31, 1999
                                                                    July 27, 1999

William Duncan........................................              September 8, 1998
                                                                    March 31, 1999
                                                                    July 1, 1999
                                                                    July 27, 1999

Mary Beth Flanders....................................              March 31, 1998
                                                                    September 8, 1998
                                                                    March 31, 1999
                                                                    July 27, 1999

Graham Harrison.......................................              July 1, 1999
                                                                    July 27, 1999

Steven A. Denning(2)..................................              March 31, 1998

G. Felda Hardymon(4)..................................              July 29, 1997
                                                                    July 29, 1998
                                                                    March 31, 1998

George J. Still, Jr.(3)...............................              July 29, 1997
                                                                    July 29, 1998

Loek van den Boog(2)..................................              March 31, 1998

------------------------

(1) As adjusted in connection with the December 1998 reorganization. See "Related Party Transactions--1998 Reorganization."

(2) Options grants were made pursuant to the MSIH share option plan. See "Management--Employee Stock Plans--Mobile Systems International Share Option Plan."

(3) Options grants were made pursuant to the Metapath independent directors' stock option plan. See "Management--Employee Stock Plans--Metapath Independent Directors' Stock Option Plan."

(4) Mr. Hardymon received option grants on July 29, 1997 and July 29, 1998, pursuant to the Metapath independent directors' stock option plan, and the option grant on March 31, 1998, pursuant to the MSIH share option plan.

TRANSACTIONS WITH COMPANIES WHICH OUR DIRECTORS ARE ASSOCIATED

    We have entered into the following transactions with Mobile Systems International Cellular Investment Holdings BV (or Cellular Investments), a company in which Dr. Ibrahim, a director of our company, is Chairman and Chief Executive and, with certain of his affiliated trusts and funds, a significant stockholder. Sir Alan Rudge and Mr. Hardymon, directors of our company, also serve as directors of Cellular Investments.

    CELLULAR INVESTMENTS DEMERGER

    In March 1998, our predecessor, MSIH, undertook a series of transactions that had the effect of separating our network services from our network operator businesses. At that time, our network operator businesses were comprised of investments in the following wireless network operators: People's Telephone Company Limited of Hong Kong (or PTC), Bharti Cellular Limited of India and CelTel Limited of Uganda. The transactions effectively involved the sale of MSIH's interest in those entities to Cellular Investments for the aggregate consideration of $11,163,000, in the form of Series B 4.9% cumulative preference shares, Series C 4.9% cumulative preference shares and Series D 4.9% cumulative preference shares of Cellular Investments. These preference shares may be redeemed on the earlier of Cellular Investments's sale of PTC, Bharti Cellular or CelTel; the sale of Cellular Investments or listing of its shares on a recognized stock exchange; Cellular Investments raising in excess of $50 million of debt or equity; or March 2004. In July 1999, our Series B preference shares were redeemed for $4,450,000. As of December 31, 1999, we continued to hold an investment of $5,044,000 in Cellular Investments.

    Following completion of the sales of our interests in PTC, Bharti Cellular and CelTel to Cellular Investments, we have operated independently of Cellular Investments.

    AGREEMENTS WITH CELLULAR INVESTMENTS

    In August 1998, we granted a non-exclusive, royalty-free license to Cellular Investments to use our MSI, Mobile Systems International and MSI logo trademarks worldwide. Pursuant to the terms of the license agreement, we have the ability to terminate this license upon 12 months' prior written notice. We served our notice of our termination to Cellular Investments in February 2000.

OTHER RELATIONSHIPS

    In August 1997, we entered into a tenancy agreement with Dr. Ibrahim, a director of our company, whereby we leased a residence in central London for an 18 month term from August 9, 1997 until February 8, 1999, for a total cost of L51,500, which we believe was fair market value.

                             PRINCIPAL STOCKHOLDERS

    The following table contains information about the beneficial ownership of our common stock before and after our initial public offering for:

    - each person who is known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock;

    - each of our directors;

    - the Chief Executive Officer and each of our other executive officers named on the Summary Compensation Table; and

    - all current directors and named executive officers as a group.

    Unless otherwise indicated, the address for each person or entity named below is c/o Metapath Software International, Inc., Strand Bridge House, 138-142 Strand, London WC2R 1HH, United Kingdom.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial
ownership is based on [      ] shares of common stock outstanding as of
December 31, 1999, as adjusted to reflect the exercise of all outstanding
warrants upon the closing of this offering and [      ] shares of common stock
outstanding after completion of this offering.

    The table assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, we will sell up to
an aggregate of [      ] additional shares of our common stock, and up to
[ ] shares of common stock will be outstanding after the completion of this offering.

                                                    SHARES          PERCENT BENEFICIALLY
                                                 BENEFICIALLY              OWNED
                                                    OWNED          ----------------------
5% STOCKHOLDERS, NAMED OFFICERS, DIRECTORS, AND  ------------       BEFORE        AFTER
DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP         NUMBER         OFFERING      OFFERING
-----------------------------------------------  ------------      --------      --------
General Atlantic Partners, LLC(1)............
Dr. Mohamed Ibrahim(2).......................
Bessemer Venture Partners(3).................
Norwest Equity Partners V, LP(4).............
Thomas Butler(5).............................
Clifford P. Wagner, Jr.(6)...................
Mark Whiteside(7)............................
Robert Thompson(8)...........................
Martin Taylor-Smith(9).......................
Sir Alan W. Rudge(10)........................
Steven A. Denning(11)........................
G. Felda Hardymon(12)........................
George J. Still, Jr.(13).....................
Loek van den Boog(14)........................
All directors and executive officers
  as a group (16 persons)....................

------------------------

 (1) Includes      shares held by General Atlantic Partners 30 L.P.,      shares
     held by General Atlantic Partners 46 L.P. and      shares held by GAP
     Coinvestment Partners L.P. Mr. Denning, one of our directors, is the Executive Managing Member of General Atlantic Partners, LLC and a general partner of GAP Coinvestment Partner L.P. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 30 L.P. and General Atlantic Partners 46 L.P. Mr. Denning disclaims beneficial ownership of the shares held by the foregoing entities except to the extent of his pecuniary interest therein arising from his partnership interest in them. The address for General Atlantic Partners, LLC is 3 Pickwick Plaza, Greenwich, CT 06830.

 (2) Includes      shares held by Coutts (Jersey) Limited as trustee of three
     family settlement trusts,      shares held by Dr. Ibrahim's daughter and
          shares held by Dr. Ibrahim's son. Dr. Ibrahim disclaims beneficial ownership of the shares held by his son.

 (3) Includes      shares held by Bessec Ventures IV L.P.,      shares held by
     Bessemer Venture Investors L.P.,      shares held by Bessemer Venture
     Partners III L.P.,      shares held by Bessemer Venture Partners IV L.P.
     and      shares held by BVP III Special Situations L.P. Deer IV & Co. LLC is the general partner of Bessec Ventures IV L.P., Bessemer Ventures Investors L.P. and Bessemer Ventures IV L.P. Deer III & Co. LLC is the
     general partner of Bessemer Ventures III L.P. Also includes      shares
     beneficially owned by senior employees, former employees, or family partnerships of such persons, of Bessemer Securities Corporation. Under certain circumstances, Bessemer Venture Partners III L.P. can direct the voting of shares beneficially owned by these individuals or partnerships on corporate matters. Mr. Hardymon, one of our directors, is a manager of Deer III & Co. LLC and Deer IV & Co. LLC. Mr. Hardymon disclaims beneficial ownership of the shares held by the foregoing entities except to the extent of his pecuniary interest therein arising from his partnership interest in them. The address for Bessemer Venture Partners is 1400 Old Country Road, Suite 407, Westbury, NY 11590.

 (4) Includes      shares held by Norwest Equity Partners V, LP. Mr. Still, one of our directors, is the managing partner of Itasea Partners V, LLP, the general partner of Norwest Equity Partners V, LP. Mr. Still disclaims beneficial ownership of the shares held by Norwest Equity Partners V, LP. except to the extent of his pecuniary interest therein arising from his partnership interest. The address for Norwest Equity Partners V, LP is 245 Lytton Avenue--#250, Palo Alto, CA 94301-1426.

 (5) Includes      shares subject to stock options held by Mr. Butler that are
     exercisable within 60 days of      , 2000.

 (6) Includes      shares subject to stock options held by Mr. Wagner that are
     exercisable within 60 days of      , 2000.

 (7) Includes      shares subject to stock options held by Mr. Whiteside that
     are exercisable within 60 days of      , 2000.

 (8) Includes      shares subject to stock options held by Mr. Thompson that are
     exercisable within 60 days of      , 2000. Mr. Thompson resigned his
     positions as Senior Vice President and Chief Product Officer, effective December 31, 1999.

 (9) Includes      shares subject to stock options held by Mr. Taylor-Smith that
     are exercisable within 60 days of      , 2000. Mr. Taylor-Smith resigned
     his position as Senior Vice President, Change Management, effective December 31, 2000.

 (10) Includes      shares subject to options held by Sir Alan Rudge that are
      exercisable within 60 days of      , 2000.

 (11) Includes      shares held by entities affiliated with General Atlantic
      Partners, LLC. Mr. Denning, the Executive Managing Member of General Atlantic Partners, LLC, disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein
      (see footnote 1). Also includes      shares subject to stock options
      exercisable within 60 days of      , 2000. The address for Mr. Denning is
      General Atlantic Partners, LLC, 3 Pickwick Plaza, Greenwich, CT 06830.

 (12) Includes      shares held by Bessec Ventures IV L.P., Bessemer Venture
      Investors L.P., Bessemer Venture Partners III L.P., Bessemer Venture Partners IV L.P. and BVP III Special Situations L.P. Mr. Hardymon, a manager of the general partner of these partnerships, disclaims beneficial ownership of the shares held by them except to the extent of his pecuniary
      interest therein (see footnote 3). Also includes      shares held by a
      family limited partnership of which Mr. Hardymon is the general partner
      and      shares subject to stock options exercisable within 60 days of
           , 2000. The address for Mr. Hardymon is Bessemer Venture Partners, 83 Walnut Street, Wellesley, MA 02481.

 (13) Includes      shares held by Norwest Equity Partners V, LP. Mr. Still is the managing partner of Itasea Partners V, LLP, the general partner of Norwest Equity Partners V, LP, disclaims beneficial ownership of the shares held by Norwest Equity Partners V, LP except to the extent of his
      pecuniary interest therein (see footnote 4). Also includes      shares
      subject to stock options exercisable within 60 days of      , 2000. The
      address for Mr. Still is Norwest Equity Partners V, LP, 245 Lytton Avenue--#250, Palo Alto, CA 94301-1426.

 (14) Includes      shares subject to stock options held by Mr. van den Boog
      that are exercisable within 60 days of      , 2000.

                          DESCRIPTION OF CAPITAL STOCK

    On the closing of this offering, our authorized capital stock will consist
of          shares of common stock, $0.01 par value per share, and
shares of preferred stock, $0.01 par value per share.

COMMON STOCK

    As of December 31, 1999, there were       shares of common stock outstanding
that were held by approximately 300 stockholders of record. As of December 31,
1999, there were       shares of common stock subject to outstanding options, of
which options to purchase       shares are currently exercisable. There will be
      shares of common stock outstanding (assuming no exercise of underwriters' over-allotment option and assuming no exercise after December 31, 1999, of outstanding options or warrants) after giving effect to the sale of the shares of common stock to the public in this offering. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. In the event of the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

    On the closing of this offering,          shares of preferred stock will be
authorized and no shares will be outstanding. The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

ANTI-TAKEOVER PROVISIONS

    CERTIFICATE OF INCORPORATION AND BYLAWS

    Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. The amended and restated certificate of incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Further, the amended and restated certificate of incorporation provides that the stockholders may amend certain provisions of the amended and restated certificate of incorporation only with the affirmative vote of two-thirds of our common stock. Our amended and restated by-laws provide that, except as required by law or the rights of any class of preferred stock outstanding at any time, special meetings of the stockholders may be called only by a resolution approved by a majority of the number of directors our company would have if there were no vacancies or by the chairman of the board of directors. These provisions of the amended and restated certificate of incorporation could discourage potential acquisition proposals and could delay or prevent a change in control of our company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management. See "Risk Factors--Provisions in our charter documents and Delaware law may make it difficult for a third party to acquire our company and could depress the price of our common stock."

    DELAWARE TAKEOVER STATUTE

    We are subject to Section 203 of the Delaware General Corporation Law, or DGCL Section 203, which regulates corporate acquisitions. DGCL Section 203 prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a "business combination" includes, among other things, a merger or consolidation involving our company and the interested stockholder and the sale of 10% or more of our assets. In general, DGCL
Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of DGCL Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not "opted out" of the provisions of DGCL Section 203.

THE NASDAQ STOCK MARKET'S NATIONAL MARKET

    We intend to apply to list our common stock on the Nasdaq Stock Market's National Market under the trading symbol "MSII."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is EquiServe L.P.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

    The following is a general discussion of some of the U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to Non-U.S. Holders.

    A "Non-U.S. Holder" is generally an individual, corporation, estate or trust other than:

    - an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

    - a corporation created or organized in the United States or under the laws of the United States or of any subdivision thereof;

    - an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of source; and

    - a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons.

    The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations, and administrative and judicial interpretations as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. The following summary is for general information and applies only to Non-U.S. Holders that hold our common stock as a capital asset. In addition, this discussion does not apply to persons holding our shares through a partnership or other pass-through entity. If you are a Non-U.S. Holder, you should consult a tax advisor on the U.S. federal tax consequences of holding and disposing of our common stock with respect to your particular circumstances, for example, if you are a former citizen or resident of the United States, as well as any tax consequences under the laws of any U.S. state or local or non-U.S. taxing jurisdiction.

DIVIDENDS

    Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or a lower rate that an applicable income tax treaty may specify. Non-U.S. Holders should consult their tax advisors on their entitlement to benefits under a relevant income tax treaty.

    Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the U.S. are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate Internal Revenue Service (or IRS) form with withholding agent. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under specific circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate that an applicable income tax treaty may specify.

    Dividends paid prior to January 1, 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of an income tax treaty rate. For dividends paid after December 31, 2000, a Non-U.S. Holder of common stock that claims the benefit of an income tax treaty rate generally will be required to satisfy applicable certification and other requirements;

    A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

DISPOSITION OF COMMON STOCK

    A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

    - the gain is effectively connected with a U.S. trade or business, in which case the branch profits tax may also apply to a corporate Non-U.S. Holder;

    - the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements;

    - the Non-U.S. Holder is subject to U.S. tax under provisions applicable to certain U.S. expatriates (including certain former citizens or residents of the United States); or

    - we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for the common stock.

    The tax relating to stock in a "U.S. real property holding corporation" does not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we have not been, are not, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

FEDERAL ESTATE TAXES

    Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    Under specific circumstances, the IRS requires information reporting and backup withholding at a rate of 31% on specific payments on common stock. Under currently applicable law, Non-U.S. Holders of common stock generally will be exempt from information reporting and backup withholding on dividends paid prior to January 1, 2001 to an address outside the U.S. For dividends paid after December 31, 2000, however, a Non-U.S. Holder of common stock that fails to certify its Non-U.S. Holder status under applicable Treasury regulations may be subject to information reporting backup withholding at a rate of 31% on payments of dividends.

    The payment of the proceeds from the disposition of the common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the U.S. Treasury regulations require information reporting (but not back-up withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information withholding and backup withholding to them in their particular circumstances (including, upon their disposition of common stock).

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, if the holder provides the required information to the IRS.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding       shares of
common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our affiliates.

    The remaining       of common stock held by existing stockholders are
restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

    As a result of the lock-up agreements and the provisions of Rules 144, 144(k) and 701 described below, these restricted shares will be available for sale in the public market as follows:

    - shares may be sold prior to 180 days from the date of this prospectus;

    - shares will have been held long enough to be sold under Rule 144 or Rule 701 beginning 181 days after the effective date of this offering
      which we expect to be       , 2000; and

    - the remaining shares may be sold under Rule 144 or 144(k) once they have been held for the required time.

LOCK-UP AGREEMENTS

    Certain of our stockholders and option holders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our
common stock, for a period of    days after the date the registration statement
of which this prospectus is a part is declared effective. Transfers or dispositions can be made sooner with the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

RULE 144

    In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding which will
      equal approximately       shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 discussed above.

RULE 701

    In general, under Rule 701, any of our employees, consultants or advisors who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus. Non-affiliates will be able to sell their shares subject only to the manner-of-sale provisions of Rule 144. Affiliates will be able to sell their shares without compliance with the holding period requirements of Rule 144.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of       shares of our common
stock will be entitled to rights with respect to the registration of their shares under the Securities Act. See "Related Party Transactions--1998 Reorganization--Registration Agreement Rights." Except for shares purchased by affiliates, registration of their shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

STOCK OPTIONS

    Immediately after this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issued or reserved for issuance under our stock plans, including shares which have been issued prior to the date of this prospectus and shares underlying options which may be issued after the date of this prospectus. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares of common stock issued upon exercise of options will, subject to Rule 144 volume limitations applicable to affiliates and the contractual restrictions described above, be available for sale in the open market.

                                  UNDERWRITING

    Subject to the terms and conditions in the underwriting agreement, dated
      , 2000, the underwriters named below, for whom Donaldson, Lufkin & Jenrette Securities Corporation, FleetBoston Robertson Stephens Inc.,
Jefferies & Company, Inc. and DLJDIRECT Inc. are acting as representatives, have severally agreed to purchase from us the number of shares of common stock indicated opposite each of their names below:

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Donaldson, Lufkin & Jenrette Securities Corporation.........
FleetBoston Robertson Stephens Inc..........................
Jefferies & Company, Inc....................................
DLJDIRECT Inc...............................................
                                                              --------
  Total.....................................................
                                                              ========

    The underwriting agreement provides that the obligations of each of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters and to other specified conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased.

    The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price indicated on the cover page of this prospectus and in part to dealers, including the underwriters, at that price less a concession not in excess of $ per share. The underwriters may allow, and the dealers may re-allow, to other dealers a concession not in excess of $ per share. After the initial offering of the common stock, the public offering price and other selling terms may be changed by the representatives at any time without notice. The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or
in part, up to an aggregate of       additional shares of common stock from us
at the initial public offering price less the underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to specified conditions, to purchase its pro rata portion of the additional shares based on the underwriter's percentage underwriting commitment as indicated in the preceding table.

    The following table shows the underwriting fees to be paid to the underwriters by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock to cover over-allotments.

                                                                      OUR COMPANY
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................
Total.......................................................
                                                                --------      --------

    We will pay the offering expenses, estimated to be   , which will include
the fees and expenses of our accountants and attorneys, the fees of our registration and transfer agent, the cost of printing this prospectus, the Nasdaq Stock Market listing fees and filing fees paid to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

    An electronic prospectus is available on the Internet site maintained by DLJDIRECT Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on the Internet site relating to our offering is not a part of this prospectus, has not been approved or endorsed by us or any underwriter and should not be relied on by prospective purchasers.

    We and our officers and directors and certain other stockholders have agreed not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares (other than those included in this offering) or to file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of
our common stock for a period of   days after the date of this prospectus.
Donaldson, Lufkin & Jenrette Securities Corporation may release some or all of
the shares from these restrictions prior to the expiration of the    day period
although, at present, it has no intention of doing so.

    We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in connection with these liabilities.

    Before this offering, there has been no public market for the common stock. The initial public offering price for the shares of common stock offered by this prospectus was determined by negotiation between the representatives and us. The factors considered in determining the public offering price included: the information set forth in this prospectus; the history and the prospects for the industry in which we will compete; the liability of our management; the prospects for our future earnings; the present state of our development and our current financial condition; the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies and the general condition of the securities markets at the time of this offering. A pricing committee of our board of directors established the initial public offering price following such negotiations.

    We intend to apply to list our common stock on The Nasdaq Stock Market's National Market under the symbol "MSII."

    Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any of the shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of the jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus in any jurisdiction in which an offer or a solicitation is unlawful.

    This prospectus may be used in connection with offers and sales of shares of common stock offered initially outside the United States and Canada insofar as such shares are reoffered or resold from time to time in the United States in transactions that require registration under the Securities Act. Outside the United States and Canada, if Donaldson, Lufkin & Jenrette Securities Corporation sells any shares of the common stock, it will conduct these sales through its affiliates, including Donaldson, Lufkin & Jenrette International.

    This prospectus is not an advertisement or a public offering of the shares in Canada or any province or territory of Canada and under no circumstances is this prospectus to be construed as any such advertisement or public offering. Any offer or sale of the shares in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement in the relevant Canadian jurisdiction where such offer or sale is made. Where an exemption to the dealer registration requirement is not available, only registered dealers shall make offers or sales of the shares in Canada.

    In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or affect the price of our common stock. Specifically, the underwriters may over-allot this offering, meaning syndicate sales may be in excess of the offering size which creates a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover the syndicate short position or to stabilize the price of our common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or in other transactions. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The underwriters, at our request, have reserved for sale, at the initial public offering price, up to 5% of the shares of the common stock to be sold in this offering for our employees, directors and certain other persons we designate. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not purchased will be offered by the underwriters on the same basis as the other shares offered by this prospectus.

    Jefferies & Company, Inc. has, directly and indirectly, provided investment and commercial banking or financial advisory services to us and our affiliates, for which it has received customary fees and commissions, and expects to provide these services to us and our affiliates in the future, for which it expects to receive customary fees and commissions.

                                 LEGAL MATTERS

    Weil, Gotshal & Manges, London, England will pass for us upon the validity of the shares of common stock offered by this prospectus. Simpson Thacher & Bartlett, London, England will pass upon certain legal matters for the underwriters.

                                    EXPERTS

    The consolidated financial statements of Metapath Software
International, Inc. and subsidiaries as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of Arthur Andersen, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Metapath Software Corporation and subsidiaries as of December 31, 1997 and for the period from January 1, 1998 to December 4, 1998, have been included herein and in the registration statement in reliance upon the report of Arthur Andersen LLP, independent public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the common stock offered hereby, reference is made to such registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents or provisions of any contract or other document filed as an exhibit referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the Commission Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the commission through its Electronic Data Gathering, Analysis and Retrieval (or EDGAR) system, including our registration statement and all exhibits and amendments to our registration statements, are publicly available through the SEC's Website at http://www.sec.gov.

    As a result of this offering we will become subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC.

         FINANCIAL STATEMENTS OF METAPATH SOFTWARE INTERNATIONAL, INC.

                   INDEX OF CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Chartered Accountants.................        2

Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................        3

Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998
  and 1999..................................................        4

Consolidated Statements of Stockholders' equity for the
  years ended December 31, 1997, 1998 and 1999..............        5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................        6

Notes to the Consolidated Financial Statements..............  7-23

             FINANCIAL STATEMENTS OF METAPATH SOFTWARE CORPORATION

                   INDEX OF CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Public Accountants....................        25

Consolidated Balance Sheets as of December 31, 1997 and
  December 4, 1998..........................................        26

Consolidated Statements of Stockholders' Equity for the year ended December 31, 1997 and the 11 month period to
  December 4, 1998..........................................        27

Consolidated Statements of Operations for the year ended
  December 31, 1997 and the 11 month period to December 4,
  1998......................................................        28

Consolidated Statements of Cash Flows for the year ended
  December 31, 1997 and the 11 month period to December 4,
  1998......................................................        29

Notes to the Consolidated Financial Statements..............     30-39

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

TO METAPATH SOFTWARE INTERNATIONAL, INC.:

We have audited the accompanying consolidated balance sheets of Metapath Software International, Inc. as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1997, 1998 and 1999. The preparation of these financial statements is the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Metapath Software International Inc., as of December 31, 1998 and 1999, and the results of its operations and its cash flows for years ended December 31, 1997, 1998 and 1999 in conformity with generally accepted accounting principles in the United States.

ARTHUR ANDERSEN
London, England

March 3, 2000

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1998 AND 1999

                                                                           1998       1999
                                                               NOTES      $'000      $'000
                                                              --------   --------   --------
                                           ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................              18,760      5,105
Accounts and notes receivable, net..........................      8       28,802     30,437
Inventories.................................................                 854        716
Prepaid expenses and other..................................               4,623      4,914
                                                                         -------    -------
TOTAL CURRENT ASSETS........................................              53,039     41,172
Property and equipment, net.................................      9       12,213     12,735
Investments.................................................     11        7,245      5,611
Intangible assets, net......................................     19       41,704     35,193
                                                                         -------    -------
                                                                         114,201     94,711
                                                                         =======    =======

                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank loan...................................................     12           --      6,695
Accounts payable............................................               7,148      5,837
Current maturities of long term obligations.................               1,999        385
Accrued expenses and other liabilities......................     13       14,881     13,320
Deferred revenue............................................              14,814     14,937
Income taxes payable........................................               1,161        818
                                                                         -------    -------
TOTAL CURRENT LIABILITIES...................................              40,003     41,992
Long term obligations.......................................     14        1,968        976
Deferred tax liability......................................     16           93         19
Minority interest...........................................                 168         --
COMMITMENTS AND CONTINGENCIES...............................     18

STOCKHOLDERS' EQUITY
75,000,000 authorised Common share, $0.001 par value, issued and outstanding; 34,692,000 at 12/31/98 and 35,103,000 at
  12/31/99..................................................                  35         35
10,000,000 authorised Preferred Share, $0.001 par value.....                  --         --
Additional paid-in capital..................................              77,726     78,715
Cumulative translation adjustment...........................                 170     (1,155)
Accumulated deficit.........................................              (5,962)   (25,871)
                                                                         -------    -------
TOTAL STOCKHOLDERS' EQUITY..................................              71,969     51,724
                                                                         -------    -------
                                                                         114,201     94,711
                                                                         =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                          YEAR ENDED 31 DECEMBER
                                                                      ------------------------------
                                                                        1997       1998       1999
                                                            NOTES      $'000      $'000      $'000
                                                           --------   --------   --------   --------
REVENUES
Product licenses.........................................              22,290     27,725     34,384
R.F. engineering services................................              40,445     51,682     30,301
Other services...........................................               7,962     14,862     27,843
                                                                      -------    -------    -------
                                                                 4     70,697     94,269     92,528
                                                                      -------    -------    -------
COST OF REVENUES
Product licenses.........................................                (954)      (311)      (500)
R.F. engineering services................................             (25,698)   (32,862)   (24,862)
Other services...........................................              (5,152)    (8,072)   (16,497)
                                                                      -------    -------    -------
                                                                      (31,804)   (41,245)   (41,859)
                                                                      -------    -------    -------
GROSS PROFIT.............................................        4     38,893     53,024     50,669
Selling and marketing expenses...........................        5     (9,277)   (17,720)   (19,431)
General and administrative expenses......................        5    (15,809)   (14,583)   (19,462)
Research and development costs...........................        5    (16,747)   (18,523)   (25,587)
In-process research and development write-off............        5         --    (10,200)        --
Amortization of intangible assets........................       19         --       (496)    (6,813)
                                                                      -------    -------    -------
OPERATING LOSS...........................................              (2,940)    (8,498)   (20,624)
Interest income/(expense), net...........................                (290)       460        172
Other income/(expense), net..............................       11         --       (458)     2,714
                                                                      -------    -------    -------
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES......              (3,230)    (8,496)   (17,738)
Provision for income taxes...............................       16     (1,413)    (1,797)    (2,150)
                                                                      -------    -------    -------
LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY
  INTERESTS..............................................              (4,643)   (10,293)   (19,888)
Minority interests.......................................                 226        155        (21)
                                                                      -------    -------    -------
LOSS FROM CONTINUING OPERATIONS..........................              (4,417)   (10,138)   (19,909)
Discontinued operations:
Operating loss from discontinued operations less taxes of
  nil....................................................        6     (2,478)      (907)        --
Loss on disposal of discontinued operations less taxes of
  nil....................................................        6     (3,463)       (83)        --
                                                                      -------    -------    -------
NET LOSS.................................................             (10,358)   (11,128)   (19,909)
                                                                      =======    =======    =======
PER SHARE AMOUNTS:
Loss from continuing operations--basic and diluted.......             $ (0.23)   $ (0.47)   $ (0.57)
Loss from discontinued operations--basic and diluted.....             $ (0.31)   $ (0.02)        --
                                                                      -------    -------    -------
NET LOSS--BASIC AND DILUTED..............................             $ (0.54)   $ (0.49)   $ (0.57)
                                                                      =======    =======    =======
Weighted average common shares outstanding ('000)--basic
  and diluted                                                          19,095     22,561     34,766

  The accompanying notes are an integral part of these consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                   COMMON STOCK
                                               --------------------   ADDITIONAL                 CUMULATIVE
                               COMPREHENSIVE   NUMBER OF               PAID-IN     ACCUMULATED   TRANSLATION
                               INCOME/(LOSS)    SHARES      AMOUNT     CAPITAL       DEFICIT     ADJUSTMENT     TOTAL
                                   $'000         000S       $'000       $'000         $'000         $'000       $'000
                               -------------   ---------   --------   ----------   -----------   -----------   --------
DECEMBER 31, 1996............                   19,095        19         8,784        15,586           21       24,410
Net loss.....................     (10,358)          --        --            --       (10,358)          --      (10,358)
Unrealized Translation
  adjustment (tax: nil)......        (220)          --        --            --            --         (220)        (220)
                                  -------
Comprehensive loss...........     (10,578)
                                  =======       ------        --        ------       -------       ------      -------
DECEMBER 31, 1997............                   19,095        19         8,784         5,228         (199)      13,832
Issuance of common stock
  --capital contributed by
  stockholders...............                    3,395         4        12,868            --           --       12,872
  --on purchase of Metapath
  (see note 2)...............                   12,202        12        56,074            --           --       56,086
Dividend paid................                       --        --            --           (62)          --          (62)
Net loss.....................     (11,128)          --        --            --       (11,128)          --      (11,128)
Unrealized translation
  adjustment (tax: nil)......         369           --        --            --            --          369          369
                                  -------
Comprehensive loss...........     (10,759)
                                  =======       ------        --        ------       -------       ------      -------
DECEMBER 31, 1998............                   34,692        35        77,726        (5,962)         170       71,969
Issuance of common stock
  capital contributed by
  stockholders...............                      411        --           989            --           --          989
Net loss.....................     (19,909)          --        --            --       (19,909)          --      (19,909)
Unrealized translation
  adjustment (tax: nil)......      (1,325)          --        --            --            --       (1,325)      (1,325)
                                  -------
Comprehensive loss...........     (21,234)
                                  =======       ------        --        ------       -------       ------      -------
DECEMBER 31, 1999............                   35,103        35        78,715       (25,871)      (1,155)      51,724
                                                ======        ==        ======       =======       ======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                1997       1998       1999
                                                               $'000      $'000      $'000
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  (10,358)   (11,128)   (19,909)
Add loss from discontinued operations.......................    2,478        907         --
Add loss on disposal of subsidiary..........................    3,463         --         --
                                                              -------    -------    -------
Loss from continuing operations.............................   (4,417)   (10,221)   (19,909)
Adjustments to reconcile net loss from continuing operations to net cash (used in)/ provided by continuing operations:
Depreciation................................................    5,025      4,024      6,683
Amortization and write-off of intangible assets.............       --     10,696      6,813
Loss (profit) applicable to minority interests..............     (226)      (155)        21
(Profit) loss on disposal of fixed assets...................    1,134         --     (3,036)
Changes in operating assets and liabilities:
-decrease in inventories....................................       30      2,869        138
-increase in accounts and notes receivable..................   (5,623)      (675)    (1,635)
-(increase)/decrease in prepaid expenses and other..........      618     (1,591)      (291)
-(decrease)/increase in accounts payable, accrued expenses
  and other liabilities.....................................    6,818      5,092     (3,092)
-(decrease)/increase in income taxes payable................      630     (1,474)      (436)
-due to joint venture.......................................     (408)        --         --
                                                              -------    -------    -------
NET CASH (USED IN)/PROVIDED BY CONTINUING OPERATIONS........    3,581      8,565    (14,744)
Net cash used by discontinuing operations...................   (3,908)      (907)        --
                                                              -------    -------    -------
NET CASH (USED IN)/PROVIDED BY OPERATING ACTIVITIES.........     (327)     7,658    (14,744)
                                                              -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditure.........................................   (5,373)    (3,319)    (7,057)
Disposal of investments.....................................       27         --      4,450
Acquisition of subsidiary net of cash acquired..............   (1,424)     3,909       (437)
Placement of cash at bank to secure bank guarantees.........    4,235         --         --
                                                              -------    -------    -------
NET CASH (USED IN)/PROVIDED BY INVESTING ACTIVITIES.........   (2,535)       590     (3,044)
                                                              -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
Increase/(decrease) in loan.................................    1,028     (2,966)     6,695
(Repayment of)/proceeds from loans payable..................   10,000    (10,000)        --
Proceeds from issuance of common stock......................       --     12,872        989
Principal payments on long term obligations.................     (455)    (1,445)    (2,605)
Payment of dividends........................................       --        (62)        --
                                                              -------    -------    -------
Net cash provided by/(used in) financing activities.........   10,573     (1,601)     5,079
Effect of exchange rates on cash and cash equivalents.......     (220)       (63)      (946)
                                                              -------    -------    -------
NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS........    7,491      6,584    (13,655)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    4,685     12,176     18,760
                                                              -------    -------    -------
CASH AND CASH EQUIVALENTS, END OF YEAR......................   12,176     18,760      5,105
                                                              =======    =======    =======
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid...............................................      452        770        382
                                                              =======    =======    =======
Income taxes paid...........................................      610      3,562      1,177
                                                              =======    =======    =======

    In the year ended December 31, 1998 the company issued 12,202,000 common shares, in connection with the acquisition of the Metapath Group, for non-cash consideration of $56,086,000.

  The accompanying notes are an integral part of those consolidated financial statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

1 NATURE OF OPERATIONS

    Metapath Software International, Inc. (the "Company" or "MSII") is a holding company whose principal subsidiaries provide integrated, real-time network and user information software and services to the wireless communications industry and manage mission-critical information for large telecommunications companies world-wide. The Company has operations in the United Kingdom, United States of America, France, Sweden, Singapore, Brazil, Hong Kong, India, Malaysia, Australia, the Philippines and China.

    In 1999 MSI incurred significant net losses and negative cash flows. MSI expects to incur further net losses and negative cash flows in 2000. During 1999, MSI negotiated a financing facility as described in note 12 to meet its anticipated cash flow requirements. While there can be no assurance, the Company expects to operate within this facility throughout 2000. The capital requirements will depend on numerous factors, including commercial acceptance and market demand for new products. In the event the current facility is not adequate, the Company expects to be able to arrange suitable additional financing facilities to meet its cash flow requirements throughout 2000, although there can be no assurance that additional financing will be available or on terms favourable to the Company.

2 FORMATION OF THE COMPANY AND BUSINESS COMBINATION

    The Company was incorporated on September 16, 1998 in the state of California, United States of America. On December 4, 1998 the stockholders of Mobile Systems International Holdings Limited Group ("MSIH") exchanged all of their common stock for common stock in the Company. Since this was a reorganisation under common control, the financial statements are presented as if this exchange had taken place on December 31, 1996. Also on December 4, 1998, the Company acquired the Metapath Group, comprising Metapath Software International, (Bellevue) Inc. ("Metapath"), (formerly Metapath Software Corporation ("MSC")) for consideration of $56,086,000 comprising 12,202,000 shares of common stock. This exchange of stock was accounted for under the purchase method.

    Pursuant to the business combination, ex-MSIH stockholders and option holders hold approximately 65% of the Company's issued common stock and former Metapath stockholders hold approximately 35% of the Company's issued common stock.

    The financial position of the Company and its subsidiaries as of December 31, 1998 include MSIH and Metapath. The operating results of MSIH for the year ended December 31, 1998 and the operating results of Metapath from December 4, 1998 (subsequent to the acquisition) have been included in the consolidated statement of income.

3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Significant accounting policies followed in the preparation of these financial statements are as follows:

A) BASIS OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. Investments in affiliates owned 20% or more and corporate joint ventures are accounted for under the equity method. Other investments are carried at cost. The financial statements and related footnotes are presented in U.S. Dollars. All significant intercompany accounts and transactions are eliminated on

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) consolidation. The operating results of Metapath Software International, (Bellevue) Inc. and its subsidiary have been included in the consolidated statement of income from the date of acquisition.

B) USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

C) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments, which include cash and cash equivalents, guarantees and long term debt, approximates their fair value.

D) CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

    Financial instruments which potentially expose the Company to concentrations of credit risk include cash and accounts receivable. In the normal course of business, the Company extends unsecured credit to its customers.

E) CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

F) INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market value (net realisable value). Cost comprises the purchase price of the inventory.

G) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation, which includes amortization of assets acquired under capital leases, is provided using the straight-line method over the estimated useful lives of the related assets ranging from three to five years.

    The cost of leasehold improvements is capitalized and amortized using the straight line method over the shorter of their useful lives or the terms of the respective leases.

    Expenditures for major renewals and betterments which significantly extend the useful lives of existing property and equipment are capitalized and depreciated. Repair and maintenance costs are expensed as incurred.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
H) INTANGIBLE ASSETS

    Intangible assets consist of goodwill and other intangible assets arising from the business acquisition. The values assigned to intangible assets, based on independent appraisals, are being amortized on a straight line basis ranging from three to seven years.

I) REVENUE RECOGNITION

    Revenue is recognized in accordance with Statement of Position 97-2 and other relevant U.S. GAAP guidelines. The Company's principal sources of revenue are software licenses, Radio Frequency (RF) engineering services and software maintenance. License revenue for off-the-shelf products is recognized when the product is delivered, there are no significant uncertainties and collection is probable. Revenues from software licensed under a fixed rental or fixed term (including the agreement with Sprint) are recognized rateably over the period of the agreement. For products which require significant installation and configuration work revenue is recognized on the percentage of completion method, subject to there being no significant doubt over the acceptance of the software by the customer. Revenue on software maintenance is deferred and recognized rateably over the period of the agreement. Revenue on RF engineering services is recognized on a time and materials basis, as incurred.

J) RESEARCH AND DEVELOPMENT COSTS

    The Company expenses research and development costs as incurred. The Company has evaluated the establishment of technological feasibility of its products in accordance with SFAS No. 86, accounting for the costs of computer software to be sold, leased or otherwise marketed. The Company defines the technological feasibility as the completion of a working model. The Company sells products in a market that is subject to rapid technological change, new product development and changing customer needs. The Company has concluded that technological feasibility is not established until the development of the product is nearly complete.

K) INCOME TAXES

    Deferred income taxes are calculated utilizing an asset and liability approach whereby deferred taxes are provided for the tax effect of differences between the recorded amounts of assets and liabilities for financial reporting purposes and their corresponding tax bases. Valuation allowances against deferred tax assets are provided to reduce the amount of such assets to that which is more likely than not to be realized.

L) EARNINGS PER SHARE

    Basic earnings per common share is calculated using income available to common stockholders divided by the weighted average number of common shares outstanding during the year. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. At December 31, 1999, 7,607,836 options, which are convertible into 7,607,836 common shares were outstanding. All of these

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) potential common shares were excluded from the computation of diluted earnings per share because their inclusion would have an antidilutive effect on earnings per share.

M) FOREIGN EXCHANGE

    Generally, the functional currency of each subsidiary is its local currency. Transactions in foreign currencies are recorded at the rate of exchange at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into the appropriate functional currency at the rate of exchange prevailing at that date. Any gain or loss arising from a change in exchange rates subsequent to the date of the transaction is included as an exchange gain or loss in the profit and loss account. The result of overseas operations are translated into U.S. dollars at the average rates of exchange during the period and their balance sheets at the rates ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and results of overseas operations and on foreign currency borrowings, to the extent that they hedge the group's investment in such operations, are dealt with through other comprehensive income.

N) RECENTLY ISSUED ACCOUNTING STANDARDS

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was issued in 1998 and subsequently amended by SFAS No. 137, is effective for years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company does not expect the impact of this statement to be material.

4 SEGMENT AND GEOGRAPHIC DATA

    The Company manages its business segments primarily on a line of business basis. Following a review of the synergy and customer driven value proposition of the Company's products and services a revised segmental reporting model was implemented during the course of 1999. These segments, or lines of business now comprise product licenses, RF engineering services (which includes Geodata) and other services (which includes maintenance and hardware). As a result of this decision the 1998 and 1997 segmental revenue has been re-stated according to the 1999 segments. The accounting policies of the various segments are as described in the "Summary of Significant Accounting Policies" in Note 3. The Company evaluates the performance of its segments based on segment revenue and gross profit. Depreciation is allocated by the Company to cost of sales and operating costs based on headcount.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

4 SEGMENT AND GEOGRAPHIC DATA (CONTINUED)
(I) REVENUE AND ASSETS SPLIT BY PRODUCT TYPE

12 MONTHS ENDED DECEMBER 31, 1999

                                                                          RF
                                                           PRODUCT    ENGINEERING    OTHER
                                                           LICENSES    SERVICES     SERVICES    TOTAL
                                                             $000        $000         $000       $000
                                                           --------   -----------   --------   --------
Revenues from external customers.........................   34,384       30,301      27,843     92,528
Depreciation.............................................       --        1,176       1,022      2,198
Gross profit.............................................   33,884        5,439      11,346     50,669

12 MONTHS ENDED DECEMBER 31, 1998

                                                                          RF
                                                           PRODUCT    ENGINEERING    OTHER
                                                           LICENSES    SERVICES     SERVICES    TOTAL
                                                             $000        $000         $000       $000
                                                           --------   -----------   --------   --------
Revenues from external customers.........................   27,725       51,682      14,862     94,269
Depreciation.............................................       --        1,080         300      1,380
Gross profit.............................................   27,414       18,820       6,790     53,024

12 MONTHS ENDED DECEMBER 31, 1997

                                                                          RF
                                                           PRODUCT    ENGINEERING    OTHER
                                                           LICENSES    SERVICES     SERVICES    TOTAL
                                                             $000        $000         $000       $000
                                                           --------   -----------   --------   --------
Revenues from external customers.........................   22,290       40,445      7,962      70,697
Depreciation.............................................       --          959        266       1,225
Gross profit.............................................   21,336       14,747      2,810      38,893

(II) GEOGRAPHICAL DATA

REVENUES

    Revenues are presented by geographical area as determined by location of the customer.

                                                                1997       1998       1999
                                                                $000       $000       $000
                                                              --------   --------   --------
North America...............................................   21,392     25,200     50,258
Europe, Middle East, Africa.................................   30,455     48,481     25,442
Asia........................................................   11,870      8,206      9,289
Central and Latin America...................................    6,980     12,382      7,539
                                                               ------     ------     ------
Total.......................................................   70,697     94,269     92,528
                                                               ------     ------     ------

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

4 SEGMENT AND GEOGRAPHIC DATA (CONTINUED)
LONG-LIVED ASSETS

    Long-lived assets are presented by geographical area as determined by the location of the assets.

                                                                1997       1998       1999
                                                                $000       $000       $000
                                                              --------   --------   --------
North America...............................................    1,945      6,299      6,308
Europe, Middle East, Africa.................................    5,880      4,584      5,186
Asia........................................................      381        627        809
Central and Latin America...................................      620        703        432
                                                               ------     ------     ------
Total.......................................................    8,826     12,213     12,735
                                                               ------     ------     ------

*Geographic segment disclosure for individual countries within the geographic regions of North America and Europe is not practicable.

(III) MAJOR CUSTOMERS

    During the year one customer in North America accounted for 33% of total revenue. No one other customer accounted for more than 10% of total revenue in 1999. For the year ended December 31, 1998, the Company had two separate customers whose sales were in excess of 10% of total revenue. The revenue derived in the year ended December 31, 1998 from these customers is approximately $21,000,000 and $10,000,000.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

5 NON-RECURRING ITEMS

    Included in operating costs are the following items which the directors consider to be non-recurring:

                                                                1997       1998       1999
                                                                $000       $000       $000
SALES AND MARKETING                                           --------   --------   --------
Redundancies................................................       --      281         88
                                                              ========     ===         ==

                                                                1997       1998       1999
                                                                $000       $000       $000
GENERAL AND ADMINISTRATIVE                                    --------   --------   --------
Redundancies................................................     683       440        413
Corporate finance costs.....................................      --        --        302
Other.......................................................     362        --         --
                                                               =====       ===        ===
                                                               1,045       440        715
                                                               =====       ===        ===

                                                                1997       1998       1999
                                                                $000       $000       $000
RESEARCH AND DEVELOPMENT                                      --------   --------   --------
Closure of SSAOT division in Newbury (see below)............      --        537        --
Software for resale write-off...............................     982         --        --
Purchased software write-off................................   1,036        400        --
Redundancies................................................      56      1,006       122
                                                               =====      =====       ===
                                                               2,074      1,943       122
                                                               =====      =====       ===

    Non-recurring corporate finance costs arose due to aborted merger and acquisition reviews in 1999. During 1998 a subsidiary of the Company, Metapath Software International Limited, purchased the assets and liabilities of a software development division of SSA Inc., known as SSAOT, located in Newbury, United Kingdom, specifically to gain access to certain employees and nearly completed software development tool sets. The business was rationalized with existing operations post-completion and these closure costs were provided for. The costs shown above for purchased software write-off relate to software acquired as part of the acquisition of SSAOT.

    The redundancies relate primarily to the rationalization of the business organization after the acquisition of Metapath. The total number of employees made redundant during the year ended December 31, 1999 was 9 (1998: 41, 1997:
27).

    The in-process research and development costs relate to costs written off on the acquisition of Metapath.

6 DISCONTINUED OPERATIONS

    During March 1998, the Company demerged its Cellular Investments ("CI") business unit from its software and services business. The discontinued business unit was engaged in the ownership and management of investments in telecommunications operators. The net assets of the discontinued operations were transferred to Mobile Systems International Cellular Investments Holdings BV ("MSICIHBV"), a separate independent entity, under common stockholder control at the date of the transaction, in exchange for amounts receivable from MSICIHBV.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

6 DISCONTINUED OPERATIONS (CONTINUED)
    The net loss from operations of CI in 1998 amounted to $483,000 (1997--$2,422,000) arising principally from administrative expenses. The assets of CI were investments and cash and cash equivalents of $6,242,000 and $79,000, respectively, as of December 31, 1997. There was no loss on disposal.

    During 1998, Metapath Software International Limited disposed of its investment of 60% of the capital stock in Information Delivery Systems AB ("IDS").

    The net loss from operations of IDS in 1998 amounted to $424,000 (1997:
$56,000). A provision of $3,463,000 was made in the 1997 accounts, however based on actual proceeds on the sale of $1,000 the total loss on disposal was $3,546,000, generating a further loss of $83,000 in the 1998 accounts.

7 RESTRICTED FUNDS--BANK GUARANTEES

    A subsidiary of the Company, Metapath Software International Limited holds cash amounting to $3.6 million (1998: $3.6 million) on behalf of CI. This is treated as cash held in trust for CI.

8 ACCOUNTS AND NOTES RECEIVABLE, NET

                                                                1998       1999
                                                               $'000      $'000
                                                              --------   --------
Trade accounts receivable:
Billed......................................................   27,850     25,009
Unbilled....................................................    1,899      7,210
Notes receivable............................................    1,430         --
                                                               ------     ------
                                                               31,179     32,219
Allowance for bad and doubtful debts........................   (2,377)    (1,782)
                                                               ------     ------
Accounts and notes receivable, net..........................   28,802     30,437
                                                               ======     ======

    A note issued in September 1998 for a principal of $2,165,000 ($1,430,000 as at December 31, 1998) at an interest rate of 20% was repaid in full during 1999.

PROVISION FOR BAD AND DOUBTFUL DEBTS

                                                                   CHARGED
                                                                  (CREDITED)
                                                    BALANCE AT   TO OPERATING
                                                    BEGINNING     COSTS AND                BALANCE AT END
                                                     OF YEAR       EXPENSES     UTILIZED      OF YEAR
                                                       $000          $000         $000          $000
                                                    ----------   ------------   --------   --------------
Year ended December 31, 1997......................       953         1,249          --         2,202
Year ended December 31, 1998......................     2,202           811        (636)        2,377
Year ended December 31, 1999......................     2,377          (298)       (297)        1,782

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

9 PROPERTY AND EQUIPMENT, NET

                                                                1998       1999
                                                               $'000      $'000
                                                              --------   --------
Computer equipment and software.............................   19,968     25,783
Furniture and equipment.....................................    4,574      5,191
Leasehold improvements......................................    1,363      1,775
                                                              -------    -------
                                                               25,905     32,749
Accumulated depreciation....................................  (13,692)   (20,014)
                                                              -------    -------
Property and equipment, net.................................   12,213     12,735
                                                              =======    =======

    Depreciation charged to the statement of operations for 1999 was $6,683,000 (1998: $4,024,000, 1997: $4,013,000).

10 LEASES

    The Group leases certain office facilities and equipment under non-cancellable operating and capital leases.

    Minimum annual rentals under these leases as at December 31, 1999 are as follows:

                                                              OPERATING   CAPITAL
                                                               LEASES      LEASES
                                                                $'000      $'000
                                                              ---------   --------
2000........................................................    2,890         430
2001........................................................    2,628          --
2002........................................................    2,385          --
2003........................................................    2,173          --
2004........................................................    2,086          --
Thereafter..................................................    4,946          --
                                                               ------      ------
Total minimum lease payments................................   17,108         430
                                                               ------
Amount representing interest................................                  (45)
                                                                           ------
Present value of net minimum capital lease payments.........                  385
Current portion.............................................                 (385)
                                                                           ------
Long term capital lease obligations.........................                   --
                                                                           ======

    Assets recorded under capital leases are included in property and equipment as follows:

                                                                1998       1999
                                                               $'000      $'000
                                                              --------   --------
Computer equipment..........................................    3,330      3,259
Furniture and equipment.....................................      357        337
Accumulated depreciation....................................   (2,391)    (2,972)
                                                               ------     ------
                                                                1,296        624
                                                               ======     ======

    The total rent expense on operating leases incurred during the year ended December 31, 1999 was $3,475,000 (1998: $1,871,000, 1997: $1,852,000).

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

11 INVESTMENTS

    The investment in CI will be recovered on the earlier of CI's sale of one of its investments, CI being sold or listed on a recognized Stock exchange, CI raising in excess of $50m of debt or equity, or March 2004. The investment arose following the demerger from CI in 1998 (see note 6). During 1999 certain amounts were repaid which realized a gain of $3,036,000. This has been recorded as part of other income/(expense).

                                                                1998       1999
                                                               $'000      $'000
                                                              --------   --------
Unisite Inc., USA...........................................     682        566
CI..........................................................   6,563      5,045
                                                               -----      -----
                                                               7,245      5,611
                                                               =====      =====

    The investment in Unisite Inc., represents a 5% interest in the common stock, which is held at cost.

12 BANK FINANCING FACILITY

    Metapath Software International Inc., ("MSII") and two of its subsidiaries, Metapath Software International Limited ("MSIL") and Metapath Software International (US), Inc. ("MSI (US)") have a composite loan facility with a bank. Under the terms of the facility any of these entities has access to a $5 million term loan facility. These entities also have a $15 million revolving credit facility. This facility is dependent on the level of net eligible accounts receivable balances of each company. The $20 million line of credit which bears interest at the bank's reference rate plus 1.5% is secured by all of the assets of the aforementioned entities. The Company may repay all or a portion of the borrowings at any time. The facilities terminate on February 28, 2001. However, any outstanding principal must be repaid in full on demand by the bank in the event of material adverse change in the business or financial condition of the Group. Interest is payable monthly. During the year ended December 31, 1999 the interest expense was $352,000 (1998: $336,000,
1997: $507,000).

    During the year ended December 31, 1999, interest income was $656,000 (1998: $1,069,000, 1997: $640,000).

13 ACCRUED EXPENSES AND OTHER LIABILITIES

                                                                1998       1999
                                                               $'000      $'000
                                                              --------   --------
Payroll taxes and other employee costs......................    4,590      4,387
Accrued liabilities.........................................   10,291      8,933
                                                               ------     ------
                                                               14,881     13,320
                                                               ======     ======

    Included in payroll taxes is an accrual of $650,000 for UK National
Insurance.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

14 LONG TERM OBLIGATIONS

                                                                1998       1999
                                                               $'000      $'000
                                                              --------   --------
Notes payable...............................................    2,808        976
Capital lease obligations...................................    1,159        385
                                                               ------     ------
                                                                3,967      1,361
Less current maturities:
  Note payable..............................................   (1,108)        --
  Capital lease obligations.................................     (891)      (385)
                                                               ------     ------
Long term obligations, net..................................    1,968        976
                                                               ======     ======

    Notes payable are in relation to long-term notes issued by a subsidiary to Silicon Valley Bank and to a stockholder. The notes payable to Silicon Valley Bank in the United States of America were issued in January 1997 and March 1997 at an interest rate of prime plus 1%. The principal amounts were repaid by December 1999.

    The notes payable to the stockholder bear an interest rate of 7.5% and are payable in 2003.

    The interest expense incurred in 1999 on such notes was $86,000 (1998: $196,000, 1997: $217,000).

15 STOCK OPTION PLANS

    Both MSIH and MSC had established stock option plans under which options were granted during (and prior to) 1999. Holders of such options were given the opportunity to roll over their options over shares of such companies into new options over MSII shares with effect from December, 4 1998. The rolled-over options remain on the same terms as those originally issued, but the numbers and exercise prices are adjusted to reflect the terms on which MSIH/MSC shares were converted into shares in MSII.

    All the information shown below is stated in terms of the replacement options over MSII shares. Accordingly, these figures are not directly comparable with the accounts of those companies in prior years unless allowance is made for the conversion ratios of 1.58597 (MSIH) and 0.68058 (MSC).

    A description of the plans under which the options were originally granted follows below.

MOBILE SYSTEMS INTERNATIONAL SHARE OPTION PLAN

    In March 1998, MSIH adopted the Mobile Systems International Share Option Plan and reserved 1,500,000 shares of common stock for option grants under the plan. Options vest 25% one year from date of grant and the remaining 75% in equal quarterly installments over the next three years. They expire 7 years after grant.

EXECUTIVE STOCK PLAN

    A subsidiary of MSIH adopted a plan in December 1995, and in January 1996 granted options covering 725,000 shares of non voting common stock in the subsidiary company to various key employees. The options vested quarterly in a phased pattern over four years, beginning one year from the date of grant.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

15 STOCK OPTION PLANS (CONTINUED)
MSC EMPLOYEE STOCK OPTION PLAN

    In March 1995, MSC adopted an incentive stock option plan and reserved 2,500,000 shares of common stock for option grants under the plan. The options vested in four equal yearly installments, beginning one year from date of grant, and expire 10 years after grant.

MSC 1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    In June 1996, MSC adopted a non-employee director stock option plan and reserved 360,000 shares for option grants. Each non-employee director was granted the option to purchase 30,000 shares on becoming a director, with annual options to purchase 12,000 shares in following years. The options vested over a four year period in equal yearly installments and expire 10 years after grant.

MSII PLAN

    In February 1999, MSII adopted the Metapath Software International Inc. 1999 Stock Option Plan and reserved an initial 2,000,000 shares of common stock for option grants under the plan. Options vest 25% one year from date of grant and the remaining 75% in equal quarterly installments over the next three years. They expire 10 years after grant.

    All options under these plans were granted with an exercise price equal to the value of the stock at the date of grant.

    In October 1995, FASB Statement 123 "Accounting for Stock-Based Compensation" was issued. The Company has adopted the disclosure provisions of FASB Statement 123, but opted to remain under the expense recognition provisions of Accounting Principles Board (APB) Opinion No 25, "Accounting for Stock Issued to Employees" in accounting for options granted under the Stock Option Plans.

    Accordingly, for the years ended December 31, 1997, December 31, 1998 and December 31, 1999, no compensation expense was recognized for options granted under these schemes. Had compensation expense for share options granted under these schemes been determined based on fair value at the grant dates in accordance with FASB Statement 123, the Company's net loss and loss per share for 1997, 1998 and 1999 would have been increased to reflect compensation expenses of $12,862, $812,754 and $1,971,368 respectively, giving the pro-forma amounts shown below:

                                                      1997       1998       1999
                                                    --------   --------   --------
APPROXIMATE NET LOSS:
As reported ($'000)...............................  (10,358)   (11,128)   (19,909)
Pro Forma ($'000).................................  (10,371)   (11,941)   (21,880)
LOSS PER SHARE--BASIC AND DILUTED:
As reported ($)...................................    (0.54)     (0.49)     (0.57)
Pro Forma ($).....................................    (0.54)     (0.53)     (0.63)

    The weighted average fair value of options granted was estimated as shown below using the Black-Scholes stock option-pricing model. The following weighted average assumptions were used: dividend yield nil; annual standard deviation (volatility) nil (1997, 1998) and 47% (1999); risk free interest rate 6.30%
(1997), 5.72% (1998) and 5.67% (1999); expected option lives of 4 years (1997),
4.83 years

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

15 STOCK OPTION PLANS (CONTINUED)
(1998) and 5 years (1999). All options were granted with an exercise price equal to fair market value of the share on the grant date.

    The following information pertains to the options granted in each of the following years:

      YEAR ENDED DECEMBER 31, 1997            YEAR ENDED DECEMBER 31, 1998          YEAR ENDED DECEMBER 31, 1999
----------------------------------------   -----------------------------------   -----------------------------------
  WEIGHTED AVERAGE      WEIGHTED AVERAGE   WEIGHTED AVERAGE   WEIGHTED AVERAGE   WEIGHTED AVERAGE   WEIGHTED AVERAGE
     FAIR VALUE          EXERCISE PRICE       FAIR VALUE       EXERCISE PRICE       FAIR VALUE       EXERCISE PRICE
---------------------   ----------------   ----------------   ----------------   ----------------   ----------------
         ($)                  ($)                ($)                ($)                ($)                ($)
    0.23                      1.02               0.97               4.05               1.94               4.00

    The movement in options outstanding during the three years ended to December 31, 1997, December 31, 1998 and December 31, 1999 is summarised in the following table:

                                                NUMBER OF SHARES     WEIGHTED AVERAGE
                                                SUBJECT TO OPTION   EXERCISE PRICE ($)
                                                -----------------   ------------------
Outstanding at January 1, 1997................      1,558,315              0.59
Exercised during 1997.........................       (142,737)             0.71
Forfeited during 1997.........................       (269,615)             0.71
Granted during 1997...........................        184,493              1.02
                                                   ----------              ----

Outstanding at December 31, 1997..............      1,330,456              0.61
Forfeited during 1998.........................       (972,129)             1.55
Granted during 1998...........................      4,509,275              4.05
                                                   ----------              ----

Outstanding at December 31, 1998..............      4,867,602              3.61
Exercised during 1999.........................       (223,362)             1.26
Forfeited during 1999.........................     (1,778,168)             3.84
Granted during 1999...........................      4,741,764              4.00
                                                   ----------              ----
Outstanding at December 31, 1999..............      7,607,836              3.86
                                                   ==========              ====

    The number of options exercisable as at December 31, 1999 was 1,895,110 (1998: 934,919, 1997: 420,557) with the weighted average exercise price for such options being $3.54 (1998: $2.34, 1997: $0.56).

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

15 STOCK OPTION PLANS (CONTINUED)
    The exercise price for all outstanding options at December, 31 1999 ranged from $0.03 to $5.15, and the following table summarises information about those options:

                                                                OPTIONS OUTSTANDING             OPTIONS CURRENTLY EXERCISABLE
                                                       -------------------------------------   --------------------------------
                                                            WEIGHTED        WEIGHTED AVERAGE                      WEIGHTED
RANGE OF EXERCISE                                           AVERAGE            REMAINING                          AVERAGE
PRICES ($)                              NUMBER         EXERCISE PRICE ($)     CONTRACTUAL        NUMBER      EXERCISE PRICE ($)
-----------------                  -----------------   ------------------   ----------------   -----------   ------------------
0.01-0.20........................             64,310            0.04              5.21             63,289             0.04
0.21-0.50........................            194,067            0.36              6.65            159,751             0.36
0.51-2.00........................             57,927            0.91              7.54             45,416             0.88
2.01-3.94........................             59,031            3.68              8.14             40,519             3.68
3.95-4.00........................          6,994,810            3.98              7.82          1,465,818             3.98
4.00-5.15........................            237,691            5.10              9.04            120,317             5.15
                                   -----------------       ---------              ----          ---------        ---------
Total............................          7,607,836            3.86              7.80          1,895,110             3.54
                                   =================       =========              ====          =========        =========

16 INCOME TAXES

    The provision for income taxes consists of the following:

                                                           1997       1998       1999
                                                          $'000      $'000      $'000
                                                         --------   --------   --------
Current................................................   1,469      1,533        449
Withholding tax
-- Current year........................................      --         --        171
-- Prior year..........................................      --         --        918
Capital gains tax......................................      --         --        612
Deferred...............................................     (56)       264         --
                                                          -----      -----      -----
Provision for income taxes.............................   1,413      1,797      2,150
                                                          =====      =====      =====

    The components of the provision (benefit) for income taxes for the years ended December 31, are as follows:

                                                           1997       1998       1999
                                                          $'000      $'000      $'000
                                                         --------   --------   --------
Federal
-- Current.............................................      --         --        113
-- Withholding tax.....................................      --         --        418
-- Deferred............................................     (56)       264         --

Foreign
-- Current.............................................   1,469      1,533        507
-- Deferred............................................      --         --         --
-- Capital gains tax...................................      --         --        612
-- Withholding tax.....................................      --         --        500
                                                          -----      -----      -----
                                                          1,413      1,797      2,150
                                                          =====      =====      =====

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

16 INCOME TAXES (CONTINUED)
    The components of the income tax provision (benefit) were based on the following sources of pre-tax loss (income):

                                                       1997       1998       1999
                                                      $'000      $'000      $'000
                                                     --------   --------   --------
Total United States................................    2,901     13,439      7,761

Total Foreign......................................    6,270     (3,953)     9,977
                                                      ------    -------    -------
Total..............................................    9,171      9,486     17,738
                                                      ======    =======    =======

    A reconciliation of the provision (benefit) for income taxes, with the amount computed by applying the statutory federal income tax rate of 34% (1998:
34%, 1997: 34%) to income loss before provision for income taxes is as follows:

                                                       1997       1998       1999
                                                      $'000      $'000      $'000
                                                     --------   --------   --------
Computed expected tax..............................   (3,118)    (3,225)    (6,031)
Tax jurisdiction differences.......................       85        139        418
Permanent differences..............................    1,087       (299)     3,177
Current tax losses.................................    3,415      4,918      2,885
Other taxes (withholding and gains tax)............       --         --      1,701
Deferred tax on above two items....................      (56)       264         --
                                                      ------    -------    -------
Income tax charge..................................    1,413      1,797      2,150
                                                      ======    =======    =======

    Principal components of the deferred tax assets and liabilities are as follows:

                                                              1998       1999
                                                             $'000      $'000
                                                            --------   --------
Deferred tax assets:
  Allowance for doubtful accounts.........................       68        157
  Accrued bonuses.........................................      111         58
  Net operating losses carryforward.......................    8,508     11,843
  Fixed assets............................................    2,340         --
  Capital loss on sale of subsidiary......................    1,000      1,000
  Deferred revenue........................................      650         99
  Other...................................................      346      1,000
                                                            -------    -------
                                                             13,023     14,157

Valuation allowance.......................................  (12,843)   (13,500)
Deferred tax liabilities:
  Fixed assets............................................     (273)      (676)
                                                            -------    -------
                                                                (93)       (19)
                                                            -------    -------

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

16 INCOME TAXES (CONTINUED)
    The timing of the use of net operating losses carried forward and other deferred tax assets is uncertain and management has recorded a valuation allowance to reduce the net deferred tax amount to the amount which is more likely than not of being realized.

MATURITY OF TAX LOSSES

Tax losses available for setoff against future profits mature within:

                                                               $'000
                                                              --------
6 to 10 years...............................................    1,030
11 to 15 years..............................................   17,731
16 to 20 years..............................................    5,022
21 to 25 years..............................................       --
No time limit...............................................   17,700
                                                               ------
Total.......................................................   41,483
                                                               ======

    U.S. losses of $17,731,000 which expire within 11 to 15 years are subject to yearly limitation utilization of approximately $3,300,000.

17 PENSION AND OTHER POST RETIREMENT PLANS

    These include a defined contribution pension plan of a subsidiary of the Company based in the U.K.. The assets of the plan are held separately from those of the Company in an independently administered fund. Contributions made by the Company and included in the statements of operations amounted to $468,000 during 1999 (1998--$398,000, 1997--$359,000).

    A further subsidiary of the Company based in the U.S. has a contributory savings plan which qualifies as a deferred salary arrangement under
Section 401(k) of the U.S. Internal Revenue Code. This savings plan allows eligible employees to contribute up to 15% of their salary to the plan. The plan requires the Company to make contributions equal to 100% of employee contributions, up to 5% of employee compensation. The charge to operations for the Company's matching contribution amounted to $739,000 during 1999 (1998--$320,000, 1997--$402,000).

    No other pension and post retirement plans are offered by the Company.

18 COMMITMENTS AND CONTINGENCIES

    The Company has agreed to indemnify the partners of General Atlantic for any tax liability incurred by them (subject to a limit of $4,700,000) arising from the disposal by the Company of its Cellular Investments business or any of CI's telecommunications investments. Management is not aware of any such liabilities and no amounts relating to this contingent liability have been provided as of December 31, 1999 and December 31, 1998.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

19 INTANGIBLES, NET

                                                                1998       1999
                                                               $'000      $'000
                                                              --------   --------
Goodwill....................................................   23,110     23,412
Purchased other intangibles at fair value...................   12,394     12,394
Purchased current products/technologies.....................    6,696      6,696
                                                               ------     ------
                                                               42,200     42,502
Accumulated amortization....................................     (496)    (7,309)
                                                               ------     ------
Intangible assets, net......................................   41,704     35,193
                                                               ======     ======

20 ACQUISITION OF METAPATH SOFTWARE INTERNATIONAL (BELLEVUE), INC.

    The Company acquired Metapath for consideration of $56,086,000. The fair value of the net assets acquired was $34,582,000 resulting in goodwill on acquisition of $23,110,000, including acquisition costs of $1,606,000. This goodwill is being written off over 7 years. The consideration was satisfied by the issue of common stock in the Company. The net assets acquired included various intangible assets which are shown in note 19. In addition to these intangible assets, the Company acquired $10,200,000 of in-process research and development which was written off on acquisition.

    The following unaudited pro forma results combine the results of operations as if Metapath had been acquired as of the beginning of the periods presented.

                                                              1997       1998
                                                            --------   --------
Net sales ($'000).........................................   94,160    112,973
                                                            =======    =======
Loss from continuing operations ($'000)...................  (14,565)   (28,368)
                                                            =======    =======
Loss per share ($)........................................    (0.76)     (1.26)
                                                            =======    =======

    The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisition been in effect for the period presented, nor do they purport to be indicative of the results that will be obtained in the future.

21 RELATED PARTY TRANSACTIONS

    (a) During 1999 the Group traded, in the normal course of business, with its demerged business unit Cellular Investments (``CI"), whose assets were transferred to Mobile Systems International Cellular Investments Holdings BV (``MSICIBV"). The Group made sales of $741,000 (1998: $620,000) to MSICIBV in 1999. At the year end the amount due from MSICIBV in respect of trading balances totalled $296,000 (1998: $267,000).

    The Group also administered the payroll and expense claims of CI employees. All such costs are recharged to MSICIBV without mark-up. The amount outstanding in this respect at the year end totalled $156,000 (1998: $245,000).

    (b) During 1999 the Group traded, in the normal course of business, with Luminescence Technologies, Inc. (``LTI"), a Company controlled by the family interests of a share option holder of MSII. The Group made purchases of $1,619,000 in 1999 (1998: 226,000; 1997: - nil) from Luminescence Technologies,
Inc.. At the year end the amount due to LTI was nil (1998: - nil). LTI has certain royalty rights in respect of the sale of Maxxer for a limited period of time.

                         METAPATH SOFTWARE CORPORATION
                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO METAPATH SOFTWARE INTERNATIONAL, INC.

We have audited the accompanying consolidated balance sheets of Metapath Software Corporation (a Delaware corporation) and subsidiary as of December 31, 1997 and December 4, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and for the period from January 1, 1998 to December 4, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metapath Software Corporation and subsidiary as of December 31, 1997 and December 4, 1998, and the results of their operations and their cash flows for the year ended December 31, 1997 and the period ended December 4, 1998, in conformity with accounting principles generally accepted in the United States.

Seattle, Washington,

February 6, 2000

                         METAPATH SOFTWARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 4,
                                                                  1997          1998
                                                                   $              $
                                                              ------------   -----------
ASSETS

CURRENT ASSETS
Cash and cash equivalents...................................    4,860,929      5,514,569
Accounts receivable.........................................    2,635,317      5,823,462
Inventories.................................................    1,114,306      2,770,492
Prepaid expenses and other current assets...................      621,326        369,293
                                                              -----------    -----------
TOTAL CURRENT ASSETS........................................    9,231,878     14,477,816
Equipment and Leasehold Improvements, at cost:
Equipment...................................................    5,641,801      7,389,042
Leasehold improvements......................................      336,788        368,715
                                                              -----------    -----------
Total equipment and leasehold improvements..................    5,978,589      7,757,757
Less-accumulated depreciation and amortization..............   (1,727,473)    (3,665,510)
                                                              -----------    -----------
Net equipment and leasehold improvements....................    4,251,116      4,092,246
                                                              -----------    -----------
Deposits....................................................       85,422         81,948
                                                              -----------    -----------
TOTAL ASSETS................................................   13,568,416     18,652,011
                                                              ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Current installments of long-term obligations...............    1,025,003      1,131,595
Accounts payable............................................      830,092        550,446
Accrued liabilities.........................................      845,243        859,507
Deferred revenue............................................    3,501,404      9,243,034
                                                              -----------    -----------
TOTAL CURRENT LIABILITIES...................................    6,201,742     11,784,582
Long-term obligations, excluding current installments.......    1,943,498      1,875,224
                                                              -----------    -----------
TOTAL LIABILITIES...........................................    8,145,240     13,659,806
                                                              ===========    ===========
Mandatory redeemable Class A preferred stock, $0.01 par
  value, 614 shares authorized; 614 shares issued and
  outstanding in 1997.......................................       61,400             --
                                                              -----------    -----------
Mandatory redeemable Class B preferred stock, $0.01 par
  value, 9,761 shares authorized; 9,761 shares issued and
  outstanding in 1997.......................................      976,100             --
                                                              -----------    -----------
Commitments (Note 9)

STOCKHOLDERS' EQUITY
Convertible preferred stock, $0.01 par value
Class C. 159,236 shares authorized issued and outstanding
  (liquidation value $1,000,002)............................        1,592          1,592
Class D. 717,950 shares authorized issued and outstanding
  (liquidation value $7,000,001)............................        7,180          7,180
Class E. 1,958,333 shares authorized issued and outstanding
  1,958,332 shares (liquidation value (11,749,992)..........       19,583         19,583
Class F. 1,777,778 shares authorized; 1,777,778 issued and
  outstanding in 1998.......................................                      17,778
Common stock, $0.001665 par value, authorized 14,602,467
  shares; issued and outstanding 4,481,249 shares in 1997
  and 4,549,229 shares in 1998..............................        7,468          7,581
Additional paid-in capital..................................   18,133,352     30,545,870
Deferred compensation.......................................           --       (334,844)
Accumulated deficit.........................................  (13,783,499)   (25,272,535)
                                                              -----------    -----------
TOTAL STOCKHOLDERS' EQUITY..................................    4,385,676      4,992,205
                                                              -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................   13,568,416     18,652,011
                                                              ===========    ===========

        The accompanying notes are an integral part of these statements.

                         METAPATH SOFTWARE CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        CONVERTIBLE PREFERRED STOCK
                          ---------------------------------------------------------------------------------------
                                CLASS C               CLASS D               CLASS E                CLASS F
                          -------------------   -------------------   --------------------   --------------------
                           SHARES     AMOUNT     SHARES     AMOUNT     SHARES      AMOUNT     SHARES      AMOUNT
                          --------   --------   --------   --------   ---------   --------   ---------   --------
BALANCES, December 31,
  1996..................  159,236     $1,592    717,950     $7,180           --   $    --           --   $    --
Sale of convertible
  preferred stock, net
  of issuance costs of
  $82,535...............       --         --         --         --    1,958,332    19,583           --        --
Exercise of stock
  options...............       --         --         --         --           --        --           --        --
Net loss................       --         --         --         --           --        --           --        --
                          -------     ------    -------     ------    ---------   -------    ---------   -------
BALANCES, December 31,
  1997..................  159,236      1,592    717,950      7,180    1,958,332    19,583           --        --
Sale of convertible
  preferred stock, net
  of issuance costs of
  $81,753...............       --         --         --         --           --        --    1,777,778    17,778
Exercise of stock
  options...............       --         --         --         --           --        --           --        --
Issuance of common
  stock.................       --         --         --         --           --        --           --        --
Repurchase of common
  stock.................       --         --         --         --           --        --           --        --
Issuance of compensatory
  stock options.........       --         --         --         --           --        --           --        --
Amortization of deferred
  compensation..........       --         --         --         --           --        --           --        --
Net loss................       --         --         --         --           --        --           --        --
                          -------     ------    -------     ------    ---------   -------    ---------   -------
BALANCES, December 4,
  1998..................  159,236     $1,592    717,950     $7,180    1,958,332   $19,583    1,777,778   $17,778
                          =======     ======    =======     ======    =========   =======    =========   =======


                              COMMON STOCK       ADDITIONAL                                       TOTAL
                          --------------------     PAID-IN       DEFERRED      ACCUMULATED    STOCKHOLDERS'
                           SHARES      AMOUNT      CAPITAL     COMPENSATION      DEFICIT         EQUITY
                          ---------   --------   -----------   -------------   ------------   -------------
BALANCES, December 31,
  1996..................  3,750,000    $6,250    $ 6,353,828             --    $(10,504,626)   $(4,135,776)
Sale of convertible
  preferred stock, net
  of issuance costs of
  $82,535...............         --        --     11,647,874             --             --      11,667,457
Exercise of stock
  options...............    731,249     1,218        131,650             --             --         132,868
Net loss................         --        --             --             --     (3,278,873)     (3,278,873)
                          ---------    ------    -----------    -----------    ------------    -----------
BALANCES, December 31,
  1997..................  4,481,249     7,468     18,133,352             --    (13,783,499)      4,385,676
Sale of convertible
  preferred stock, net
  of issuance costs of
  $81,753...............         --        --     11,900,470             --             --      11,918,248
Exercise of stock
  options...............    181,725       302         36,935             --             --          37,237
Issuance of common
  stock.................     37,380        62        130,768             --             --         130,830
Repurchase of common
  stock.................   (151,125)     (251)       (33,155)            --             --         (33,406)
Issuance of compensatory
  stock options.........         --        --        377,500       (377,500)            --              --
Amortization of deferred
  compensation..........         --        --             --         42,656             --          42,656
Net loss................         --        --             --             --    (11,489,037)    (11,489,037)
                          ---------    ------    -----------    -----------    ------------    -----------
BALANCES, December 4,
  1998..................  4,549,229    $7,581    $30,545,870    $  (334,844)   $(25,272,535)   $ 4,992,205
                          =========    ======    ===========    ===========    ============    ===========

        The accompanying notes are an integral part of these statements.

                         METAPATH SOFTWARE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             PERIOD FROM
                                                                             JANUARY 1,
                                                               YEAR ENDED      1998 TO
                                                              DECEMBER 31,   DECEMBER 4,
                                                                  1997          1998
                                                                   $              $
                                                              ------------   -----------
SYSTEM SALES................................................   15,553,821      8,743,913
Service.....................................................    6,193,507      8,568,482
                                                               ----------    -----------

TOTAL REVENUES..............................................   21,747,328     17,312,395

COSTS AND EXPENSES
Cost of system sales........................................    4,831,867      3,424,013
Service and implementation..................................    5,362,871      6,088,227
Research and development....................................    5,806,103      7,957,896
Sales and marketing.........................................    5,176,251      7,022,284
General and administrative..................................    3,595,109      4,324,854
                                                               ----------    -----------
TOTAL COSTS AND EXPENSES....................................   24,772,201     28,817,275

OPERATING LOSS..............................................   (3,024,873)   (11,504,880)
                                                               ----------    -----------

OTHER INCOME (EXPENSE)
Interest income.............................................       93,824        221,536
Interest expense............................................     (349,582)      (281,024)
Other, net..................................................        1,758         75,331
                                                               ----------    -----------
TOTAL OTHER INCOME (EXPENSE)................................     (254,000)        15,843
                                                               ----------    -----------
NET LOSS....................................................   (3,278,873)   (11,489,037)
                                                               ==========    ===========

        The accompanying notes are an integral part of these statements.

                         METAPATH SOFTWARE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 FOR THE
                                                                               PERIOD FROM
                                                               YEAR ENDED    JANUARY 1, 1998
                                                              DECEMBER 31,   TO DECEMBER 4,
                                                                  1997            1998
                                                                   $                $
                                                              ------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................   (3,278,873)     (11,489,037)
Adjustments to reconcile net loss to net cash used in
  operating activities--
Depreciation and amortisation...............................    1,347,777        2,008,635
Gain on sale of equipment...................................           --          (17,172)
Change in operating assets and liabilities--
Accounts receivable.........................................    2,253,622       (3,188,145)
Inventories.................................................    3,591,759       (1,656,186)
Prepaid expenses and other current assets...................     (149,360)         252,033
Accounts payable............................................   (1,230,955)        (279,646)
Accrued liabilities.........................................      166,467           14,264
Deferred revenue............................................   (8,999,267)       5,741,630
                                                              -----------      -----------
NET CASH USED BY OPERATING ACTIVITIES.......................   (6,298,830)      (8,613,624)
                                                              -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment and leasehold improvements...........   (3,549,308)      (1,789,839)
Deposits....................................................       25,681            3,374
                                                              -----------      -----------
NET CASH USED BY INVESTING ACTIVITIES.......................   (3,523,627)      (1,786,465)
                                                              -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit................................           --          943,706
Repayment of line of credit.................................           --         (943,706)
Proceeds from note payable..................................    3,318,005               --
Repayment of long-term obligations..........................   (1,387,699)        (999,181)
Proceeds from stockholder loans.............................    1,500,000               --
Repayment of stockholder loans..............................   (1,500,000)              --
Net proceeds from sales of convertible preferred stock......   11,667,457       11,918,248
Net proceeds from sales of common stock.....................      132,868          168,067
Purchase of common stock....................................           --          (33,406)
                                                              -----------      -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................   13,730,631       11,053,728
                                                              -----------      -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    3,908,174          653,639

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............      952,755        4,860,929
                                                              -----------      -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR....................    4,860,929        5,514,569
                                                              ===========      ===========

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest......................................      349,504          281,024
                                                              -----------      -----------
Capital lease obligations incurred to acquire equipment.....      150,308               --
                                                              -----------      -----------
Mandatory redeemable preferred stock exchanged for
  promissory note...........................................           --          976,067
                                                              ===========      ===========

        The accompanying notes are an integral part of these statements.

                         METAPATH SOFTWARE CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

    Metapath Software Corporation (the "Company") manages mission-critical information for large telecommunications companies worldwide by providing integrated, real-time network and user information software and services. The Company, which is incorporated in the State of Delaware and based in Bellevue, Washington, was formed in October 1994.

    The Company is subject to the risks and challenges associated with other companies at a similar stage of development, including dependence on key individuals, dependence on significant customers, competition from companies with substantially greater financial, technical, marketing and management resources than the Company, the continued successful marketing of its products and services, including the ability to obtain new, long-term contracts, and the need for additional financing.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Metapath Software
Corporation, Ltd., located in England.

    All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flows, all short-term investments with purchased maturities of three months or less are considered to be cash equivalents.

ACCOUNTS RECEIVABLE

    The Company's accounts receivable are concentrated among large domestic telecommunications carriers. The Company performs periodic credit evaluations of its customers' financial condition and generally requires no collateral from its customers. Based on management's analysis of the collectibility of accounts, no allowance for doubtful accounts was recorded against receivable balances.

                         METAPATH SOFTWARE CORPORATION

1. DESCRIPTION OF BUSINESS (CONTINUED)
INVENTORIES

    Inventories consist primarily of hardware utilized in network installations and are stated at the lower of cost (first-in, first-out) or market (net realizable value). Inventories are composed of the following:

                                                       DECEMBER 31,   DECEMBER 4,
                                                           1997          1998
                                                            $              $
                                                       ------------   -----------
Work in process......................................      588,762     2,418,830
Parts................................................      525,544       351,662
                                                         ---------     ---------
                                                         1,114,306     2,770,492
                                                         =========     =========

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment is depreciated using the straight-line method over estimated useful lives of three to five years. Leasehold improvements and equipment under capital leases are amortised using the straight-line method over the shorter of their estimated useful lives or the lease term.

    The Company identifies and records impairment losses on long-lived and other assets when events and circumstances indicate that such assets might be impaired. The Company considers factors such as significant changes in the regulatory or business climate and projected future cash flows from the respective asset. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

STOCK COMPENSATION

    The Company has elected to apply the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, the Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Options Issued to Employees," and related interpretations. Compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of grant over the stock option exercise price.

REVENUE RECOGNITION

    The Company's revenue recognition is in compliance with the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition." The Company's software products are installed in highly complex network environments, and the Company has significant obligations after delivery of the product. Accordingly, the Company does not commence recognizing revenue until all significant vendor obligations have been satisfied, which is generally when the customer's network has been placed into commercial service. Revenue from post contract software support and maintenance contracts is deferred and recognized rateably over the term of the agreement, which is typically one year. Consulting and training revenues are recognized as services are performed.

    Billings in excess of revenue are classified as deferred revenue.

                         METAPATH SOFTWARE CORPORATION

1. DESCRIPTION OF BUSINESS (CONTINUED)
RESEARCH AND DEVELOPMENT COSTS

    Under the criteria set forth in SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product, which the Company has defined as the completion of beta testing of a working product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. Amounts that could have been capitalized under this statement after consideration of the above factors were immaterial and, therefore, no software development costs have been capitalized by the Company to date.

ADVERTISING COSTS

    The cost of advertising is expensed as incurred. For the year ended December 31, 1997 and the period ended December 4, 1998, the Company incurred advertising expenses of approximately $387,000 and $452,000, respectively.

INCOME TAXES

    The Company computes income taxes using the asset and liability method, under which deferred income taxes are provided for the temporary difference between the financial reporting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets and liabilities are measured using currently enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term obligations. The Company's cash and cash equivalents are diversified among security types and issuers, and approximate fair market value. The fair value of financial instruments that are short-term and/or that have little or no risk are considered to have a fair value equal to book value.

2. LINE OF CREDIT

    During the period ended December 4, 1998, the Company had a $2,000,000 revolving line of credit. Borrowings under this line were secured by substantially all of the Company's assets, were collateralised by trade accounts receivable and bore interest at the prime rate plus 2.5%. The Company borrowed $943,706 on this line during 1998. All borrowings were repaid in July 1998.

                         METAPATH SOFTWARE CORPORATION

3. ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                       DECEMBER 31,   DECEMBER 4,
                                                           1997          1998
                                                            $              $
                                                       ------------   -----------
Employee compensation and benefits...................     214,702       695,055
Other................................................     630,541       164,452
                                                          -------       -------
                                                          845,243       859,507
                                                          =======       =======

4. LONG TERM OBLIGATIONS

    Long-term obligations consist of the following:

                                                       DECEMBER 31,   DECEMBER 4,
                                                           1997          1998
                                                            $              $
                                                       ------------   -----------
Notes payable to bank, interest only at the prime
  rate plus 2.5% (11.0% at December 4, 1998) payable
  monthly through January 1997; thereafter monthly
  installments until maturity at January 31, 2001....    2,269,194     1,554,637
Notes payable to supplier, interest at 10.9% to 11.2%
  payable monthly through March 2000.................      522,873       364,039
Capital lease obligations, interest at 8.3% to 19.8%,
  payable monthly through July 2001..................      176,434       112,043
Note payable to stockholder, interest at 7.5% payable
  in 2003............................................           --       976,100
                                                        ----------    ----------
                                                         2,968,501     3,006,819
Less--current installments...........................   (1,025,003)   (1,131,595)
                                                        ----------    ----------
Long term obligations, excluding current
  installments.......................................    1,943,498     1,875,224
                                                        ==========    ==========

    Long-term obligations are secured by substantially all of the Company's assets. The terms of the note payable to bank contain, among other provisions, covenants for maintaining defined levels of working capital, net worth, and various financial ratios, including debt to equity. The Company was in compliance with all such covenants at December 4, 1998.

                         METAPATH SOFTWARE CORPORATION

4. LONG TERM OBLIGATIONS (CONTINUED)
    Principal maturities of long-term obligations at December 4, 1998 are as follows:

YEAR                                                              $
----                                                          ---------
1998........................................................     87,219
1999........................................................  1,140,758
2000........................................................    714,523
2001........................................................     88,219
Thereafter..................................................    976,100
                                                              ---------

                                                              3,006,819
                                                              =========

    Equipment with a cost of $359,117 and accumulated depreciation of $167,587 and $240,089 have been accounted for as capital leases at December 31, 1997 and December 4, 1998, respectively. The Company has an option to purchase the assets at the end of the lease term at their fair market value.

5. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    The Class A and Class B preferred stock is mandatory redeemable at face value plus accrued dividends, if any, on an annual basis over a three year period beginning January 2000. The Class A and Class B preferred stock is non-voting and has liquidation preference to common stock stockholders. In connection with the acquisition discussed in Note 10, the Company redeemed all of the Class A preferred stock for cash and issued 5-year promissory notes with a 7.5% interest rate in exchange for the Class B preferred stock.

    Holders of Class C, Class D and Class E and F preferred stock are entitled to one vote for each share of common stock into which the preferred stock is convertible. The Class C and Class D shares are convertible, at the option of the holder, into shares of common stock at a six for one rate and the Class E and F shares convert at a one for one rate. The Class C, D and E and F shares automatically convert into common stock concurrently with the closing of an underwritten public offering of common stock under the Securities Act of 1933, as amended, with minimum proceeds of $20,000,000 at a price per share of at least $10.00 (subject to certain adjustments). Holders of the Class C, D and E and F preferred stock also have certain additional rights, including anti-dilution protection, liquidation preference, and right of first refusal on proposed financing. Generally, holders of Class E and F preferred stock have preference over holders of Class C and D preferred stock. Further, approval from holders of all classes of preferred stock is required before any senior class security can be issued.

    Holders of all classes of preferred stock are entitled to receive cumulative dividends of 8% of their respective face value beginning January 1, 2000. Prior to this date, holders of Class A preferred stock are entitled to receive quarterly cash cumulative dividends at the daily LIBOR rate plus 1%. Class A dividends, which are included in interest expense, amounted to $4,318 in 1997 and $4,506 in 1998.

                         METAPATH SOFTWARE CORPORATION

5. STOCKHOLDERS' EQUITY (CONTINUED)
COMMON STOCK WARRANTS

    In connection with a bank term credit facility entered into during 1996, the Company issued a warrant to purchase 3,792 shares of common stock at $1.13 per share. The warrant expires in March 2001.

    In connection with certain stockholder loans made during 1996 and 1997, the Company issued warrants, which expire in April 2001 and September 2002, to purchase 621,018 and 31,252 shares of common stock at $1.05 and $6.00 per share, respectively.

    The fair value of the warrants noted above were immaterial and no amounts were recorded by the Company.

STOCK OPTIONS

1995 EMPLOYEE STOCK OPTION PLAN

    In March 1995, the Company adopted an incentive stock option plan (Plan) to compensate key employees for past and future services and has reserved 2,500,000 shares of common stock for option grants under the Plan. Generally, options vest, based on continued employment, over a four-year period in equal cumulative yearly increments beginning one year from the date of grant. The options expire ten years from the date of grant and are exercisable at the fair market value of the common stock at the grant date as determined by the Board of Directors. At December 4, 1998, 4,476 shares remain available for future grants.

1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    In June 1996, the Company adopted a non-employee Director Stock Option Plan to compensate non-employee directors of the Company for past and future services and has reserved 360,000 shares of common stock for option grants. Each non-employee director will be granted an initial option to acquire 30,000 shares of common stock on the date that person becomes a director. In addition to the initial grant, each Director is entitled to receive an option to purchase 12,000 shares at the end of each full year as a Director. Generally, options vest, based on continued association as a director of the Company, over a four-year period in equal cumulative yearly increments beginning one year from the date of grant. The options expire ten years from the date of grant and are exercisable at the fair market value of the common stock at the grant date as determined by the Board of Directors. At December 4, 1998, 108,000 shares remain available for future grants.

                         METAPATH SOFTWARE CORPORATION

5. STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of option-related activity follows:

                                                            OUTSTANDING OPTIONS
                                                         --------------------------
                                              SHARES                    WEIGHTED
                                            AVAILABLE     NUMBER        AVERAGE
                                            FOR GRANT    OF SHARES   EXERCISE PRICE
                                            ----------   ---------   --------------
Balance, December 31, 1996................     240,000   1,620,000        0.17
Authorisation of shares...................   1,000,000          --
Options granted...........................    (694,575)    694,575        0.55
Options exercised.........................          --    (151,499)       0.09
Options exercised and converted to
  restricted stock........................          --    (579,750)       0.21
Options cancelled.........................     314,251    (314,251)       0.18
                                            ----------   ---------        ----
Balance, December 31, 1997................     859,676   1,269,075        0.36
Options granted...........................  (1,111,000)  1,111,000        2.96
Options exercised.........................          --    (181,725)       0.21
Options cancelled.........................     212,675    (212,675)       0.74
Options repurchased.......................     151,125          --        0.22
                                            ----------   ---------        ----
Balance, December 4, 1998.................     112,476   1,985,675        1.79
                                            ==========   =========        ====

    The following table summarises information about options outstanding and exercisable at December 4, 1998:

                                OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                        ------------------------------------   ----------------------
                                       WEIGHTED
                                        AVERAGE     WEIGHTED                 WEIGHTED
                                       REMAINING    AVERAGE                  AVERAGE
      EXERCISE            OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
      PRICES($)         OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------------   -----------   -----------   --------   -----------   --------
0.02-0.05                  164,775        6.24         0.02      107,925       0.02
0.17-0.25                  565,525        7.77         0.24      201,325       0.24
0.50-1.00                  130,625        8.60         0.61       26,750       0.60
2.00                       145,000        9.48         2.00           --         --
2.50                       318,000        9.35         2.50        9,313       2.50
3.00                       140,000        9.40         3.00           --         --
3.50                       521,750        9.77         3.50           --         --
                         ---------        ----      -------      -------       ----
                         1,985,675        8.72         1.79      345,313       0.26

                         METAPATH SOFTWARE CORPORATION

5. STOCKHOLDERS' EQUITY (CONTINUED)
    In accordance with the disclosure requirements of SFAS 123, if the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed, net loss would have increased to the pro forma amounts indicated in the table below.

                                                       YEAR ENDED    PERIOD ENDED
                                                      DECEMBER 31,   DECEMBER 4,
                                                          1997           1998
                                                           $              $
                                                      ------------   ------------
Net loss--as reported...............................   (3,278,873)   (11,489,037)
Net loss--pro forma.................................   (3,311,375)   (11,694,668)

    The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rates of 6.3% to 6.5%; expected option life of 3 years; and no expected dividends. As the company is privately held, expected volatility is not applicable. The weighted-average fair value of options granted during 1997 and 1998 approximated $0.11 and $0.51, respectively.

DEFERRED STOCK OPTION COMPENSATION

    In connection with the grant of certain stock options to employees during 1998, the Company recorded deferred stock option compensation of $377,500, representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. Such amount is presented as a reduction of stockholders' equity and amortised over the vesting period of the applicable options (generally four years). During the period ended December 4, 1998, the Company expensed approximately $43,000. The balance will be expensed over the period the options vest. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services.

COMMON STOCK

    At December 4, 1998, common stock reserved for future issuance was as follows:

Class C preferred stock conversion..........................     955,416
Class D preferred stock conversion..........................   4,307,700
Class E preferred stock conversion..........................   1,958,332
Class F preferred stock conversion..........................   1,777,778
Common stock warrants.......................................     656,062
Employee stock options......................................   1,775,651
Director stock options......................................     322,500
                                                              ----------
                                                              11,754,439
                                                              ==========

COMMON STOCK REPURCHASE RIGHTS

    In October 1997, the Company issued 579,750 shares of common stock for aggregate consideration of $119,175 in connection with an agreement to accelerate the vesting of certain stock options and purchase an equal number of restricted common stock shares at the original option price. These restricted shares vest according to the original vesting schedule of the corresponding options. The

                         METAPATH SOFTWARE CORPORATION

5. STOCKHOLDERS' EQUITY (CONTINUED)
Company has the right to repurchase unvested shares at the original purchase price per share upon termination of employment. At December 4, 1998, 191,750 shares were unvested with an original purchase price of $39,430.

6. SIGNIFICANT CUSTOMERS

    The Company operates in a single industry segment, telecommunications software. Revenues and the related accounts receivable and deferred revenue balances were derived from the following major customers:

                                          REVENUE                 ACCOUNTS RECEIVABLE            DEFERRED REVENUE
                               -----------------------------   --------------------------   --------------------------
                                YEAR ENDED     PERIOD ENDED       AS OF          AS OF         AS OF          AS OF
                               DECEMBER 31,     DECEMBER 4,    DECEMBER 31,   DECEMBER 4,   DECEMBER 31,   DECEMBER 4,
CUSTOMER                           1997            1998            1997          1998           1997          1998
--------                       -------------   -------------   ------------   -----------   ------------   -----------
Customer A...................       11%             15%             20%             *             *              *
Customer B...................       88%             81%             60%            73%           68%            87%
Customer C...................        *               *              19%             *            13%             *
Customer D...................        *               *               *              *             *             10%
Customer E...................        *               *               *             12%            *              *

------------------------

*   Less than 10%

7. INCOME TAXES

    The Company did not provide an income tax benefit for any of the periods presented because it has experienced operating losses since inception. At December 4, 1998, the Company had net operating loss carryforwards of approximately $21.5 million, which expire in 2009 to 2012.

    The Tax Reform Act of 1986 imposes restrictions on the utilisation of net operating loss and tax credit carryforwards in the event of an "ownership change" as defined by the Internal Revenue Service. The Company's ability to utilize its net operating loss and tax credit carryforwards maybe subject to restriction pursuant to these provisions.

    Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows:

                                                       DECEMBER 31,   DECEMBER 4,
                                                           1997          1998
                                                            $              $
                                                       ------------   -----------
Deferred tax assets:
Net operating loss carry forward.....................    3,939,000     7,306,000
Deferred revenue.....................................      610,000     1,913,000
Other................................................      109,000       283,000
                                                        ----------    ----------
Gross deferred tax assets............................    4,658,000     9,502,000
Less--valuation allowance............................   (4,658,000)   (9,502,000)
                                                        ----------    ----------
Net deferred tax assets..............................           --            --
                                                        ----------    ----------

                         METAPATH SOFTWARE CORPORATION

8. RELATED PARTY TRANSACTIONS:

    In September 1997, certain stockholders loaned the Company a total of $1,500,000, payable on demand, bearing interest at 10%. The Company also issued warrants to purchase 31,252 shares of the Company's common stock (Note 5). These notes were repaid in October 1997. Interest expense on these notes amounted to $8,589 in 1997.

9. COMMITMENTS

LEASES

    The Company occupies its current facilities and uses certain of its equipment under terms of noncancellable leases that expire at various dates through December, subject to certain extension at the Company's option. At December 4, 1998, aggregate future minimum lease payments under these agreements amounted to:

YEAR                                                              $
----                                                          ---------
1998........................................................  $  81,945
1999........................................................    965,476
2000........................................................     36,215
2001........................................................     36,215
2002........................................................     22,967
                                                              ---------
Total minimum lease payments................................  1,142,818
                                                              =========

    Rent expense under noncancelable operating leases amounted to $1,275,017 in 1997 and $1,051,610 in 1998.

401(K) PLAN

    The Company has a salary deferral plan (Plan) that covers substantially all employees. The Company, at its discretion, may make contributions to the Plan, although it has not made any such contributions to date. Although the Company has no present intent, it may terminate this Plan and the benefits provided at any time. The Company has no other post-employment or post-retirement plans.

10. ACQUISITION

    On December 4, 1998, the Company was acquired by Mobile Systems
International.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        , 2000

                                   [MSI LOGO]

                     METAPATH SOFTWARE INTERNATIONAL, INC.

                            -  SHARES OF COMMON STOCK

                               ------------------

                                   PROSPECTUS
                             ---------------------

                          DONALDSON, LUFKIN & JENRETTE
                               ROBERTSON STEPHENS
                           JEFFERIES & COMPANY, INC.
                                 DLJDIRECT INC.

------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until [     ], 2000 (25 days after commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by METAPATH SOFTWARE INTERNATIONAL, INC. (the "REGISTRANT") in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

                                                              AMOUNT TO BE
                                                                  PAID
                                                              ------------
SEC registration fee........................................     $45,540
NASD filing fee.............................................      17,750
Nasdaq National Market listing fee..........................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
Printing and engraving......................................           *
Transfer agent fees.........................................           *
Miscellaneous...............................................           *
                                                                 -------
    Total...................................................     $     *
                                                                 =======

------------------------

*   To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") permits the board of directors of the Registrant to indemnify and to purchase and maintain insurance on behalf of any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "SECURITIES ACT"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant's Amended and Restated Certificate of Incorporation in effect as of the date hereof (the "CERTIFICATE") provides for indemnification of its directors and officers to the fullest extent permitted by law.

    As permitted by Section 102 of the DGCL, the Certificate eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL, for liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or any transaction which the director derived an improper personal benefit.

    Under the Registration Rights Agreement, dated as of December 4, 1998, the Registrant has agreed to indemnify:

    - each stockholder, with respect to which registration, qualification or compliance has been effected pursuant to the Registration Rights Agreement,

    - such stockholder's officers, directors, partners, control persons, legal counsel and independent accountants, and

    - each underwriter, if any, and each of such underwriter's control persons,

against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including, but not limited to, any such expenses, claims, losses, damages and liabilities incurred in settlement of any litigation, arising out of or based on:

    - any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular, qualification or compliance, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or

    - any violation by the Registrant of the Securities Act, the Securities Exchange Act of 1934, as amended, or any state securities law, applicable to the Registrant and relating to action or inaction required of the Registrant in connection with any such registration, qualification or compliance.

    The Underwriting Agreement is expected to provide that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including under the Securities Act of 1933. Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

    The Registrant maintains directors and officers liability insurance for the benefit of its officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1997, the Registrant has sold and issued the following securities:

        1. In September and October 1997, Metapath Software Corporation ("METAPATH") issued warrants to purchase 31,252 shares of Metapath Common Stock, with an exercise price of $6.00 per share, to three investors pursuant to Section 4(2) of the Securities Act, as additional consideration for a revolving credit facility for an aggregate principal amount of $2,250,000. In the Registrant's 1998 reorganization pursuant to which the Registrant acquired Metapath in a stock for stock merger transaction, the warrants were assumed by the Registrant and now represent warrants to
    purchase       shares of Common Stock of the Registrant, with an exercise price of $  per share.

        2. In October 1997, Metapath issued 1,958,333 shares of its Class E Preferred Stock to 44 investors for $11,749,998 pursuant to Section 4(2) of the Securities Act.

        3. In March 1998, Mobile Systems International Holdings Limited ("MSIH"), a predecessor of the Registrant, issued 2,000,000 ordinary shares to five investors for L7,000,000 pursuant to Section 4(2) of the Securities Act. In the Registrant's 1998 reorganization in which the ordinary shares of MSIH were exchanged for shares of Common Stock of the Registrant pursuant a scheme of arrangement under Section 425 of the United Kingdom Companies Act 1985, each ordinary share of MSIH was exchanged for 1.58597 shares of Common Stock of the Registrant.

        4. In July 1998, Metapath issued 1,777,778 shares of its Class F Preferred Stock at to 41 investors for $12,000,002 pursuant to Section 4(2) of the Securities Act.

        5. In September 1998, MSIH issued 60,000 ordinary shares to one employee for L225,000 pursuant to Section 4(2) of the Securities Act. In the Registrant's 1998 reorganization, each ordinary share of MSIH was exchanged for 1.58597 shares of Common Stock of the Registrant.

        6. In December 1998, Metapath issued 955,416 shares of Metapath Common Stock upon the conversion of 159,236 shares of Metapath Series C Preferred Stock, 4,307,700 shares of Metapath Common Stock upon the conversion of 717,950 shares of Metapath Series D Preferred Stock, 4,125,475 shares of Metapath Common Stock upon the conversion of 1,958,332 shares of Metapath Common Stock and 3,991,000 shares of Metapath Common Stock upon the conversion of 1,777,778 shares of Metapath Series F Preferred Stock, in each case pursuant to Section 3(a)(9) of the Securities Act. In the Registrant's 1998 reorganization, each share of Metapath Common Stock was converted into
    0.68058 shares of Common Stock of the Registrant.

        7. In December 1998, the Registrant issued 22,489,678 shares of Common Stock in exchange for all of the issued and outstanding ordinary shares of MSIH pursuant to a scheme of arrangement with MSIH and 1,797,793 shares of Common Stock in exchange for all of the issued and outstanding shares of Common Stock of Metapath pursuant to Section 3(a)(10) of the Securities Act by virtue of the approval of the Commissioner of Corporations of the State of California in a fairness hearing conducted pursuant to Section 25142 of the California Corporations Code in November 1998.

        8. In April 1999, the Registrant issued 185,000 shares of Common Stock to five employees for $736,300 pursuant to Section 4(2).

        9. Pursuant to Rule 701 promulgated under the Securities Act for sales and issuances made within the United States and pursuant to Regulation S promulgated under the Securities Act for sales and issuances made outside the United States, from January 1, 1997 to February 22, 2000, the Registrant issued and sold 460,204 shares of Common Stock to employees for aggregate consideration of $667,986 upon the exercise of stock options pursuant to the Registrant's 1999 Stock Option Plan, Metapath's 1995 Stock Option Plan and Independent Directors' Stock Option Plan and MSIH's Share Option Plan.

    The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationship with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
         1.1*           Form of Underwriting Agreement.
         2.1*           Agreement and Plan of Merger.
         3.1*           Amended and Restated Certificate of Incorporation.
         3.2*           Amended and Restated Bylaws.
         4.1*           Specimen Common Stock Certificate.
         5.1*           Opinion of Weil, Gotshal & Manges LLP.
        10.1            Shareholders Agreement, dated as of December 4, 1998, by and among the Registrant and the stockholders party thereto.
        10.2            Registration Rights Agreement, dated as of December 4, 1998, by and among the Registrant and the stockholders party
                        thereto.
        10.3*           Metapath Software International, Inc. Amended and Restated
                        1999 Stock Option Plan.
        10.4*           Metapath Software International, Inc. 2000 Employee Stock
                        Purchase Plan.
        10.5*           Metapath Software International, Inc. Sharesave Plan.
        11.1*           Statement re: Computation of Basic and Diluted Net Loss Per
                        Share.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
        21.1            Subsidiaries of Metapath Software International, Inc.
        23.1            Consent of Arthur Andersen.
        23.2            Consent of Arthur Andersen LLP.
        23.3*           Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                        5.1).
        24.1            Powers of Attorney.
        27.1            Financial Data Schedule.

------------------------

*   To be supplied by amendment.

(b) Financial Statement Schedules.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in London, England, on this 3rd day of March, 2000.

                                                       METAPATH SOFTWARE INTERNATIONAL, INC.

                                                       By:  /s/ DEREK L. MEADES
                                                            -----------------------------------------
                                                            Name: Derek L. Meades
                                                            Title:  Chief Finanical Officer and
                                                            Secretary

                               POWER OF ATTORNEY

    We, the undersigned directors and/or officers of Metapath Software International, Inc. (the "Company"), hereby severally constitute and appoint Thomas Butler and Derek L. Meades, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated:

                      SIGNATURE                                    TITLE                            DATE
                      ---------                                    -----                            ----
                  /s/ ALAN W. RUDGE
     -------------------------------------------       Chairman of the Board and               March 3, 2000
                    Alan W. Rudge                        Director

                                                       Chief Executive Officer and
                  /s/ THOMAS BUTLER                      Director
     -------------------------------------------         (Principal Executive                  March 3, 2000
                    Thomas Butler                        Officer)

                      SIGNATURE                                    TITLE                            DATE
                      ---------                                    -----                            ----
                                                       Chief Financial Officer and
                 /s/ DEREK L. MEADES                     Secretary
     -------------------------------------------         (Principal Financial and              March 3, 2000
                   Derek L. Meades                       Accounting Officer)

                /s/ STEVEN A. DENNING
     -------------------------------------------                                               March 3, 2000
                  Steven A. Denning                    Director

                /s/ G. FELDA HARDYMON
     -------------------------------------------                                               March 3, 2000
                  G. Felda Hardymon                    Director

                 /s/ MOHAMED IBRAHIM
     -------------------------------------------                                               March 3, 2000
                   Mohamed Ibrahim                     Director

              /s/ GEORGE J. STILL, JR.
     -------------------------------------------                                               March 3, 2000
                George J. Still, Jr.                   Director

                /s/ LOEK VAN DEN BOOG
     -------------------------------------------                                               March 3, 2000
                  Loek van den Boog                    Director

                               INDEX TO EXHIBITS

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
         1.1*           Form of Underwriting Agreement.
         2.1*           Agreement and Plan of Merger.
         3.1*           Amended and Restated Certificate of Incorporation.
         3.2*           Amended and Restated Bylaws.
         4.1*           Specimen Common Stock Certificate.
         5.1*           Opinion of Weil, Gotshal & Manges LLP.
        10.1            Shareholders Agreement, dated as of December 4, 1998, by and among the Registrant and the stockholders party thereto.
        10.2            Registration Rights Agreement, dated as of December 4, 1998, by and among the Registrant and the stockholders party
                        thereto.
        10.3*           Metapath Software International, Inc. Amended and Restated
                        1999 Stock Option Plan.
        10.4*           Metapath Software International, Inc. 2000 Employee Stock
                        Purchase Plan.
        10.5*           Metapath Software International, Inc. Sharesave Plan.
        11.1*           Statement re: Computation of Basic and Diluted Net Loss Per
                        Share.
        21.1            Subsidiaries of Metapath Software International, Inc.
        23.1            Consent of Arthur Andersen.
        23.2            Consent of Arthur Andersen LLP.
        23.3*           Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                        5.1).
        24.1            Powers of Attorney.
        27.1            Financial Data Schedule.

------------------------

*   To be supplied by amendment.